HENNIGAN, BENNETT & DORMAN                                         EXHIBIT 2.3
BRUCE BENNETT (SBN 105430)
JAMES O. JOHNSTON (SBN 167330)
JOSHUA D. MORSE (SBN 211050)
601 South Figueroa Street, Suite 3300
Los Angeles, California 90017
Telephone: (213) 694-1200
Fax: (213) 694-1234

Reorganization Counsel for
Debtor and Debtor in Possession

                         UNITED STATES BANKRUPTCY COURT

                     FOR THE NORTHERN DISTRICT OF CALIFORNIA

                                SAN JOSE DIVISION

In re                                         )  Case No. 01-54143-JRG
                                              )
KOMAG, INCORPORATED, f/a/k/a                  )  Chapter 11
HMT TECHNOLOGY CORPORATION,                   )
a Delaware corporation,                       )  DISCLOSURE STATEMENT
                                              )  WITH RESPECT TO THE
               Debtor.                        )  DEBTOR'S FIRST AMENDED
                                              )  PLAN OF REORGANIZATION,
                                              )  DATED NOVEMBER 7, 2001
                                              )
                                              )         Confirmation Hearing
                                              )
                                              )  Date:   January 10, 2002
                                              )  Time:   1:30 p.m.
                                              )  Place:  Courtroom 3020
                                              )          280 South First Street
                                              )          San Jose, California
                                              )          95113-3099
----------------------------------------------


                        CHAPTER 11 SOLICITATION MATERIALS

                                     SUMMARY

        THE FOLLOWING PAGES SUMMARIZE CERTAIN IMPORTANT INFORMATION SET FORTH ELSEWHERE IN THIS DISCLOSURE STATEMENT. CAPITALIZED TERMS ARE DEFINED IN THE TEXT OF THIS DISCLOSURE STATEMENT AND IN THE PLAN.

        THE DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT IS NOT SUMMARIZED IN THIS SUMMARY AND THAT MAY INFLUENCE YOUR DECISION REGARDING WHETHER TO ACCEPT OR REJECT THE PLAN OR OTHERWISE AFFECT YOUR RIGHTS. PLEASE DO NOT RELY ON THIS SUMMARY STANDING ALONE, AND PLEASE READ ALL OF THIS DOCUMENT AND THE ACCOMPANYING MATERIALS THOROUGHLY.

                                                                                                          Pg.
                                                                                                          Ref.
           DEBTOR             Komag, Incorporated                                                          1

      BANKRUPTCY COURT        United States Bankruptcy Court for the Northern District of                  1
                              California
                              The Honorable James J. Grube, presiding

            PLAN              Debtor's First Amended Plan of Reorganization,                              Ex.
                              dated November 7, 2001                                                        A

       PURPOSE OF THE         To provide information of a kind, and in sufficient detail,                 1-2
    DISCLOSURE STATEMENT      that would enable a typical holder of claims or interests in a class impaired under the Plan to make an
                              informed judgment with respect to voting on the
                              Plan.

   BALLOTING INFORMATION      Ballots have been provided with this Disclosure Statement to                  3
                              creditors and shareholders known to have Claims or Equity
                              Interests that are impaired under the Plan.  Ballots must be returned to and received by the person identified on the
                              instructions to the Ballots by no later than 4:00 p.m.,
                              Pacific Time, on December 17, 2001.

  CONFIRMATION HEARING AND    A hearing regarding confirmation of the Plan will be held by                3-4
  CONFIRMATION OBJECTIONS     the Bankruptcy Court on January 10, 2002, commencing at 1:30
                              p.m., Pacific Time.  Objections to confirmation must be filed and served by no later than December 24, 2001.

    TREATMENT OF CLAIMS       If the Court confirms the Plan and the Plan becomes
    AND EQUITY INTERESTS      effective, Claims and Equity Interests will be treated as
                              follows:

      Administrative Claims,      Paid in full, either on the Effective Date or over time,              24-27
       Priority Tax Claims,       or unimpaired. See the Disclosure Statement and the Plan
      Priority Claims, and        for specific information.
           Secured Claims

                     Class 3      Will receive a Pro Rata Share of (a) $82.5 million in New             27-30
            Loan Restructure      Cash Pay Notes; (b) $32.5 million in New PIK Notes; and
            Agreement Claims      (c) 12,525,000 shares of New Common Stock (which
                                  represents approximately 51.4% of the New
                                  Common Stock to be issued by the Reorganized
                                  Debtor). Also, the Loan Restructure Agreement
                                  Agent will receive reimbursement for certain
                                  unpaid fees and expenses as permitted under
                                  the Loan Restructure Agreement.


                                   Summary 1

                                                                                                                Pg.
                                                                                                                Ref.
                         Class 4                                                                                30-32
                 Western Digital
                                           Will receive (a) $11 million in New
                                           PIK Notes; and (b) 3,022,127 shares of New
                      Class 4-A            Common Stock (which represents approximately 12.4%
         (claims relating to the           of the New Common Stock to be issued by the
           Western Digital Note)           Reorganized Debtor).


                      Class 4-B            Will receive 893,723 shares of New Common Stock (which
         (Western Digital lease            represents approximately 3.67% of the New Common Stock to
              rejection claims)            be issued by the Reorganized Debtor).

                        Class 5            The holder of the Nelson Note will receive 500,000 shares            32-33
       Convertible Notes Claims            of New Common Stock (which represents approximately 2.05%
                  (claims under            of the New Common Stock to be issued by the Reorganized
            the Nelson Note and            Debtor); and (b) the holder of the Olympus Note will
              the Olympus Note)            receive 750,000 shares of New Common Stock (which represents approximately 3.08% of the New Common Stock to be issued by the Reorganized Debtor).

                       Class 6             Will receive a Pro Rata Share of (a) 3,744,775 shares of                33
     Subordinated Notes Claims             New Common Stock (which represents approximately 15.37%
(claims relating to the 5 3/4%             of the New Common Stock to be issued by the Reorganized
      Convertible Subordinated             Debtor); and (b) in the event that Class 9 votes to
     Notes due 2004, issued by             reject the Plan, an additional 750,000 shares of New
         HMT Technology Corp.)             Common Stock (which represents an additional approximately 3.08%
                                           of the New Common Stock to be issued by the Reorganized Debtor).

                        Class 7            Will receive a Pro Rata Share of (a) $1,000,000 in Cash;             33-35
       General Unsecured Claims            (b) $2.5 million of New Cash Pay Notes; and (c) 558,660
           (primarily trade and            shares of New Common Stock (which represents
        lease rejection claims)            approximately 2.29% of the New Common Stock to be issued
                                           by the Reorganized Debtor).

                        Class 8            Will receive a Pro Rata Share of $650,000 in Cash, up to             35-36
             Convenience Claims            a maximum of one hundred percent (100%) of the amount of
           (unsecured claims of            the claim.
               $10,000 or less)

                        Class 9            If Class 9 (the class of shareholders) votes to accept               36-37
               Equity Interests            the Plan, each shareholder will receive a Pro Rata Share
                                           of 750,000 shares of New Common Stock (which
                                           represents approximately 3.08% of the New
                                           Common Stock to be issued by the Reorganized
                                           Debtor). If, however, the Bankruptcy Court
                                           determines that such treatment of Equity
                                           Interests causes the Plan to violate the
                                           requirements of section 1129 of the Bankruptcy
                                           Code or otherwise renders the Plan not capable
                                           of being confirmed, Class 9 will receive no
                                           distributions and retain no interests under
                                           the Plan.

         QUESTIONS:           Please contact the Debtor's counsel, James O. Johnston,
                              Hennigan, Bennett & Dorman, 601 South Figueroa Boulevard,
                              Suite 3300, Los Angeles, California 90017
                              (facsimile: 213-694-1234)


                                   Summary 2

                                TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
I.    INTRODUCTION.............................................................................1

       A.     The Purpose Of This Disclosure Statement.........................................1

       B.     Summary Of Entities Entitled To Vote On The Plan And Of Certain Requirements
              Necessary For Confirmation Of The Plan...........................................2

       C.     Voting Procedures, Balloting Deadline, Confirmation Hearing, And Other Important
              Dates, Deadlines, And Procedures.................................................3

              1.     Voting Procedures And Deadlines...........................................3

              2.     Date Of The Confirmation Hearing And Deadlines For Objection To
                     Confirmation Of The Plan..................................................3

       D.     Important Notice And Cautionary Statement........................................4

       E.     Additional Information...........................................................4

II.   BACKGROUND INFORMATION...................................................................5

       A.     The Debtor's Businesses And Operations...........................................5

       B.     The Western Digital and HMT Transactions.........................................5

       C.     Changes Within The Industry......................................................6

       D.     Historical Financial Statements..................................................7

       E.     Future Prospects.................................................................7

       F.     The Debtor's Capital Structure And Outstanding Indebtedness......................8

       G.     Events Precipitating The Chapter 11 Case........................................11

III.  THE CHAPTER 11 CASE AND OTHER ISSUES RELEVANT TO CONSIDERATION OF THE PLAN..............13

       A.     The Chapter 11 Case.............................................................13

       B.     Claims Against The Debtor.......................................................15

       C.     Cash On Hand; Remaining Assets; And Available Causes of Action..................15

       D.     Alleged Claims Regarding HMT Merger Transaction.................................17

IV.   SUMMARY OF THE PLAN.....................................................................18

       A.     Classification And Treatment Of Claims And Interests............................24

              1.     Unclassified Claims......................................................24

                     a)     Unpaid Administrative Claims......................................25

                            (1)    Treatment..................................................25

                            (2)    Bar Date For Assertion of Requests For Payment Of
                                   Administrative Claims Other Than Administrative Tax Claims
                                   And Ordinary Course Administrative Claims..................25

                            (3)    Bar Date For The Assertion Of Administrative Tax Claims....26

                     b)     Priority Tax Claims...............................................26

              2.     Class 1 (Priority Claims)................................................26

              3.     Class 2 (Secured Claims).................................................27

              4.     Class 3 (Loan Restructure Agreement Claims)..............................27

                     a)     Allowance.........................................................27

                     b)     Treatment.........................................................27

                            (1)    The New Notes..............................................28

                            (2)    Enforcement and Satisfaction of Subordination Provisions
                                   of the Convertible Notes, the Subordinated Notes
                                   Indenture, and the Western Digital Note....................29

              5.     Class 4 (Western Digital Claims).........................................30

                     a)     Class 4-A (Western Digital Note Claim).  Allowance................30

                     b)     Class 4-A (Western Digital Note Claim).  Treatment................31

                     c)     Class 4-B (Western Digital Rejection Claims).  Allowance..........31

                     d)     Class 4-B (Western Digital Rejection Claims).  Treatment..........31

              6.     Class 5 (Convertible Notes Claims).......................................32

                     a)     Allowance.........................................................32

                     b)     Treatment.........................................................32

              7.     Class 6 (Subordinated Notes Claims)......................................33

                     a)     Allowance.........................................................33

                     b)     Treatment.........................................................33

              8.     Class 7 (General Unsecured Claims).......................................33

              9.     Class 8 (Convenience Claims).............................................35

              10.    Class 9 (Equity Interests)...............................................36

       B.     Treatment Of Executory Contracts And Unexpired Leases...........................37

              1.     Generally................................................................37

              2.     Assumption...............................................................37

                     a)     Cure Payments.....................................................38

                     b)     Bar Date for the Assertion of Claims for Cure Payments............38

              3.     Rejection................................................................38

                     a)     Deadline For The Assertion Of Rejection Damage Claims;
                            Treatment Of Rejection Damage Claims..............................39

              4.     Indemnification Obligations..............................................39

       C.     Means For Execution And Implementation Of The Plan..............................39

              1.     Revesting Of Assets, Including Rights Of Action..........................39

              2.     Management and Operation of the Reorganized Debtor.......................40

              3.     Reorganized Debtor Directors and Officers................................40

              4.     Amendment of Certificate of Incorporation................................40

              5.     Amendment of Bylaws......................................................41

              6.     Issuance of New Securities...............................................41

              7.     Employee Retention Plan..................................................41

              8.     Cancellation of Existing Securities and Instruments......................42

              9.     Cancellation of Liens....................................................42

              10.    Corporate Action.........................................................43

              11.    Exit Financing Facility..................................................43

       D.     Distributions...................................................................43

              1.     Undeliverable Distributions..............................................43

              2.     Fractional Securities....................................................44

              3.     Compliance with Tax Requirements.........................................44

              4.     Time Bar to Cash Payments................................................44

              5.     No De Minimis Distributions..............................................44

              6.     Surrender of Existing Securities and Instruments.........................44

              7.     No Distributions on Account of Disputed Claims or Disputed Equity
                     Interests................................................................45

       E.     Objections To Claims............................................................45

              1.     Claims Objection Deadline; Prosecution of Objections.....................45

              2.     Reserves, Payments, and Distributions with Respect to Disputed Claims....45

       F.     Continuing Jurisdiction Of The Bankruptcy Court.................................45

V.    CONFIRMATION AND EFFECTIVENESS OF THE PLAN..............................................46

       A.     Voting And Right To Be Heard At Confirmation....................................46

              1.     Who May Support Or Object To Confirmation Of The Plan?...................46

              2.     Who May Vote To Accept Or Reject The Plan?...............................46

                     a)     What Is An Allowed Claim Or Interest For Voting Purposes?.........46

                     b)     What Is An Impaired Claim Or Interest?............................47

              3.     Who Is Not Entitled To Vote?.............................................47

              4.     Votes Necessary To Confirm The Plan......................................47

                     a)     Votes Necessary For A Class To Accept The Plan....................47

                     b)     Treatment Of Nonaccepting Classes.................................47

                     c)     Request For Confirmation Despite Nonacceptance By
                            Impaired Classes..................................................48

       B.     "Best Interests Test"; Liquidation Analysis.....................................48

       C.     Feasibility.....................................................................49

       D.     Effective Date..................................................................50

              1.     Conditions To The Occurrence Of The Effective Date.......................50

              2.     Non-Occurrence Of Effective Date.........................................50

       E.     Effect Of Confirmation; Limitation On Liability; Indemnification................51

              1.     Title to Assets; Discharge of Liabilities; Discharge of the Debtor.......51

              2.     Injunction...............................................................51

              3.     Term of Existing Injunctions or Stays....................................52

              4.     Exculpation..............................................................52

              5.     Releases of and by Loan Restructure Agreement Lenders....................52

              6.     Claims and Causes of Action..............................................53

VI.   APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE NEW SECURITIES TO BE
       DISTRIBUTED UNDER THE PLAN.............................................................53

VII.  VALUE OF THE REORGANIZED DEBTOR.........................................................54

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED...................................................56

       A.     Overall Risks to Recovery by Holders of Claims and Equity Interests.............57

       B.     Significant Holders.............................................................57

       C.     Lack of Established Market for New Common Stock.................................57

       D.     Dividend Policies...............................................................58

       E.     Projected Financial Information.................................................58

       F.     Business Factors and Competitive Conditions.....................................58

IX.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................................67

       A.     Introduction....................................................................67

       B.     Federal Income Tax Consequences To The Debtor...................................68

              1.     Reduction of Tax Attributes and Cancellation of Debt.....................68

              2.     Limitation on NOL Carryforwards and Other Tax Attributes.................68

       C.     Federal Income Tax Consequences To Creditors....................................69

              1.     Holders of Class 1 (Priority) Claims or Class 2 (Secured) Claims.........70

              2.     Holders of Class 3 (Loan Restructure Agreement) Claims...................70

              3.     Holders of Class 4 (Western Digital) Claims..............................73

              4.     Holders of Class 5 (Convertible Note) or Class 6 (Subordinated Notes)
                     Claims...................................................................74

              5.     Holders of Class 7 (General Unsecured) Claims............................75

              6.     Holders of Class 8 (Convenience) Claims..................................75

              7.     Holders of Class 9 Equity Interests......................................75

              8.     Information Reporting and Withholding....................................75

       D.     General Disclaimer..............................................................76

X.    RECOMMENDATION AND CONCLUSION...........................................................76


EXHIBIT A      Plan of Reorganization

EXHIBIT B      Historical Financial Statements

EXHIBIT C      Schedule of Payments Made within Ninety Days prior to the
               Petition Date

EXHIBIT D      Schedule of Patents

EXHIBIT E      Schedule of Known Executory Contracts

EXHIBIT F      Liquidation Analysis

EXHIBIT G      Projections

EXHIBIT H      Valuation

EXHIBIT I      Western Digital Claim Letter

                                 I. INTRODUCTION

        Komag, Incorporated (also known as HMT Technology Corporation prior to a merger with Komag, Incorporated) (the "Debtor") filed a voluntary petition under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") on August 24, 2001 (the "Petition Date"), thereby commencing Case Number 01-54143-JRG (the "Chapter 11 Case") currently pending before the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court"). Since the Petition Date, the Debtor has managed its affairs as a debtor and debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

        The Debtor is the proponent of the "First Amended Plan Of Reorganization, Dated November 7, 2001" (the "Plan"), a copy of which is attached to this Disclosure Statement as Exhibit A. The Bankruptcy Court has determined that this Disclosure Statement contains "adequate information" within the meaning of section 1125 of the Bankruptcy Code and has authorized the Debtor to transmit it to holders of impaired Claims and Equity Interests in connection with the solicitation of votes with respect to the Plan.(1)

        The Plan is the product of extensive good-faith, arms'-length negotiations among the Debtor and certain other constituents in the Chapter 11 Case. As described more fully elsewhere in this document, the Debtor believes that the Plan provides the greatest and earliest possible recoveries to holders of Claims and Equity Interests, that acceptance of the Plan is in the best interests of all parties, and that any alternative restructuring, reorganization, or liquidation would result in delay, uncertainty, expense and, ultimately, smaller distributions to stakeholders.

                                      * * *

        PLEASE READ ARTICLE IV OF THIS DISCLOSURE STATEMENT FOR A DESCRIPTION OF THE PLAN, A SUMMARY OF THE DISTRIBUTIONS THAT CREDITORS AND OTHER STAKEHOLDERS WILL RECEIVE UNDER THE PLAN, AND AN EXPLANATION OF CERTAIN ASSUMPTIONS AND PREMISES UPON WHICH THE PLAN IS BASED.

                                      * * *

        A. THE PURPOSE OF THIS DISCLOSURE STATEMENT.

        The Bankruptcy Code generally requires that the proponent or proponents of a plan of reorganization prepare and file with the Bankruptcy Court a "disclosure statement" that provides information of a kind, and in sufficient detail, that would enable a typical holder of claims or interests in a class impaired under that plan to make an informed judgment with respect to the plan. This Disclosure Statement provides such information, as well as information regarding the deadlines for casting Ballots with respect to the Plan, the deadlines for objecting to confirmation of the Plan, the requirements that must be satisfied in order for the Bankruptcy Court to confirm the Plan, and other relevant information. PARTIES IN INTEREST SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND ALL OF THE EXHIBITS ACCOMPANYING SUCH DOCUMENTS IN THEIR ENTIRETY IN ORDER TO ASCERTAIN:


----------

(1) Any capitalized term not otherwise defined in this Disclosure Statement has the meaning ascribed to it in the Plan. Unless otherwise indicated, references in this Disclosure Statement to "Sections" and "Articles" are references to the various enumerated Sections and Articles of this Disclosure Statement.

        1. How the Plan will affect their Claims against and Equity Interests in the Debtor;

        2.      Their rights with respect to voting for or against the Plan;

        3. Their rights with respect to objecting to confirmation of the Plan; and

        4.      How and when to cast a Ballot with respect to the Plan.

        This Disclosure Statement, however, cannot and does not provide holders of Claims and Equity Interests with legal or other advice or inform such parties of all aspects of their rights. Claimants are advised to consult with their attorneys and/or financial advisors to obtain more specific advice regarding how the Plan will affect them and regarding their best course of action with respect to the Plan.

        This Disclosure Statement has been prepared in good faith and in compliance with applicable provisions of the Bankruptcy Code. Based upon information currently available, the Debtor believes that the information contained in this Disclosure Statement is correct as of the date of its filing. The Disclosure Statement, however, does not and will not reflect events that occur after November 7, 2001 (and certain earlier dates where indicated herein), and the Debtor assumes no duty and presently does not intend to prepare or distribute any amendments or supplements to reflect such events.

        B. SUMMARY OF ENTITIES ENTITLED TO VOTE ON THE PLAN AND OF CERTAIN REQUIREMENTS NECESSARY FOR CONFIRMATION OF THE PLAN.

        Holders of allowed Claims in Class 1 (Priority Claims); Class 2 (Secured Claims); Class 3 (Loan Restructure Agreement Claims), Class 4-A (Western Digital Note Claim), Class 4-B (Western Digital Rejection Claims), Class 5 (Convertible Notes Claims), Class 6 (Subordinated Notes Claims), Class 7 (General Unsecured Claims), and Class 8 (Convenience Claims), as well as holders of allowed Equity Interests in Class 9 (Equity Interests) (collectively, the "Voting Classes"), are entitled to vote on the Plan, because such Classes may be "impaired" under the Plan within the meaning of section 1124 of the Bankruptcy Code. Holders of other Claims, however, may object to confirmation of the Plan. (See Article IV for a description of the various Classes of Claims and Equity Interests and of the treatment of such Claims and Equity Interests under the Plan, and see
Section V.A. for an explanation of impairment and of the entities that are entitled to vote on the Plan).

        The Bankruptcy Court may confirm the Plan only if at least one Class of impaired Claims has voted to accept the Plan (without counting the votes of any insiders whose Claims are classified within that Class) and if certain statutory requirements are met as to both nonconsenting members within a consenting Class and as to dissenting Classes (if any). A Class of Claims has accepted the Plan only when at least one-half in number and at least two-thirds in amount of the allowed Claims actually voting in that Class vote in favor of the Plan. A Class of Equity Interests has accepted the Plan when at least two-thirds in amount of the allowed Equity Interests actually voting in that Class vote in favor of the Plan.

        In the event of a rejection of the Plan by one or more Voting Classes, the Debtor may request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, which permits confirmation notwithstanding such rejection if the Bankruptcy Court finds that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the rejecting Classes. (See Article V for a more detailed description of the requirements for acceptance and confirmation of the Plan).

        C. VOTING PROCEDURES, BALLOTING DEADLINE, CONFIRMATION HEARING, AND OTHER IMPORTANT DATES, DEADLINES, AND PROCEDURES.

                1.      VOTING PROCEDURES AND DEADLINES.

        The Debtor has provided copies of this Disclosure Statement and Ballots (which include detailed voting instructions) to all known holders of impaired Claims and Equity Interests in the Voting Classes. Those holders of an allowed Claim or Equity Interest in a Voting Class who seek to vote to accept or reject the Plan must complete a Ballot and return it to Poorman-Douglas Corporation, Attention Ballot Tabulator (Komag, Incorporated), 10300 Southwest Allen Boulevard, Beaverton, Oregon, 97005, facsimile: (503) 350-5230 (the "Ballot Tabulator") or, in the case of shareholders and holders of Subordinated Notes, to the person identified on the Ballots sent to them, so that the Ballot actually is received by no later than the Balloting Deadline (as defined below). Ballots do not constitute proofs of Claim or Equity Interests and must not be returned directly to the Debtor or to the Bankruptcy Court.

        ALL BALLOTS, INCLUDING BALLOTS TRANSMITTED BY FACSIMILE, MUST BE COMPLETED, SIGNED, RETURNED TO, AND ACTUALLY RECEIVED BY THE REQUIRED RECIPIENT BY NOT LATER THAN DECEMBER 17, 2001, AT 4:00 P.M. PACIFIC TIME (THE "BALLOTING DEADLINE"). BALLOTS RECEIVED AFTER THE BALLOTING DEADLINE, AND BALLOTS RETURNED DIRECTLY TO THE DEBTOR OR THE BANKRUPTCY COURT, MAY NOT BE COUNTED IN CONNECTION WITH CONFIRMATION OF THE PLAN.

        Readers are encouraged to read and review their Ballots carefully. In addition to providing the means by which to accept or reject the Plan, the Ballots also enable qualifying entities to reduce the maximum allowable amount of their Claims to $10,000 and thereby opt into Class 8 (Convenience Claims) under the Plan and to opt out of Class 8 and into Class 7 (General Unsecured Claims) under the Plan (see Section IV.A.9).

                2. DATE OF THE CONFIRMATION HEARING AND DEADLINES FOR OBJECTION TO CONFIRMATION OF THE PLAN.

        The hearing to determine whether the Bankruptcy Court will confirm the Plan (the "Confirmation Hearing") will commence on January 10, 2002, at 1:30 p.m. Pacific Time in the Courtroom of the Honorable James R. Grube, United States Bankruptcy Judge for the Northern District of California, Courtroom 3020, 280 South First Street, San Jose, California 95113-3099. The Confirmation Hearing may be continued from time to time by announcement in open Court without further notice.

        Any objections to confirmation of the Plan must be filed with the Bankruptcy Court and served on the following entities (collectively, the "Notice Parties") so as to be actually received by no later than December 24, 2001: (a) Komag, Incorporated, 1710 Automation Parkway, San Jose, California 95131,
Attention: Mr. Edward H. Siegler; (b) Hennigan, Bennett, & Dorman, 601 South Figueroa Street, Suite 3300, Los Angeles, California 90017, Attention: James O. Johnston, Esq. (counsel to the Debtor); (c) Peitzman, Glassman & Weg LLP, 1801 Avenue of the Stars, Suite 1225, Los Angeles, California 90067, Attention:
Lawrence Peitzman, Esq. (counsel to the Official Committee of Unsecured Creditors); (d) Milbank, Tweed, Hadley & McCloy, 601 South Figueroa Street, Suite 3000, Los Angeles, California 90017, Attention: Gregory A. Bray, Esq. (counsel to the Loan Restructure Agreement Lenders); and (e) The Office of the United States Trustee, 280 South First Street, Suite 268, San Jose, California 95113, Attention: Kevin Epstein, Esq. Objections that are not timely filed and served may not be considered by the Bankruptcy Court. PLEASE

REFER TO THE ACCOMPANYING NOTICE OF THE CONFIRMATION HEARING FOR SPECIFIC REQUIREMENTS REGARDING THE FORM AND NATURE OF OBJECTIONS TO CONFIRMATION OF THE PLAN.

        D.      IMPORTANT NOTICE AND CAUTIONARY STATEMENT.

        The historical financial data relied upon in preparing the Plan and this Disclosure Statement is based upon the Debtor's books and records. The liquidation analysis, valuations, estimates, and other financial information referenced in this Disclosure Statement or attached hereto as Exhibits have been developed with the assistance of the professional advisors employed by the Debtor. Although those professional advisors assisted in the preparation of this Disclosure Statement, in doing so such professionals relied upon factual information and assumptions regarding financial, business, and accounting data provided by the Debtor and third parties, much of which has not been audited. The professional advisors of the Debtor have not independently verified such information and, accordingly, make no representations or warranties as to its accuracy. Moreover, although reasonable efforts have been made to provide accurate information, the Debtor cannot warrant or represent that the information in this Disclosure Statement, including any and all financial information and projections, is without inaccuracy or omissions, or that actual values or distributions will comport with the estimates set forth herein.

        NO ENTITY MAY RELY UPON THE PLAN OR THIS DISCLOSURE STATEMENT OR ANY OF THE ACCOMPANYING EXHIBITS FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN. Nothing contained in such documents constitutes an admission of any fact or liability by any party, and (except in proceedings before the Bankruptcy Court regarding the interpretation or enforcement of the Plan) no such information will be admissible in any proceeding involving the Debtor or any other party, nor will this Disclosure Statement be deemed evidence of the tax or other legal effects of the Plan on holders of Claims or Equity Interests in the Chapter 11 Case.

                              CAUTIONARY STATEMENT

        Certain information included in this Disclosure Statement and its Exhibits contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "believe", "expect", "anticipate" and similar expressions identify such forward-looking statements. The forward-looking statements are based upon information available when such statements are made, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. A number of those risks and uncertainties are described in Article VIII. Readers therefore are cautioned not to place undue reliance on the forward-looking statements in this Disclosure Statement. The Debtor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NEITHER HAS APPROVED NOR DISAPPROVED THIS DISCLOSURE STATEMENT, NOR HAS IT DETERMINED WHETHER THIS DISCLOSURE STATEMENT IS ACCURATE, TRUTHFUL, OR COMPLETE.

        E.      ADDITIONAL INFORMATION.

        If you have any questions about the procedures for voting on the Plan, desire another copy of a Ballot, or seek further information about the timing and deadlines with respect to confirmation of the Plan, please write to counsel for the Debtor as follows: James O. Johnston, Hennigan, Bennett & Dorman, 601 South Figueroa Street, Suite 3300, Los

Angeles, California 90017 (facsimile: 213-694-1234). Please note that counsel for the Debtor cannot and will not provide holders of Claims or Equity Interests with any legal advice, including advice regarding how to vote on the Plan or the effect that confirmation of the Plan will have upon Claims against or Equity Interests in the Debtor.

                           II. BACKGROUND INFORMATION

        A.      THE DEBTOR'S BUSINESSES AND OPERATIONS.

        The Debtor -- which was incorporated in 1983 -- is the world's largest independent manufacturer of thin-film media, commonly known as "disks," that are incorporated into computer disk drives and are used to record, store and retrieve digital information. Disk drives incorporating thin-film disks are used in applications that require the storage of large amounts of data, including enterprise databases, communications systems, personal computers, internet servers, and consumer appliances (such as peer-to-peer servers, digital video recorders, and game boxes).

        The Debtor and its non-debtor subsidiaries design, manufacture, and market thin-film disks and are a leading supplier for the computer industry's disk drive manufacturers. The Debtor's disks are manufactured primarily for 3 1/2-inch drives and are sold mainly to independent disk drive manufacturers for incorporation into hard drives that are marketed under the manufacturers' own proprietary labels.

        The Debtor is on the leading-edge of technology development in the thin-film processing area. For example, the Debtor recently developed and demonstrated media capable of storing sixty-three gigabits of data per square inch, which the Debtor believes to be among the highest storage densities in the industry.

        The Debtor, together with its subsidiaries, also has significant production advantages, as manufacturing activities now are conducted exclusively outside of the United States. Specifically, in an effort to lower costs and improve productivity, the Debtor recently has consolidated all of its manufacturing operations into facilities in Malaysia, and the Debtor has ceased operations at manufacturing facilities located in Fremont and Santa Rosa, California and in Eugene, Oregon. As a result of this consolidation, the Debtor expects to reduce fixed manufacturing costs (including employee, factory, and equipment expenses) from approximately $52 million per quarter (in the first quarter of 2001) to a target of approximately $35 million per quarter (each as reported on a consolidated basis with the Debtor's non-debtor subsidiaries). The Debtor also recently has consolidated its corporate headquarters and research and development operations into facilities in San Jose and Santa Rosa, California.

        B.      THE WESTERN DIGITAL AND HMT TRANSACTIONS.

        Prior to the Petition Date, the Debtor engaged in several strategic acquisitions intended to strengthen its leading market position.

        o WESTERN DIGITAL MEDIA OPERATIONS. In April 1999 the Debtor acquired the internal thin-film media operations of its largest customer -- Western Digital Corporation -- and concurrently executed a valuable agreement by which the Debtor agreed to supply Western Digital with (and Western Digital agreed to purchase from the Debtor) a substantial portion of Western Digital's future thin-film media needs for a three-year period. As consideration for that acquisition and the volume purchase commitment, the Debtor issued to Western Digital 10,783,132 shares of common stock and a three-year promissory note in the amount of $30,077,357.

        Due to substantial declines in the thin-film media market, as described more fully below, the Debtor ultimately shifted its manufacturing operations to its subsidiary in Malaysia and shut down the production capacity that it acquired from Western Digital. The acquisition nevertheless was important because it provided the Debtor with valuable technology and enabled the Debtor to obtain and lock up a substantial portion of Western Digital's future thin-film media business, while ensuring that Western Digital would not seek to produce disks in house or otherwise remain a competitor in the thin-film media market.

        The Debtor is aware of no claims against Western Digital arising from this acquisition. In fact, the Debtor's relationship with Western Digital is a strong and extremely valuable one, and Western Digital is the Debtor's largest customer. As described below, Western Digital recently agreed in the context of negotiations regarding the Plan to extend its volume purchase commitments to the Debtor for at least an additional three years, thereby providing a stable, solid source of future business that will serve as the baseline for the Debtor's future operations.

        o HMT MERGER. In April 2000, the Debtor announced that it had agreed to merge with HMT Technology Corporation ("HMT"), another independent manufacturer of thin-film media. HMT was the only other independent domestic disk manufacturer, and the Debtor and HMT believed that a merger would significantly add to the technological resources of the enterprises, would result in increased market share, and would create major economies of scale to improve the overall cost structure of the business.

        Following negotiations and due diligence, the parties ultimately closed the merger -- which was in the form of a transaction known as a "reverse triangular merger" -- in October 2000. At closing, KHM, Inc. (a wholly-owned subsidiary of Komag, Incorporated) merged into HMT, and HMT thereby became a wholly-owned subsidiary of Komag. At that time, the assets and liabilities of the merged entities were consolidated. Several months later, in December 2000, the HMT subsidiary was merged into Komag.

        As with the Western Digital acquisition, due to the declines in the thin-film media market and the Debtor's shift of manufacturing operations to its subsidiaries in Malaysia, the Debtor ultimately shut down the production capacity that it acquired through the HMT merger. The merger nevertheless was beneficial because, among other things, it consolidated the sales volume of the two companies into a single enterprise, significantly lowered combined fixed costs, and created economies of scale and other synergies, thus ultimately reducing overall cost per unit.

        The Debtor is aware of no viable claims arising from the HMT merger transaction. However, as described in Section III.D., certain holders of Subordinated Notes (which, as described in Section II.F., were issued by HMT prior to the merger) have asserted in an objection to the Disclosure Statement that the merger resulted in a constructively fraudulent transfer because creditors of HMT allegedly did not receive consideration for the merger. As described in Section III.D., the Debtor vigorously disputes that assertion.

        C.      CHANGES WITHIN THE INDUSTRY.

        Despite its competitive advantages, the Debtor has struggled financially in recent years, in large part as a result of structural changes in the thin-film media industry.

        From 1990 through approximately 1996, the disk industry experienced rapidly increasing demand, consistent with an overall growth in drive shipments resulting from exploding sales of personal computers. As a result of that increased demand, thin-film media manufacturers -- including the Debtor -- implemented aggressive expansion plans in the mid-1990s. Those expansion efforts -- which typically required one to two years of time for implementation -- resulted in significant new industry-wide production capacity by 1997.

        At the same time, widespread industry adoption of magneto-resistive technology in 1997 enabled thin-film media producers to advance the rate of improvement in disk area density from a historical rate of thirty to forty percent (30%-40%) per year to a rate of one hundred percent (100%) or more per year. This development resulted in rapidly-increasing data-storage capacity of individual disk platters, which -- when combined with pressure from personal computer manufacturers -- prompted drive manufacturers to reduce the number of disks included in each machine. As a result, disks per drive for desktop personal computers fell from 2.15 disks/drive as recently as 1999 to just 1.3 disks/drive in the current year. In essence, the growth rate for disk shipments decoupled from the rate of growth for sales of personal computers.

        The lower disk-per-drive ratio resulted in sharply reduced demand for disks from 1997 through 2000 and, when combined with the industry's prior expansion of production facilities, created substantial excess capacity for disk production. The impact of this excess capacity fell disproportionately on independent disk manufacturers such as the Debtor, because drive manufacturers (like Seagate Technology and IBM) opted to utilize their in-house disk production capacities before buying from independent disk manufacturers. The Debtor estimates that such captive, in-house disk manufacturing operations have increased in market share from approximately thirty-three percent (33%) of the market prior 1997 to over fifty percent (50%) in each of the last three years.

        Moreover, because the disk manufacturing industry is characterized by high fixed costs and capital intensity and because supply is relatively inelastic, when faced with declining demand, disk manufacturers rapidly dropped average selling prices in the hopes of capturing market share in order to raise factory utilization and spread fixed costs over more units.

        D.      HISTORICAL FINANCIAL STATEMENTS.

        As a result of these factors, the Debtor's sales fell by forty-eight percent (48%), from $632 million in 1997 to $329 million in 1998, and have not recovered materially since that time, despite a recovery in the year 2000 of the Debtor's unit sales. More specific and detailed information regarding the Debtor's recent financial results is set forth in the Debtor's most recent 10-K and 10-Q reports filed with the Securities Exchange Commission, copies of which are attached hereto as Exhibit B.

        E.      FUTURE PROSPECTS.

        Notwithstanding the financial setbacks described above, the Debtor is optimistic about its future business prospects, and the Debtor forecasts a turnaround in future operating performance for several reasons.

        First, the Debtor believes that industry supply and demand will soon reach an equilibrium as a result of widespread industry consolidation and reduction in capacity, including the following: (a) Fujitsu's exit from both the hard disk drive and the disk manufacturing business (announced in August 2001);
(b) IBM's closure of its production factory in Ireland (2001); (c) AKCL's liquidation (2001); (d) MCI's closure of its production factory in Japan (2000);
(e) the Debtor's merger with HMT and subsequent cessation of HMT's manufacturing operations; (f) Seagate's closure of its substrate factories in Anaheim, California and Mexicali, Mexico (2000); (g) Seagate's closure of its media factory in Singapore (1999); (h) the Debtor's acquisition of the thin-film media operations of Western

Digital and subsequent cessation of that production capacity (1999); and (i) Stormedia's bankruptcy and liquidation (1998).

        Second, the Debtor believes that the decline in the average number of disks per drive is reaching its limit and that, as a result, the average number of disks per drive in the desktop personal computer market should remain relatively stable in the near future.

        With the decrease in industry capacity and the stabilization of disks per drive in the desktop market, the Debtor expects to achieve stabilization in its average per-unit sales price, and thereafter to increase market share and total sales volume as a result of the Debtor's ability to produce disks more efficiently and economically through its unified Malaysian manufacturing operations. The Debtor projects that the lower costs and increased volume ultimately will result in higher margins and a return to profitability.

        The Debtor also believes that it has significant technological advantages over its competitors that will enable it to increase future market share. For example, the Debtor and its subsidiaries were the first fully qualified merchant source in the industry with the ability to ship disk platters with forty gigabytes of storage per platter (the highest storage density disks currently on the market). The Debtor also is on target in its rigorous program for qualifying the next generation of disks at forty gigabytes per platter, developing sixty- and eighty-gigabytes-per-platter disks for the following generation, and implementing other advancements in its manufacturing process. Finally, the Debtor is in the process of developing advanced anti-ferromagnetically coupled and perpendicular recording media, which may enable the Debtor to increase margins and future profitability.

        Also highly significant is the fact that, as part of the compromises embodied in the Plan, Western Digital -- the Debtor's largest customer -- now has extended for at least three years its volume purchase commitments to the Debtor and its subsidiaries. This extended volume purchase commitment, which is described in Sections II.G. and IV.A.5, provides for Western Digital to purchase a substantial portion of its annual thin-film media requirements from the Debtor's subsidiaries, and will serve to provide a solid, predictable foundation of business on which the Debtor can continue to build its operations.

        F. THE DEBTOR'S CAPITAL STRUCTURE, OUTSTANDING INDEBTEDNESS, AND SUBORDINATION AGREEMENTS.

        As of the Petition Date, the Debtor had approximately $514 million in outstanding unsecured indebtedness, consisting primarily of obligations with respect to the following:

        o LOAN RESTRUCTURE AGREEMENT. The Debtor owes approximately $206.8 million (as of the Petition Date) in unsecured indebtedness to a consortium of lenders under a "Loan Restructure Agreement," dated as of June 1, 2000 (the "Loan Restructure Agreement"). All principal and accrued interest under the Loan Restructure Agreement became due and payable on July 1, 2001, and the Debtor was unable to make any payment in respect of that indebtedness at that time.

        As its name implies, the Loan Restructure Agreement is the product of a financial restructuring negotiated by the Debtor prior to the Petition Date. Specifically, prior to June 1, 2000, the Debtor was a party to the following four separate credit facilities that, as of June 1, 2001, had an aggregate amount of approximately $260 million in indebtedness, with maturities beginning in October 2000: (a) a $75 million term loan facility, dated as of February 7, 1997, with Industrial Bank of Japan; (b) a revolving credit facility, dated as of October 7, 1996, with Dai-Ichi Kangyo Bank, under which $35 million was borrowed; (c) a syndicated revolving credit facility, dated as of December 15, 1995, with Industrial Bank of

Japan as agent, under which $50 million was borrowed; and (d) a syndicated revolving credit facility, dated as of June 20, 1997, with Bank Boston as agent, under which $100 million was borrowed. In June 1998, the Debtor fell out of compliance with certain financial covenants in some of such facilities (which were cross defaulted with each other), and started the process of negotiating a restructuring with the various lenders. For administrative purposes, both the Debtor and the lenders desired to consolidate all of the existing indebtedness into a single facility, and the negotiations therefore involved the terms and conditions of a consolidated facility.

        The parties' restructuring negotiations were complicated and prolonged by the Debtor's acquisition of Western Digital's media operations and by the announcement of the HMT merger transactions (each as described in Section II.B.), as well as by the Debtor's decision in August 1999 to cease domestic manufacturing operations. Ultimately, however, the parties agreed upon the comprehensive restructuring embodied in the Loan Restructure Agreement, which provided for consolidated of the four outstanding facilities, elimination of the Debtor's existing defaults under those facilities, and an extension of maturity of the indebtedness until July 2001.

        The Loan Restructure Agreement was intended to, and did, provide the Debtor with needed breathing space and time to continue its operational reorganization, free of the pressure of being in default under the four restructured financing facilities. As described below, however, the market downturn ultimately left the Debtor with no choice but to commence this Chapter 11 Case in order conclude and consummate its comprehensive financial restructuring.

        The Debtor is aware that the indebtedness under the Loan Restructure Agreement has traded since its execution. The Debtor is informed by representatives of holders of claims under the Loan Restructure Agreement that the following entities currently hold Loan Restructure Agreement Claims: Bear Stearns & Co., Inc.; Cerberus Partners, L.P.; Citadel Equity Fund, Ltd.; Contadora Capital Management, L.L.C.; Dimensional Partners, L.P.; Dimensional Partners, Ltd.; Loeb Partners Corp.; Mitsubishi Trust and Banking Corporation; Shepard Investments International, Ltd.; and Stark Trading.

        o CONVERTIBLE NOTES: During the negotiations regarding the Loan Restructure Agreement, two holders of the existing indebtedness expressed a desire to have their debt exchanged for a debt instrument that could be convertible into equity at a later date. Ultimately, the Debtor accommodated those requests by closing a transaction concurrently with the Loan Restructure Agreement that provided for the issuance of unsecured convertible notes in favor of Olympus Securities Ltd. and Nelson Partners Ltd., with principal amounts of $5,606,730.81 and $3,675,000.03, respectively (collectively, the "Convertible Notes"). The notes were issued in exchange for indebtedness under the existing facilities in an amount of approximately $13,259,615, and the Convertible Notes carried a lower interest rate than the rate for the indebtedness in the Loan Restructure Agreement. The Convertible Notes were expressly subordinated to the Debtor's obligations under the Loan Restructure Agreement.

        As of the Petition Date, the Debtor owed approximately $10.2 million in respect of the Convertible Notes, which mature in June 2005.

        o WESTERN DIGITAL NOTE: The Debtor owes approximately $33.7 million (as of the Petition Date) in unsecured indebtedness to Western Digital Corporation pursuant to a Promissory Note dated April 8, 1999 (the "Western Digital Note"), issued as consideration for the Debtor's acquisition of Western Digital's media operations. See Section II.B. The

Western Digital Note becomes due and payable on April 8, 2002, and is subordinated to the Debtor's obligations under the Loan Restructure Agreement.

        o HMT SUBORDINATED NOTES: In January 1997, HMT issued $230 million in 5 3/4% Convertible Subordinated Notes due 2004 (the "Subordinated Notes") pursuant to an Indenture dated as of January 15, 1997.

        The Debtor believes that the merger transaction described in Section II.B. between Komag, Incorporated, and HMT was permitted by the terms of the Indenture relating to the Subordinated Notes, and that HMT and Komag satisfied all documentation and procedural requirements set forth in the Indenture. Among other things, upon HMT becoming a subsidiary of Komag in the first step of the merger, Komag and the Indenture Trustee for the Subordinated Notes executed a First Supplemental Indenture that provided for Komag to guarantee all obligations in respect of the Subordinated Notes. Subsequently, upon the merger of HMT into Komag, Komag and the Indenture Trustee executed a Second Supplemental Indenture that expressly provided for the merged entity to assume all such obligations.

        As of the Petition Date, the Debtor owed approximately $238.2 million in respect of the Subordinated Notes.

        Pursuant to the Indenture, the Subordinated Notes are subordinated to the prior payment in full of all existing and future "Senior Debt." The Indenture defines "Senior Debt" as follows:

                "Senior Debt" means the principal of, interest on, fees costs and expenses in connection with and other amounts due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or Guaranteed by the Company, unless, in the instrument creating or evidencing or pursuant to which Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the [Subordinated Notes]. Senior Debt includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation.

The Indenture in turn defines "Indebtedness" to include obligations "for borrowed money" and obligations "evidenced by a note, debenture, bond or other written instrument."

        Based upon those provisions, the Debtor believes that the Debtor's obligations in respect of the Loan Restructure Agreement, the Western Digital Note, and the Convertible Notes constitute "Senior Debt" and therefore are senior in right of payment to the Subordinated Notes. As described in Section IV, the Plan is premised upon that subordination. However, as described in
Section III.D., certain holders of Subordinated Notes have alleged that the Subordinated Notes are not fully subordinated to such other indebtedness, and have indicated that they intend to challenge the Plan's enforcement of the subordination provisions.

        o TRADE/LEASE OBLIGATIONS: The Debtor estimates that its obligations in respect of trade and equipment/real property leases approximated $25 million as of the

Petition Date. A large majority of the Debtor's obligations in this regard relate to personal property leases for equipment that the Debtor no longer uses and real property leases for facilities that the Debtor no longer uses.

        As explained above, the Debtor conducts its manufacturing operations through non-debtor foreign subsidiaries in Malaysia. The Debtor also conducts much of its research and development through non-debtor domestic and foreign subsidiaries. As a result, with respect to the assets of the subsidiaries, all of the Debtor's indebtedness is structurally subordinated to the liabilities of the subsidiaries.

        G.      EVENTS PRECIPITATING THE CHAPTER 11 CASE.

        The changes in the Debtor's business and industry have made it impossible for the Debtor to service and sustain anywhere near the level of indebtedness that the Debtor currently carries on its books. Thus, as noted above, $205.5 million ($201.7 million plus accrued interest) in indebtedness under the Loan Restructure Agreement became due and payable on July 1, 2001, and the Debtor was unable to make any payment at that time. Thereafter, the Debtor also missed a regularly-scheduled interest payment on the Subordinated Notes in July 2001.

        While the Debtor is optimistic about its future business prospects as a result of the operational reorganization and technology initiatives described above, together with the overall industry-wide reduction in capacity and exit of competitors from the marketplace, the Debtor concluded that a financial restructuring is necessary to enable the Debtor to proceed with a more realistic capital structure and more manageable debt service obligations.

        As a result, the Debtor engaged in negotiations with holders of the indebtedness issued under the Loan Restructure Agreement regarding a consensual financial restructuring. Those negotiations were arduous and contentious, as the Debtor insisted that any restructuring be based upon a fair allocation of the Debtor's going concern value. Ultimately, however, the Debtor and the lenders under the Loan Restructure Agreement did agree upon certain terms and conditions for a plan of reorganization. Moreover, the Loan Restructure Agreement lenders also agreed to provide the Debtor with certain debtor in possession financing during the Chapter 11 Case, if needed, as well as with working capital financing for the post-chapter 11 period.

        Following the Petition Date, the Debtor continued its negotiations with other major creditor constituencies -- including Western Digital, the Debtor's largest customer and the holder of approximately $45 million in claims (approximately $34 million of which are claims under the Western Digital Note, which is contractually subordinated to claims under the Loan Restructure Agreement but contractually senior to the Subordinated Notes); and holders of the $10.2 million in Convertible Notes (which, like the Western Digital Note, are contractually subordinated to claims under the Loan Restructure Agreement but contractually senior to the Subordinated Notes).

        Those discussions also proved fruitful. Specifically, following negotiations that included other holders of the Loan Restructure Agreement claims, holders of the Convertible Notes agreed to the treatment of the Loan Restructure Agreement Claims previously negotiated by the Debtor and also to the treatment of the Convertible Notes claims embodied in the Plan.

        With respect to Western Digital, one of the Debtor's key objectives was to obtain Western Digital's agreement to extend its volume purchase commitments to the Debtor and its subsidiaries, which commitments were set to expire in April, 2002. Western Digital, however, indicated that it would not agree to any such extension unless it could "monetize" and receive an immediate cash payment for its claims. When the Debtor indicated that it could not make any distributions prior to confirmation of a plan of reorganization, certain holders of the Loan Restructure Agreement claims negotiated with Western Digital to purchase Western Digital's claims and thus provide Western Digital with its desired liquidity. Ultimately, Western Digital agreed to sell its claims to those holders, and the Debtor agreed to provide the treatment of the Western Digital claims that is now set forth in the Plan. Critically, at the time of the assignment, Western Digital agreed to extend its volume purchase commitments to the Debtor and its subsidiaries for at least three (3) years, through at least April, 2005.

        Finally, the Debtor also negotiated with ICX Corporation and Analytical Services Group, both of which hold General Unsecured Claims and are members of the Official Committee of Unsecured Creditors (the "Committee"), who were negotiating on their own behalf and not on behalf of the Committee or as representatives of trade creditors generally. Based upon those negotiations, the Debtor altered the Plan's treatment of Class 7 (General Unsecured Claims) (as described below).

        As described more fully elsewhere in this Disclosure Statement, the Debtor believes that the agreement reached with the Loan Restructure Agreement lenders, Western Digital, holders of the Convertible Notes, ICX, and Analytical Services, as embodied in the Plan, provides all stakeholders with a fair allocation of the Debtor's going concern value and enables them to receive more than they would in the event of a liquidation of the Debtor. Even more importantly, the Debtor believes that the negotiated compromise embodied in the Plan maximizes the value to be delivered to creditors and other stakeholders who hold Claims that are junior to the Claims asserted under the Loan Restructure Agreement, the Western Digital Note, and the Convertible Notes, particularly after accounting for the litigation risk that would be associated with a contested hearing regarding valuation and confirmation of the Plan. Moreover, the Plan has resulted in Western Digital extending its volume purchase commitments, thus providing a stable baseline of future business from which value will be realized for all creditors.

        The Loan Restructure Agreement lenders have asserted to the Debtor that they believe that, after accounting for the various contractual subordination agreements described above, the Plan provides more value to junior classes of creditors than that which would be distributed if the contractual priorities were strictly enforced. Those lenders have indicated to the Debtor that they have agreed to the Plan and the restructuring described in this Disclosure Statement in the spirit of compromise and in order to achieve for the Debtor a rapid, efficient, and cost-effective reorganization and exit from the Chapter 11 Case.

        In summary, as described more fully below, the Debtor believes that the Plan will enable it to proceed through the Chapter 11 Case as rapidly as possible, to fairly allocate value to all stakeholders, and to emerge from chapter 11 with a restructured balance sheet and favorable prospects for future success, while avoiding the harm to the business and the litigation risk to junior creditors and stakeholders that would accompany contested litigation regarding confirmation of a non-consensual plan of reorganization.

                    III. THE CHAPTER 11 CASE AND OTHER ISSUES
                      RELEVANT TO CONSIDERATION OF THE PLAN

        A.      THE CHAPTER 11 CASE.

        The Debtor initiated the Chapter 11 Case by filing a voluntary petition under chapter 11 of the Bankruptcy Code on the Petition Date. The Chapter 11 Case has been assigned to the Honorable James R. Grube, United States Bankruptcy Judge for the Northern District of California. The following developments regarding administration of the Estate and operations of the Debtor's business have occurred in the Chapter 11 Case since the Petition Date:

        SCHEDULES OF ASSETS AND LIABILITIES AND STATEMENT OF FINANCIAL AFFAIRS:
Pursuant to Rule 1007 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), the Debtor filed its Schedule of Assets and Liabilities (as amended, the "Schedules") and Statement of Financial Affairs on the Petition Date. Copies of the Schedules are available upon written request to counsel for the Debtor at the address set forth in Section I.C. and payment of applicable photocopying expenses.

        PAYMENT OF EMPLOYEE WAGES AND CONTINUATION OF EMPLOYEE BENEFITS: On the Petition Date, the Debtor filed a "Motion For Order Authorizing: (I) Honoring Of Outstanding Payroll And Expense Reimbursement Checks; (II) Payments Of Accrued Prepetition Wages; (III) Use Of Existing Payroll And Employee Benefit Bank Accounts; (IV) Continued Contributions To Employee Benefit Plans And Honoring Of Employee Programs; (V) Honoring Of Prepetition Severance Obligations; And (VI) Payment Of Prepetition Workers' Compensation Insurance Premium," by which it requested that the Bankruptcy Court authorize it (a) to honor any outstanding payroll and expense reimbursement checks written to employees and independent contractors that remained uncashed for payroll periods which ended prior to the Petition Date; (b) to pay accrued prepetition wages and salaries of employees and independent contractors for the payroll period ending shortly after the Petition Date; (c) to continue to honor employee benefit plans and programs; (d) to pay accrued and continuing employee severance obligations; and (e) to provide other employment-related benefits. The Bankruptcy Court subsequently granted that Motion in all respects except with respect to accrued severance obligations. As a result, the Debtor has been able to retain and preserve its most valuable asset -- a highly-qualified workforce. Indeed, employee attrition since the Petition Date has not been materially greater than the period prior to the Petition Date -- a very significant achievement given the competitive Silicon Valley job marketplace in which the Debtor's employees reside.

        REJECTION OF REAL PROPERTY AND PERSONAL PROPERTY LEASES: On the Petition Date, the Debtor also filed a "Motion For Order Authorizing Rejection Of (I) Designated Unexpired Leases Of Nonresidential Real Property And (II) Designated Unexpired Leases Of Personal Property," by which it requested that the Bankruptcy Court authorize it to reject immediately four leases of real property (plus applicable subleases) and seven leases of personal property (including all applicable equipment schedules). The Bankruptcy Court subsequently granted that Motion, which enabled the Debtor to relieve itself of ongoing obligations with respect to costly leases relating to property for which it had no further use (which primarily had been assumed in the Debtor's prior acquisitions and rendered unnecessary by the Debtor's transition of manufacturing operations to overseas facilities).

        EMPLOYEE RETENTION PROGRAM. Shortly after the Petition Date, as part of its ongoing effort to retain its qualified workforce, the Debtor filed a "Motion For Order Approving Employee Retention And Severance Program," by which the Debtor requested authority to continue and implement a severance and retention program intended to ensure that the Debtor's employees would remain incentivized to continue their employment throughout the Chapter 11 Case. The Bankruptcy Court subsequently granted that Motion, and the Debtor implemented a retention program generally providing for
(a) payments to nine senior officers, in the event of termination without cause or a change in control without an offer of comparable employment (excluding changes in control resulting from conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code or from the appointment of a chapter 11 trustee), equal to 2.99 times annual compensation (including salary, bonus, benefits, etc.) in place at the time of severance; (b) payments to up to fifty-three (53) key employees, plus senior officers, of retention payments equal to two weeks salary per quarter; and (c) for all other employees, terms and conditions substantially similar to the terms and conditions of the Debtor's existing prepetition severance and retention program.

        APPOINTMENT OF THE COMMITTEE: On September 10, 2001, the United States Trustee formed an Official Committee of Unsecured Creditors for the Chapter 11 Case, which currently consists of the following members: Analytical Services Group, Cerberus Capital Management LP; Dimensional Partners, Ltd.; ICX Corporation; Mitsubishi Trust & Banking Corp.; and State Street Bank & Trust Co. Since that time, the Committee has been active in all aspects of the Chapter 11 Case.

        RETENTION OF PROFESSIONALS: Following the Petition Date, pursuant to sections 327 and 328 of the Bankruptcy Code, the Bankruptcy Court approved the employment of the following counsel, financial advisors, and other professionals by the Debtor and the Committee:


                                                                                    RETENTION
               PROFESSIONAL                    NATURE OF REPRESENTATION                DATE
    ----------------------------------- ----------------------------------------- --------------
    Hennigan, Bennett, & Dorman         Reorganization Counsel to Debtor               9/18/01
    ----------------------------------- ----------------------------------------- --------------
    Wilson, Sonsini, Goodrich &         Corporate Counsel to Debtor                    9/18/01
        Rosati
    ----------------------------------- ----------------------------------------- --------------
    KPMG Consulting, Inc.               Special Financial Consultant To Debtor         9/18/01
                                        For Enterprise Valuation Purposes
    ----------------------------------- ----------------------------------------- --------------
    KPMG, LLP                           Special Restructuring and Financial        application
                                        Advisor and Property Tax Consultant To         pending
                                        Debtor
    ----------------------------------- ----------------------------------------- --------------
    Peitzman, Glassman & Weg LLP        Counsel to the Committee                       10/3/01
    ----------------------------------- ----------------------------------------- --------------

        As of the date of this Disclosure Statement, applications for the employment of other professionals of the Debtor were pending. Also, during the Chapter 11 Case the Debtor obtained the authority of the Bankruptcy Court to employ and retain on specified terms and conditions, without further notice or opportunity for a hearing, various professional firms that provide services in the ordinary course of the Debtor's business that are unrelated to the Debtor's reorganization or the administration of the Chapter 11 Case.

        Pursuant to sections 330 and 331 of the Bankruptcy Code, the fees and expenses of all professionals are subject to the interim and final review and approval of the Bankruptcy Court. (See Section IV.A.1. for a description of provisions of the Plan regarding the deadlines for the filing of final fee applications by Professionals in the Chapter 11 Case).

        DEBTOR IN POSSESSION FINANCING: As explained in Section II.G., as part of the Debtor's negotiations with the Loan Restructure Agreement lenders prior to the Petition Date, certain Loan Restructure Agreement lenders agreed to provide the Debtor with a debtor in possession working capital financing facility, if needed, during the course of the Chapter 11 Case. The commitment is for a $20 million facility, at an interest rate of 12% per annum, to be secured by all of the Debtor's assets (with the exception of the Debtor's ownership interests in its foreign subsidiaries, sixty-five percent (65%) of which will be subject to a security interest to secure the facility). As of the date of this Disclosure Statement, the Debtor was negotiating documentation for the facility, and the Debtor had not sought or obtained the approval of the Bankruptcy Court to incur indebtedness under the facility. The Debtor anticipates that it will do so in the near future.

        B.      CLAIMS AGAINST THE DEBTOR.

        On a motion by the Debtor, the Bankruptcy Court established November 21, 2001, as the deadline for the filing of proofs of Claim and Equity Interests against the Debtor. As noted above, the Debtor is aware of approximately $514 million in unsecured indebtedness. As the claims bar date has not yet elapsed, however, the Debtor is not able to estimate with accuracy the amount of claims that will be asserted against the Estate. Given that fact and the inherent uncertainties in any litigation regarding Claims, no assurance can be given regarding the successful outcome of any litigation which may be initiated in objection to such Claims or regarding the ultimate amount of unsecured claims that will be allowed against the Estate. Accordingly, the total amount of the Allowed Claims against the Debtor, and hence the distributions to be made to holders of Allowed Claims, is likely to vary materially depending upon the results of the process of negotiating, objecting to, and litigating over Disputed Claims. The Debtor can make no assurances in this regard.

        As described in Section IV.E., the Plan enables the Reorganized Debtor to file objections to Claims and Equity Interests at any time within one hundred and eighty (180) days after the Effective Date. The Plan also provides for the Reorganized Debtor to retain any and all defenses, offset and recoupment rights, and counterclaims that may exist with respect to any Disputed Claim or Equity Interest, whether under sections 502, 553, or 558 of the Bankruptcy Code or otherwise.

        Given the anticipated number and complexity of the asserted Claims and Equity Interests, and the fact that the bar date has not yet elapsed, the Debtor has not yet completed its review and analysis of such Claims and Equity Interests. Accordingly, the Debtor reserves all rights with respect to the allowance and disallowance of any and all Claims and Equity Interests. The Debtor asserts and will request that the Bankruptcy Court order that, IN VOTING ON THE PLAN, CREDITORS AND SHAREHOLDERS MAY NOT RELY ON THE ABSENCE OF A REFERENCE IN THIS DISCLOSURE STATEMENT OR THE PLAN OR THE ABSENCE OF AN OBJECTION TO THEIR PROOFS OF CLAIM OR EQUITY INTEREST AS ANY INDICATION THAT THE DEBTOR, THE REORGANIZED DEBTOR, OR ANY OTHER PARTY IN INTEREST ULTIMATELY WILL NOT OBJECT TO THE AMOUNT, PRIORITY, SECURITY, OR ALLOWABILITY OF THEIR CLAIMS OR EQUITY INTERESTS. MOREOVER, ANY HOLDER OF A CLAIM THAT IS ASSERTED IN AN AMOUNT GREATER THAN THE AMOUNT LISTED BY THE DEBTOR IN THE SCHEDULES AS LIQUIDATED, UNDISPUTED, AND NOT CONTINGENT SHOULD EXPECT AND BE ON NOTICE THAT THE DEBTOR WILL OBJECT TO THAT CLAIM.

        C.      CASH ON HAND; REMAINING ASSETS; AND AVAILABLE CAUSES OF ACTION.

        CASH: As reflected in its bank statements, the Debtor had on hand on September 30, 2001, liquid funds in the amount of approximately $12,145,000.

        REAL PROPERTY: In addition to such liquid assets, several unliquidated assets were available to the Debtor's Estate, including real property offered for sale at a price of approximately $50 million.

        AVOIDANCE ACTIONS: The Debtor currently is investigating whether any meritorious claims and causes of action exist for the recovery of preferential transfers, fraudulent transfers, or other actions commenced pursuant to the avoiding powers of the Bankruptcy Code, including sections 544 through 551 of the Bankruptcy Code (collectively, the "Avoidance Actions"). Among other things, the Debtor believes that meritorious claims for the recovery of preferential transfers under section 547 of the Bankruptcy Code may exist against the entities identified on the schedule attached to this Disclosure Statement as Exhibit C, which identifies the recipients of payments made by the Debtor during the ninety days prior to the Petition Date. Moreover, section 547 provides for the avoidance of preferential payments to "insiders" (including affiliates) of the Debtor made within the year prior to the Petition Date, so there may be additional recipients of potentially avoidable preferences not identified on Exhibit C. However, the investigation regarding the Avoidance Actions is in its early stages, and the Debtor has not ascertained whether any potential Avoidance Actions could result in material recoveries. In considering alternatives to the Plan, creditors should take into account the fact that proceeds from Avoidance Actions may be available for the repayment of Claims and the fact that the Debtor has not determined whether there may be material recoveries available.

        The Debtor asserts and will request that the Bankruptcy Court order that the fact that a complaint or demand has not yet been made with respect to any particular transfer or transaction is not and must not be deemed to be any admission, concession, or other evidence that a meritorious cause of action does not exist. In particular, ALL RECIPIENTS OF PAYMENTS OR OTHER TRANSFERS FROM THE DEBTOR DURING THE NINETY DAYS PRIOR TO THE PETITION DATE (AND, IN THE CASE OF "INSIDERS" WITHIN THE MEANING OF SECTION 101(31) OF THE BANKRUPTCY CODE, DURING ONE YEAR PRIOR TO THE PETITION DATE) SHOULD EXPECT TO RECEIVE A DEMAND OR COMPLAINT FOR THE RETURN OF SUCH PAYMENTS OR TRANSFERS.

        OTHER CAUSES OF ACTION: As described in Section IV.C.1., the Plan vests in the Reorganized Debtor, for pursuit following the Effective Date, any and all claims and causes of action that are property of the Estate.

        Among the claims and causes of action that the Reorganized Debtor will retain the right to pursue following the Effective Date are claims arising from the Debtor's portfolio of patents and other intellectual property rights. Specifically, the Debtor has approximately 129 patents, and more than 150 additional pending patent applications, that generally cover data-storage media and related apparatus (e.g., disk drives and components thereof); methods for making and/or testing data storage media; apparatus and components of apparatus for making and/or testing data storage media; and components and materials used to make data storage media. The schedule attached hereto as Exhibit D identifies those patents. The Debtor and the Reorganized Debtor intend to vigorously assert those patents and other intellectually property rights against any persons or entities who may now infringe or in the future may start to infringe any of such rights.

        The Reorganized Debtor also will retain the Debtor's rights against Telecommunications Corporation ("MCI") with respect to the Special Customer Arrangement, dated November 25, 1996, among MCI and Hitachi Metals America, Ltd. ("Hitachi"). The Special Customer Arrangement, which provides for discounts and rate adjustments, governed the relationship between MCI and HMT, which was acquired by the Debtor in October 2000. Under the Arrangement, HMT was entitled to receive certain discounts, rate adjustments and refund in connection with installment of certain T-1 circuits from November 1996. Over the past few years, first HMT and then the Debtor made repeated requests to MCI for discounts and credits, each time without success. By a letter dated February 28, 2001, the Debtor demanded payment from MCI in the amount of $411,723.22, representing the discounts, rate adjustments and refunds owed to HMT over the course of this three year agreement. To date, MCI has not paid the amounts that the Debtor believes to be due to it, and the Debtor intends to enforce its rights to the fullest extent possible.

        Notwithstanding the foregoing discussion, however, the Debtor's investigations regarding its potential claims and causes of action (including claims against MCI and claims relating to intellectual property rights) are ongoing and not yet completed. As a result, and because the Debtor's prepetition transactions and operations were complex, varied, numerous, and involved multiple entities with operations throughout the world, the Debtor asserts and will request that the Bankruptcy Court order that PARTIES IN INTEREST MAY NOT RELY ON THE ABSENCE OF A REFERENCE IN THIS DISCLOSURE STATEMENT OR PLAN AS ANY INDICATION THAT THE DEBTOR, THE REORGANIZED DEBTOR, OR ANY OTHER PARTY ULTIMATELY WILL NOT PURSUE ANY AND ALL AVAILABLE CLAIMS AND CAUSES OF ACTION AGAINST THEM.

        ALL PARTIES WHO PREVIOUSLY DEALT WITH THE DEBTOR OR WHO MAY IN ANY WAY BE INFRINGING THE DEBTOR'S INTELLECTUAL PROPERTY RIGHTS HEREBY ARE ON NOTICE THAT THE PLAN PRESERVES ALL OF THE DEBTOR'S AND THE ESTATE'S RIGHTS, ACTIONS, CLAIMS, AND CAUSES OF ACTION. THE DEBTOR EXPECTS THAT ANY AND ALL MERITORIOUS CLAIMS WILL BE PURSUED AND LITIGATED BY THE REORGANIZED DEBTOR.

        D.      ALLEGED CLAIMS REGARDING HMT MERGER TRANSACTION.

        In an Objection to the adequacy of the information in the Disclosure Statement, certain purported holders of Subordinated Notes alleged that the Komag-HMT merger transaction (which is described in Section II.B.) resulted in a "constructively fraudulent transfer," from the perspective of holders of the Subordinated Notes, that is avoidable under sections 3439.04 and 3436.05 of the California Civil Code. The theory of the noteholders apparently is that HMT and its creditors received no consideration for the "transfer" of assets from HMT to Komag that allegedly occurred in the context of the merger. The noteholders also claim that the merger transaction was unfair to the noteholders because, prior to the merger, there was little or no indebtedness that was senior to the Subordinated Notes, but that after the merger there was approximately $250 million that was senior to the Subordinated Notes. As a result, the noteholders claim that all or some portion of their claims in respect of the Subordinated Notes is not subordinated to the Loan Restructure Agreement Claims, the Convertible Notes, or the Western Digital Note.

        There has been no complaint or other litigation commenced in respect of the noteholders' claims, which the Debtor disputes in their entirety. In the event that litigation is commenced, the Debtor believes that it will be able to establish that the merger transaction was consummated in strict compliance with all applicable laws and contractual agreements. In that context, the Debtor believes that it will be able to establish the following, among other things:
(a) the Indenture for the Subordinated Notes expressly contemplated and permitted a merger transaction such as the one consummated by HMT and Komag; (b) the Indenture Trustee for the Subordinated Notes executed two Supplemental Indentures that effectuated and affirmed the validity of the merger, and that expressly provided that the Subordinated Notes were to be subordinated to obligations under the Loan Restructure Agreement; (c) as a result of the Indenture Trustee's affirmation of the merger, noteholders are estopped from challenging the transaction at this late date; (d) the Indenture for the Subordinated Notes placed absolutely no limit upon the amount of "Senior Debt" that could be incurred and be senior in right of payment to the Subordinated Notes; (e) investment bankers for both HMT and Komag issued "fairness opinions" in connection with the merger, in which the investment bankers opined that the exchange ratio that determined the number of Komag shares to be exchanged for HMT shares in connection with the merger was fair and reasonable as to both Komag and HMT; and (f) to the extent that there was a "transfer" of assets, former creditors of HMT received fair value for such transfer (including value in the form of a vastly expanded pool of assets to which to look for recovery of their claims and the synergy and enhanced business prospects of the merged enterprise). The foregoing is not in any way a definitive list of defenses to the claims alleged by the noteholders, and the Debtor reserves all rights to assert any and all available defenses, counterclaims, and other rights in the event that the noteholders actually commence litigation in respect of their claims.

                             IV. SUMMARY OF THE PLAN

        THE DISCUSSION OF THE PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN AND ITS EXHIBITS, THE TERMS OF WHICH ARE CONTROLLING. HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PLAN AND THE EXHIBITS THERETO, COPIES OF WHICH ARE ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A, IN THEIR ENTIRETY SO THAT THEY MAY MAKE AN INFORMED JUDGMENT REGARDING THE PLAN.

        The Plan generally provides for a complete financial restructuring of the Debtor, and will substantially reduce the level of the Debtor's indebtedness to a level that can be serviced with projected future revenues. Among other things, upon effectiveness of the Plan, the Debtor's indebtedness will be reduced from approximately $514 million to $128.5 million, plus up to $20 million borrowed under a revolving credit exit financing agreement.

        The Plan is based upon three essential premises --

               - First, as described elsewhere, the value of the Debtor's estate is worth far more as an operating, "going concern" business than it would be if the Debtor were to stop operating and to liquidate its assets. In fact, as described in Section V.B., the Debtor estimates that the value of its assets in a liquidation would be approximately $48 million to $85 million. In contrast, as described in Article VII, the Debtor's financial advisors have estimated that the Debtor's value as an ongoing business is somewhere in the likely range of $288 million to $313 million. The Plan therefore provides for the Debtor to continue its business operations in order to maximize the value available to creditors and all stakeholders of the bankruptcy estate.

               - Second, the Debtor does not have a substantial cash reserve, and in order to achieve the goal of reducing the Debtor's ongoing debt-service obligations to realistic and manageable levels that can be serviced in the future, the Plan must provide for the Debtor's going concern value to be distributed to creditors and stakeholders primarily in the form of stock in the Reorganized Debtor (which is the term for the Debtor after the Effective Date of the Plan). Although the Plan does provide for the Reorganized Debtor to have some new indebtedness -- in the form of the $128.5 million in New Notes distributed to certain classes of creditors under the Plan and in the form of the $20 million working capital Exit Financing Facility -- the Debtor believes that the Reorganized Debtor will be able to service such new indebtedness at that greatly reduced level. See Section V.C.

               - Third, as described in Section II.E., the Debtor believes that intercreditor subordination agreements exist with respect to the vast majority of the Debtor's outstanding indebtedness. Specifically, the Debtor has a three-tiered capital structure, summarized as follows:

                        First tier: The $206.9 million in Loan Restructure
                Agreement Claims, which are contractually senior to the Western Digital Note Claim, the Convertible Notes Claims, and the Subordinated Notes Claims.

                        Second tier: The $10.2 million in Convertible Notes
                Claims and the $33.7 million Western Digital Note Claim, which are of equal priority to each other, and contractually senior to the Subordinated Notes Claims.

                        Third tier: The $238.2 million in Subordinated Notes
                Claims, which are contractually subordinated to Loan Restructure Agreement Claims, the Western Digital Note Claim, and the Convertible Notes Claims.

                        Trade, etc. None of the three tranches of indebtedness
                described above are senior to, or subordinated to, general unsecured claims, which consist of general trade claims, lease rejection claims, and other unsecured indebtedness.

        As a result, except where otherwise agreed by the holders of senior claims, the Plan must account for and enforce the contractual subordination by distributing to holders of senior claims property of a value sufficient to provide for the payment in full of such Claims, including all accrued pre- and postpetition interest, and by deducting such property from the distributions that otherwise would be made on account of the junior claims.

               As explained in Section III.D., certain holders of Subordinated Notes dispute the Debtor's belief that the Subordinated Notes in fact are subordinated to other claims, and they have indicated to the Debtor that they intend to object to the Plan on that basis.

                                      * * *

        The Debtor negotiated the terms and conditions of the Plan with holders of the Loan Restructure Agreement Claims, the Convertible Notes, and the Western Digital Claims, as well as with ICX Corporation and Analytic Services Group (holders of General Unsecured Claims classified into Class 7 and members of the Committee, who were negotiating on their own behalf and not on behalf of the Committee or as representatives of trade creditors generally). One primary issue in those negotiations was the going concern value for the Debtor, from which the allocation and nature of distributions then could be determined.

        As indicated by the range of values set forth by the Debtor's financial advisors, the valuation of a complex, ongoing, operating enterprise like the Debtor is not an exact science. In fact, as described more fully in Article VII, the financial advisors to the Loan Restructure Agreement lenders (holders of the Debtor's senior indebtedness) have asserted that the Debtor's going concern value is much lower than the value estimated by the Debtor's financial advisors, and is somewhere in the range of $170 million to $240 million. The Debtor strongly believed that such values were too low and, consistent with the Debtor's goal of delivering the maximum possible value to creditors and stakeholders in as efficient and rapid manner as possible, the Debtor insisted that the Plan be based upon a substantially higher going concern value for the enterprise.

        Ultimately, the Debtor and representatives of holders of the Loan Restructure Agreement Claims, the Convertible Notes, and the Western Digital Claims (a total of approximately $250 million in claims) agreed on the terms and conditions set forth in the Plan, which includes an implied "going concern," enterprise value for the Reorganized Debtor of approximately $310 million. The Debtor believes that this compromise value is well within the range of reasonable and probable outcomes in the event of a trial regarding valuation and represents a fair determination of the value of the Debtor's bankruptcy estate on a going concern basis. Moreover, through that compromise, holders of the Loan Restructure Agreement Claims, the Convertible Notes Claims, and the Western Digital Note Claim -- all of which the Debtor believes to be contractually senior to the Subordinated Notes Claims -- have agreed to forego and to allocate to holders a portion of the distributions to which they otherwise would be entitled by enforcing the contractual subordination agreements in an effort to achieve a consensual restructuring.

        At a going concern value of approximately $310 million, assuming approximately $5 million in administrative and other priority expenses and $514 million in unsecured claims, a ratable, proportionate distribution to unsecured creditors (before accounting for the contractual inter-creditor subordination agreements described above) would yield distributions of approximately sixty percent (60%) of the allowed amount of each unsecured claim. The distributions to be made under the Plan are premised first upon that approximate proportionate amount, and then upon the reallocation of a portion of the distributions as required by the intercreditor agreements. Thus, as described below, the Plan provides for:

               - Holders of the Western Digital Rejection Claims to receive distributions with a value of approximately fifty-seven percent (57%) of the amount of their claims.

               - Holders of General Unsecured Claims to receive distributions with a value of approximately fifty-four percent (54%) of the amount of their claims. The fifty-four percent figure is a figure negotiated and agreed upon by ICX and Analytical Services as holders of General Unsecured Claims, each of whom agreed to a slightly lower than pro rata distribution in exchange for the treatment accorded under the Plan to Class 7, which includes a substantial distribution of cash and New Cash Pay Notes.

               - Holders of Loan Restructure Agreement Claims (the most senior of claims asserted against the Debtor) to receive distributions with a value of slightly less than the amount of their claims (before accounting for postpetition interest, fees, and charges), with the portion over and above sixty percent (60%) being reallocated from the distributions to be made in respect of subordinated classes of classes (i.e., the Western Digital Note, the Convertible Notes, and the Subordinated Notes), and with the balance voluntarily left for distributions on account of the Subordinated Notes Claims.

               - Holders of the Convertible Notes Claims to receive distributions with a value of approximately eighty-seven percent (87%) and eighty-eight percent (88%) of the amount of their claims (before accounting for postpetition interest, fees, and charges), with the portion over and above sixty percent (60%), plus the portions reallocated to the senior Loan Restructure Agreement Claims, being reallocated from the distributions to be made in respect of the junior Subordinated Notes Claims (and with the balance voluntarily left for distributions on account of the Subordinated Notes Claims).

               - Holders of the Western Digital Note Claim to receive distributions with a value of approximately ninety-seven percent (97%) of the amount of the claim (before accounting for postpetition interest, fees, and charges), with the portion over and above sixty percent (60%), plus the portions reallocated to the senior Loan Restructure Agreement Claims, being reallocated from the distributions to be made in respect of the junior Subordinated Notes Claims (and with the balance voluntarily left for distributions on account of the Subordinated Notes Claims).

               - Finally, holders of Subordinated Notes Claims to receive distributions with a value of approximately eleven percent (11%) of the amount of their claims (or fourteen percent (14%) of the allowed amount of their claims in the event that Class 9 votes to reject the Plan). Including postpetition interest through December 31, 2001, on the Loan Restructure Agreement Claims, the Convertible Notes Claims, and the Western Digital Note Claim in an amount of approximately $7.23 million, the distributions to be made on account of the Subordinated Notes are significantly greater than Subordinated Notes Claims otherwise would receive absent the consensual sharing agreed upon by holders of the Loan Restructure Agreement Claims, the Convertible Notes Claims, and the Western Digital Note Claim.

        Holders of the Loan Restructure Agreement Claims and the Western Digital Note Claim insisted that a portion of the distributions to be made in respect of such Claims consist of new indebtedness rather than equity in the Reorganized Debtor. Due to the senior position of such claims in the Debtor's capital structure, as well as the value added to the Debtor's reorganization in the form of commitments provided to extend debtor in possession financing and exit financing, and the procurement of a critical three-year extension of Western Digital's volume purchase commitments to the Debtor and its subsidiaries, the Debtor agreed that it was appropriate to issue some new indebtedness in partial satisfaction of those Claims. That new indebtedness, the terms of which are summarized in Section IV.A.4(b)(1), consists of (a) $82.5 million in New Cash Pay Notes, which provide for current monthly payments of principal and interest starting on the first anniversary of the Plan Effective Date; and (b) $43.5 million in New PIK Notes, which provide for interest to be paid in cash or in new notes. Each New Cash Pay Note and New PIK Note will be issued under a single indenture as one instrument having both a "Cash Pay Portion" and a "PIK Portion," and the New Cash Pay Notes and New PIK Notes will not trade independently of each other. In order to achieve a lower interest rate and other more favorable terms, the Debtor also agreed that such indebtedness would be secured by substantially all of its assets. As explained below, the Debtor projects that it will have sufficient resources available to satisfy the new indebtedness as it comes due.

        Finally, ICX and Analytical Services Group, the two members of the Committee who hold "trade" claims, also negotiated (on their own behalf and not on behalf of the Committee or as representatives of trade creditors generally) to receive New Cash Pay Notes and cash as part of the distributions to be made in respect of General Unsecured Claims classified into Class 7. The Debtor ultimately agreed with those creditors to provide $2.5 million in New Cash Pay Notes and $1 million in cash as part of the distributions to Class 7 in exchange for a reduction in the aggregate consideration to be distributed to Class 7 from $8.5 million to $7.5 million.

                                      * * *

        The provisions of the Plan are explained in detail below. In general, the Plan provides for the distribution of (a) Cash on or about the Effective Date to satisfy in full Allowed Administrative Claims, Allowed Priority Claims, and Allowed Convenience Claims;

(b) $115 million principal amount of New Notes (consisting of $82.5 million principal amount of New Cash Pay Notes and $32.5 million principal amount of New PIK Notes) to holders of Allowed Loan Restructure Agreement Claims; (c) $11 million principal amount of New PIK Notes to holders of Allowed Western Digital Note Claim; (d) $2.5 million in New Cash Pay Notes and $1 million in cash to holders of Allowed General Unsecured Claims; and (e) 24,369,285 shares of New Common Stock in the Reorganized Debtor, to be distributed as follows:

                                                                               APPROX.
                                                                             PERCENTAGE
              CLASS                                            SHARES         OF SHARES
              -----                                          ----------      ----------
3 (Loan Restructure Agreement Claims)                       12,525,000         51.4%

4 (Western Digital)
           Western Digital Note Claim                        3,022,127         12.4%
           Western Digital Rejection Claim                     893,723         3.67%

5 (Convertible Notes Claims)
           Nelson Note Claim                                   500,000         2.05%
           Olympus Note Claim                                  750,000         3.08%

6 (Subordinated Notes Claims)
           If Class 9 votes to accept the Plan               3,744,775        15.37%
           If Class 9 votes to reject the Plan               4,494,775        18.45%

7 (General Unsecured Claims)                                   558,660         2.29%

9 (Equity Interests)
           If Class 9 votes to accept the Plan (and            750,000         3.08%
           the Plan otherwise can be confirmed)
           If Class 9 votes to reject the Plan (or                   0            0%
           the Plan otherwise cannot be confirmed)

Beneficiaries of Employee Retention Plan                     1,625,000         6.66%


Note, however, that the percentages set forth above for all Classes other than Class 9 would increase in the event that the Debtor elects to cancel the distribution to be made to Class 9 in accordance with Section 4.9 of the Plan. See Section IV.A.10. for a discussion of that possibility.

        The following table summarizes the classification and treatment of Claims and Equity Interests under the Plan. Classification and treatment issues are discussed more fully in the subsequent sections of this Disclosure Statement and are qualified by the terms and conditions of the Plan itself, which controls over any description set forth in this Disclosure Statement. The projected recoveries set forth below are merely estimated recoveries based upon various assumptions, and do not account for postpetition interest, charges, and fees. The estimated recoveries assume, among other things, that 24,369,285 shares of New Common Stock will be issued under the Plan. For a discussion of the valuation of the New Common Stock, see Article VII. There is no assurance that the New Common Stock will actually have the projected value described herein or that, if there ever is a trading market in the New Common Stock, such values would be sustained. For a complete description of the risks associated with the recoveries provided under the Plan, see Article VIII.

                                                                                    ESTIMATED
CLASS       TYPE                              TREATMENT                              RECOVERY
-----       ---                               ---------                              ---------
  --    Administrative       Paid in full, in Cash (or, in the case of Ordinary       100%
        Claims               Course Administrative Claims, paid in full and
                             honored in accordance with the terms and conditions
                             of the particular transactions relating thereto).


  --    Priority Tax         Each holder of an Allowed Priority Tax Claim will        100%
        Claims               receive the following, at the option of the Debtor:
                             either (a) full Cash payment; or (b) Cash payments
                             made in accordance with section 1129(a)(9)(c) of the
                             Bankruptcy Code, in up to twelve (12) equal
                             installments made over a period not to exceed six
                             (6) years from the date of assessment, commencing
                             within six (6) months after the Effective Date, in
                             an amount equal to the amount of the Claim together
                             with interest at the Plan Rate accruing from the
                             date of assessment.

  1     Priority Claims      Impaired; paid in full, in Cash.                         100%

  2     Secured Claims       Impaired; each holder of an Allowed Secured Claim        100%
                             will receive the following, at the option of the
                             Debtor:  either (a) reinstatement of the legal,
                             equitable or contractual rights to which the Claim
                             entitles the holder thereof; (b) surrender of the
                             property securing such Claim; or (c) a promissory
                             note and lien providing for deferred cash payments
                             satisfying the requirements of
                             section 1129(b)(2)(A)(i) of the Bankruptcy Code.

  3     Loan                 Impaired; each holder of an Allowed Loan Restructure    99.7%
        Restructure          Agreement Claim will receive a Pro Rata Share of
        Agreement Claims     (a) $82.5 million in New Cash Pay Notes; (b) $32.5
                             million in New PIK Notes; and (c) 12,525,000 shares
                             of New Common Stock. Loan Restructure Agreement
                             Agent will receive reimbursement for unpaid fees and
                             expenses as permitted under the Loan Restructure
                             Agreement.

  4     Western Digital

               Class 4-A     Impaired; will receive (a) $11 million in New PIK         97%
        (Western Digital     Notes; and (b) 3,022,127 shares of New Common
             Note Claim)     Stock.

               Class 4-B     Impaired; will receive 893,723 shares of New              57%
        (Western Digital     Common Stock.
        Rejection Claim)


  5     Convertible          Impaired; (a) the holder of the Nelson Note Claim      87% for
        Notes Claims         will receive 500,000 shares of New Common Stock; and   Olymp.;
                             (b) the holder of the Olympus Note Claim will          88% for
                             receive 750,000 shares of New Common Stock.            Nelson

  6     Subordinated         Impaired; each holder of an Allowed Subordinated       11% if
        Notes Claims         Notes Claim will receive a Pro Rata Share of           Class 9
                             (a) 3,744,775 shares of New Common Stock; and (b) in   accepts
                             the event that Class 9 votes to reject the Plan, an    14% if
                             additional 750,000 shares of New Common Stock.         Class 9
                                                                                    rejects



                                                                                    ESTIMATED
CLASS       TYPE                              TREATMENT                              RECOVERY
-----       ---                               ---------                              ---------

  7     General              Impaired; each holder of an Allowed General               54%
        Unsecured            Unsecured Claim will receive a Pro Rata Share of
        Claims               (a) $1,000,000 in Cash; (b) $2.5 million of New Cash
                             Pay Notes; and (c) 558,660 shares of New Common
                             Stock.


  8     Convenience          Impaired; each holder of an Allowed Convenience          100%
        Claims               Claim will receive a Pro Rata Share of $650,000 in
                             Cash, up to a maximum of one hundred percent
                             (100%) of the amount of such Allowed Claim.

  9     Equity Interests     Impaired; if and only if Class 9 votes to accept the
                             Plan, each holder of an Allowed Equity Interest will
                             receive a Pro Rata Share of 750,000 shares of New
                             Common Stock; if Class 9 votes to reject the Plan,
                             Class 9 will receive no distributions under the
                             Plan.  If the Bankruptcy Court determines that such
                             treatment of Equity Interests causes the Plan to
                             violate the requirements of section 1129 of the
                             Bankruptcy Code or otherwise renders the Plan not
                             capable of being confirmed, Class 9 will receive no
                             distributions and retain no interests under the Plan.


Note that the percentage recoveries set forth above do not include postpetition interest, charges, and fees. Due to contractual subordination provisions, holders of the Loan Restructure Agreement Claims, the Western Digital Note Claim, and the Convertible Notes Claims are entitled to receive such amounts (the Debtor estimates an aggregate of approximately $7.23 million in postpetition interest alone through December 31, 2001) prior to distributions in respect of the Subordinated Notes. Also, the percentage recoveries set forth above for all Classes other than Class 9 would increase in the event that the Debtor elects to cancel the distribution to be made to Class 9 in accordance with Section 4.9 of the Plan. See Section IV.A.10 for a discussion of that possibility.

        Upon the Effective Date, the Reorganized Debtor will not be a publicly-traded company, although the Reorganized Debtor likely will continue to make public financial reports. However, the Plan does provide for the Reorganized Debtor to use its commercially reasonable best efforts to list the New Common Stock (a) on a national securities exchange or the NASDAQ Stock Market; or (b) if the Reorganized Debtor cannot satisfy the applicable requirements for listing on a national securities exchange or the NASDAQ Stock Market, on the NASDAQ Small Cap Market; or (c) if the Reorganized Debtor cannot satisfy the applicable requirements for listing on the NASDAQ Small Cap Market, on another qualifying inter-dealer quotation system on a national securities exchange. There can be no assurance that the Reorganized Debtor will succeed in doing so. See Article VIII for an additional discussion regarding the risks associated with the New Common Stock.

        A. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

           1. UNCLASSIFIED CLAIMS.

        Article II of the Plan governs the treatment of certain Claims that are not classified into Classes under the Plan.

                      a) UNPAID ADMINISTRATIVE CLAIMS.

        Administrative Claims are (a) Claims for an administrative expense of the kind described in sections 503(b), 507(a)(1), 507(b), or 1114(e)(2) of the Bankruptcy Code; and (b) any fees or charges lawfully assessed against the estate of the Debtor under section 1930 of title 28 of the United States Code.

                         (1) Treatment.

        Section 2.1 of the Plan provides that, except as provided in Section 2.1(b) of the Plan with respect to Professional Claims or to the extent that the holder of an Allowed Administrative Claim agrees to a different treatment, the Reorganized Debtor or its agent will pay to each holder of an Allowed Administrative Claim, in full satisfaction, release and discharge of such Claim, Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable; provided, however, that Administrative Claims (other than Professional Claims or Administrative Tax Claims) that represent obligations incurred in the ordinary course of business of the Debtor (defined as "Ordinary Course Administrative Claims") will be paid in full and performed by the Reorganized Debtor in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

        Throughout the course of the Chapter 11 Case, the Debtor has endeavored to satisfy the administrative expenses of the Estate as they became due. Accordingly, the Debtor believes that most Claims that otherwise would constitute Allowed Administrative Claims previously have been or will be satisfied in the ordinary course of business prior to the Effective Date. Nevertheless, because of delays in invoicing and the necessary approval process regarding Professional Claims (which are the Claims by Professionals for compensation and/or reimbursement of expenses pursuant to sections 326, 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code), as well as the necessary tax return preparation and filing, not all of such Claims will have been paid by the Effective Date. Thus, the Debtor anticipates that it will have to pay some Administrative Claims on or after the Effective Date.

                         (2) Bar Date For Assertion of Requests For Payment Of
                             Administrative Claims Other Than Administrative Tax Claims And Ordinary Course Administrative Claims.

        Section 2.1(c) of the Plan provides that all requests for payment or any other means of preserving and obtaining payment of Administrative Claims that have not been paid, released, or otherwise settled, including all requests for payment of Professional Claims but excluding requests for Administrative Tax Claims and Ordinary Course Administrative Claims, must be filed with the Bankruptcy Court and served upon the Reorganized Debtor and the United States Trustee no later than thirty (30) days after the date on which the Notice of Effective Date is mailed pursuant to Section 14.10 of the Plan.

        ANY REQUEST FOR PAYMENT OF AN ADMINISTRATIVE CLAIM (OTHER THAN AN ADMINISTRATIVE TAX CLAIM OR AN ORDINARY COURSE ADMINISTRATIVE CLAIM) THAT IS NOT TIMELY FILED BY THAT DEADLINE WILL BE FOREVER BARRED, AND HOLDERS OF SUCH CLAIMS WILL BE BARRED FROM ASSERTING SUCH CLAIMS IN ANY MANNER AGAINST THE DEBTOR, THE ESTATE, OR THE REORGANIZED DEBTOR.

                         (3) Bar Date For The Assertion Of Administrative Tax
                             Claims.

        Administrative Tax Claims are Administrative Claims asserted by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date. Section 2.1(d) of the Plan provides that all requests for payment or any other means of preserving and obtaining payment of Administrative Tax Claims that have not been paid, released, or otherwise settled must be filed with the Bankruptcy Court and served upon the Reorganized Debtor and the United States Trustee on or before the later of (a) thirty (30) days after the date on which the Notice of Effective Date is mailed pursuant to Section 14.10 of the Plan; and (b) one hundred and twenty (120) days after the filing of the tax return for such taxes with the applicable governmental unit.

        ANY REQUEST FOR PAYMENT OF AN ADMINISTRATIVE TAX CLAIM THAT IS NOT TIMELY FILED AS SET FORTH ABOVE WILL BE FOREVER BARRED, AND HOLDERS OF SUCH CLAIMS WILL BE BARRED FROM ASSERTING SUCH CLAIMS IN ANY MANNER AGAINST THE DEBTOR, THE ESTATE, OR THE REORGANIZED DEBTOR.

                      b) PRIORITY TAX CLAIMS.

        Priority Tax Claims are Claims for prepetition taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. Section 2.2 of the Plan provides that the Reorganized Debtor will provide to each holder of an Allowed Priority Tax Claim, in full satisfaction, release and discharge of such Claim, the following treatment, to be selected by the Debtor in its sole discretion through a designation filed with the Bankruptcy Court prior to the Effective Date: either (a) Cash in an amount equal to such Allowed Priority Tax Claim paid on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable; or (b) Cash payments made in accordance with section 1129(a)(9)(c) of the Bankruptcy Code, in up to twelve (12) equal installments made over a period not to exceed six (6) years from the date of assessment of such Allowed Priority Tax Claim, commencing within six (6) months after the Effective Date (or, if such Claim has not become an Allowed Priority Tax Claim by that time, as soon as practicable after the date of allowance of the Claim), in an amount equal to the amount of the Allowed Priority Tax Claim together with interest at the "Plan Rate" (the rate available for U.S. Treasury Bills that are issued on the Effective Date with a ninety-day maturity, or such other rate determined by the Bankruptcy Court in connection with confirmation of this Plan to be an appropriate rate to be applied to Priority Tax Claims) accruing from the date of assessment of the Allowed Priority Tax Claim. Absent a timely designation as set forth above, an Allowed Priority Claim will be treated in accordance with option
(b), above.

        Based upon a review of its books and records, the Debtor believes that it is likely that the aggregate amount of the Allowed Priority Tax Claims ultimately may range from $2 million to $3.5 million.

               2. CLASS 1 (PRIORITY CLAIMS).

        Priority Claims are Claims entitled to priority in payment under section 507(a) of the Bankruptcy Code, excluding any Claim that is an Administrative Claim or a Priority Tax Claim. Section 4.1 of the Plan provides that the Reorganized Debtor or its agent will provide to each holder of an Allowed Priority Claim, in full satisfaction, release and discharge of such Claim, Cash in an amount equal to its Allowed Priority Claim, paid on the later of the

Effective Date and the date on which such Claim becomes an Allowed Priority Claim, or as soon thereafter as is practicable.

        Based upon a review of its books and records, the Debtor believes that it is likely that the aggregate amount of the Allowed Priority Claims is not likely to be material.

               3. CLASS 2 (SECURED CLAIMS).

        Secured Claims are Claims that are alleged to be secured, in whole or in part, (a) by a Lien that is not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law; or (b) as a result of rights of setoff under section 553 of the Bankruptcy Code; but in any event only to the extent of the value, determined in accordance with section 506(a) of the Bankruptcy Code, of the holder's interest in the Estate's interest in property or to the extent of the amount subject to such setoff, as the case may be. Each Allowed Secured Claim is deemed to be classified within a separate subclass for purposes of voting on and confirmation of the Plan.

        Section 4.2 of the Plan provides that, on the later of the Effective Date and the date on which a Secured Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, the Reorganized Debtor or its agent will provide to each holder of an Allowed Secured Claim, in full satisfaction, release and discharge of such Claim, the following treatment, to be selected by the Debtor in its sole discretion through a designation filed with the Bankruptcy Court prior to the Effective Date: either (a) the Plan will leave unaltered the legal, equitable or contractual rights to which such Claim entitles the holder thereof or otherwise render such Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; (b) the Reorganized Debtor will surrender to the holder of such Claim the property securing such Claim; or (c) the Reorganized Debtor will issue to the holder of such Claim a promissory note providing for deferred cash payments satisfying the requirements of section 1129(b)(2)(A)(i)(II) of the Bankruptcy Code and a lien satisfying the requirements of section 1129(b)(2)(A)(i)(I). Absent a timely designation as set forth above, each Allowed Secured Claim will be treated in accordance with option (b), above.

        Based upon a review of its books and records, the Debtor believes that it is likely that the aggregate amount of the Allowed Secured Claims is not likely to be material.

               4. CLASS 3 (LOAN RESTRUCTURE AGREEMENT CLAIMS).

        Loan Restructure Agreement Claims are Claims arising under or related to the Loan Restructure Agreement, except for and excluding the Convertible Notes Claims.

                      a) ALLOWANCE.

        Section 4.3 of the Plan provides that the Loan Restructure Agreement Claims will be deemed to be Allowed Unsecured Claims in the aggregate amount of $206,879,586.60 (subject to an accounting of actual prepetition fees and expenses incurred under Section 12.5 of the Loan Restructure Agreement). This amount is equal to the principal amount of the amount of indebtedness under the Loan Restructure Agreement, plus all interest accrued through the Petition Date and fees and expenses accrued through the Petition Date as provided in the Loan Restructure Agreement.

                      b) TREATMENT.

        Section 4.3 of the Plan provides that, on the Effective Date, the Reorganized Debtor or its agent will provide to the Loan Restructure Agreement Agent, for distribution of Pro Rata Shares to holders of Allowed Loan Restructure Agreement Claims and in full satisfaction, release and discharge of the Loan Restructure Agreement Claims, the following consideration: (a) $82.5 million principal amount in New Cash Pay Notes; (b) $32.5 million principal amount of the New PIK Notes; and (c) 12,525,000 shares of New Common Stock, which will consist of approximately 51.4% of the issued and outstanding shares of New Common Stock as of the Effective Date. Each New Cash Pay Note and New PIK Note will be issued under a single indenture as one instrument having both a "Cash Pay Portion" and a "PIK Portion," and the New Cash Pay Notes and New PIK Notes will not trade independently of each other. Additionally, on the Effective Date, the Reorganized Debtor or its agent also will distribute to the Loan Restructure Agreement Agent for the benefit of the Loan Restructure Agreement Lenders a payment, not to exceed $1.5 million, in an amount equal to the prepetition and postpetition fees and expenses not previously paid or reimbursed by the Debtor incurred under Section 12.5 of the Loan Restructure Agreement by, or on behalf of, the Loan Restructure Agreement Lenders to Crossroads LLC, PricewaterhouseCoopers LLC, Stroock Stroock & Lavan LLP, and Milbank Tweed Hadley & McCloy LLP. Approximately $815,000 of such unpaid fees were incurred prior to the Petition Date; also, in the year and a half prior to the Petition Date, the Debtor made payments of approximately $204,000 in respect of additional professional fees and expenses due with respect to the Loan Restructure Agreement.

        As described in the summary section set above, the Debtor values the New Notes and the shares of New Common Stock to be distributed on account of the Allowed Loan Restructure Agreement Claims at an amount sufficient to provide for slightly less than the payment in full of such Claims (before accounting for postpetition interest, charges, and fees, all of which otherwise would be subject to the contractual subordination described below). See Article VII for a discussion of the Debtor's valuation analysis. Specifically, assuming a par value for the New Notes ($115 million) and a value of $89.7 million for the New Common Stock, the total value of the consideration to be distributed on account of the Loan Restructure Agreement Claims is approximately $206.2 million ($115 million in New Notes plus $89.7 million in New Common Stock plus $1.5 million in cash). The Debtor estimates that an additional $6.31 million in postpetition interest would accrue with respect to the Loan Restructure Agreement Claims through December 31, 2001.

                     (1) The New Notes.

        The New Notes to be distributed on account of Allowed Loan Restructure Agreement Claims consist of $82.5 million principal amount of the New Cash Pay Notes and $32.5 million principal amount of the New PIK Notes. Each New Cash Pay Note and New PIK Note will be issued under a single indenture as one instrument having both a "Cash Pay Portion" and a "PIK Portion," and the New Cash Pay Notes and New PIK Notes will not trade independently of each other. In the event only a New Cash Pay Note is to be issued to a particular holder, the "PIK Portion" of the new senior secured note issued will be zero and in the event only a New PIK
Note is to be issued to a particular holder, the "Cash Pay Portion" of the new senior secured note issued will be zero.

        The New Cash Pay Notes will be senior secured notes to be issued by the Reorganized Debtor pursuant to the New Notes Indenture, in the aggregate principal amount of $85,000,000 (with $2,500,000 principal amount being distributed to holders of Claims classified into Class 7 under the Plan), with the following material terms: (a) due on the fifth anniversary of the Effective Date; (b) amortizing over a four-year period on a straight line basis beginning on the first anniversary of the Effective Date; (c) interest payable monthly in arrears in cash at a rate equal to the prime rate of interest plus three hundred basis points (with such rate not to be less than 8% per annum); and (d) secured (on a pari passu basis with the New PIK Notes) by a first priority security interest in all assets of the Reorganized Debtor (except in the case of the Reorganized
Debtor's ownership interest in its foreign Subsidiaries, which shall be subject to a pledge of not more than sixty-five percent (65%) of the Reorganized Debtor's interest therein). The New Cash Pay Notes, however, will be subject to the $20 million Exit Financing Facility, which will provide for senior liens and a priority in payment over the New Cash Pay Notes.

        The New PIK Notes will be new senior secured notes to be issued by the Reorganized Debtor pursuant to the New Notes Indenture, in the aggregate principal amount of $43,500,000 (with an aggregate principal amount of $32,500,000 to be distributed on account of the Allowed Loan Restructure Agreement Claims), with the following material terms: (a) due on the fifth anniversary of the Effective Date; (b) interest payable in kind monthly in arrears at a rate of 12% per annum; and (c) secured (on a pari passu basis with the New Cash Pay Notes) by a first priority security interest in all assets of the Reorganized Debtor (except in the case of the Reorganized Debtor's ownership interest in its foreign Subsidiaries, which shall be subject to a pledge of not more than sixty-five percent (65%) of the Reorganized Debtor's interest therein). Like the New Cash Pay Notes, the New PIK Notes also will be subject to the $20 million Exit Financing Facility, which will provide for senior liens and a priority in payment over the New PIK Notes.

        A draft of the New Notes Indenture will be filed with the Bankruptcy Court by no later than twenty-one (21) calendar days prior to the commencement of the Confirmation Hearing, or on such other date as the Bankruptcy Court may establish.

                     (2) Enforcement and Satisfaction of Subordination
                         Provisions of the Convertible Notes, the Subordinated Notes Indenture, and the Western Digital Note.

        As noted above, Class 3 provides for a distribution in respect of the Allowed Loan Restructure Agreement Claims with an approximate value that is nearly sufficient to pay such claims in full, before accounting for postpetition interest, charges, and fees. The Loan Restructure Agreement Claims are entitled to be paid in full (including postpetition interest, charges, and fees) because the Subordinated Notes Claims, the Convertible Notes Claims, and the Western Digital Note Claim are subordinated by contract to the prior payment in full of the Loan Restructure Agreement Claims. Thus, the Plan accounts for and enforces such contractual subordination (a) by distributing to holders of Allowed Loan Restructure Agreement Claims property of a value sufficient to provide for the payment in full of such Claims, including all accrued interest (less certain amounts that the holders of such Claims have agreed to leave for distribution to junior classes of creditors); and (b) by deducting such property from the distributions that otherwise would be made on account of the Subordinated Notes Claims. Accordingly, Section 7.8 of the Plan provides that, upon the Effective Date, any and all asserted claims, counterclaims, demands, defenses, rights, actions or causes of action that arise out of or relate to the subordination provisions under the Loan Restructure Agreement, the Western Digital Note, the Convertible Notes, the Subordinated Notes, or the Subordinated Notes Indenture between or among holders of Claims under such instruments will and will be deemed to be satisfied, terminated, void, and of no further force or effect such that, notwithstanding any such claimed rights, actions or causes of action, the treatment of Claims under the Plan will be deemed to satisfy in full all rights in respect of the subordination provisions under the Loan Restructure Agreement, the Western Digital Note, the Convertible Notes, the Subordinated Notes, and the Subordinated Notes Indenture.

        Holders of the Loan Restructure Agreement Claims have asserted to the Debtor that, based upon their assessment of the value of the Debtor's Estate, they believe that the Plan does not provide for the payment in full of the Loan Restructure Agreement Claims and that, as a result, their rights under contractual subordination provisions described above are not being fully enforced under the Plan. Nevertheless, those holders have indicated to the Debtor that they have agreed to the Plan and the discharge of their contractual subordination rights in the spirit of compromise and in order to achieve for the Debtor a rapid, efficient, and cost-effective reorganization and exit from the Chapter 11 Case.

               5. CLASS 4 (WESTERN DIGITAL CLAIMS).

        There are two sub-classes within Class 4. Class 4-A -- Western Digital Note Claim, which consists of Claims arising under or related to the Western Digital Note; and Class 4-B -- Western Digital Rejection Claims, which consists of all claims (other than the Western Digital Note Claim) held by Western Digital as of the Petition Date, including without limitation Claims arising from the Debtor's rejection of the Western Digital Leases and any other Claims assigned by Western Digital to one or more Loan Restructure Agreement Lenders after the Petition Date.

        As described in Section III.A., the Debtor rejected a number of leases of personal property as of the Petition Date. The Debtor had acquired four of those leases (defined as the "Western Digital Leases" in the Plan) from Western Digital as part of the Debtor's prepetition acquisition of Western Digital's thin-film media operations (as described in Section II.A). Because Western Digital remained obligated to the lessors under the Western Digital Leases, Western Digital was forced to satisfy the Debtor's obligations under the rejected leases, thereby giving rise to a claim under the Asset Sale Agreement previously executed by the Debtor and Western Digital of approximately $11.3 million, in addition to the $34 million claim under the Western Digital Note (which was given as partial consideration for the Debtor's acquisition of Western Digital's thin-film media operations).

        Following the Petition Date, as part of the overall compromise negotiations described in Section II.G., the Debtor, Western Digital, and certain holders of the Loan Restructure Agreement Claims reached an agreement regarding the treatment of the Western Digital Claims, which agreement is embodied in the Plan and described in Section II.G. and below. That agreement also provided for Western Digital to extend for at least three years its existing volume purchase commitments to the Debtor and its subsidiaries (which commitments were scheduled to expire in April 2002). This extended volume purchase commitment provides for Western Digital to continue to purchase a substantial portion of its annual thin-film media requirements from the Debtor's subsidiaries, and also provides for automatic two-year renewals of the term of the Volume Purchase Agreement in the absence of twelve-months prior written notice of intent not to renew. The commitment therefore provides a solid, predictable foundation of business on which the Debtor can continue to build its operations, and represents substantial new value that will be distributed to creditors through the Plan.

        As described in Section II.G., as part of the negotiations, certain holders of the Loan Restructure Agreement Claims agreed to purchase the Western Digital Claims for cash, thereby providing Western Digital with desired liquidity, and the Debtor in turn agreed to the treatment of the Western Digital Claims set forth in the Plan. Accordingly, the Western Digital Claims have now been assigned to certain holders of the Loan Restructure Agreement Claims, who will receive all distributions with respect to such claims.

                  a) CLASS 4-A (WESTERN DIGITAL NOTE CLAIM). ALLOWANCE.

        Section 4.4 of the Plan provides that the Western Digital Note Claim will be deemed to be Allowed Unsecured Claims in the aggregate amount of $33,675,357 (equal to the principal amount of the Western Digital Note plus all interest accrued through the Petition Date).

                  b) CLASS 4-A (WESTERN DIGITAL NOTE CLAIM). TREATMENT.

        Section 4.4 of the Plan provides that, on the later of the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor or its agent will provide to each holder of the Allowed Western Digital Note Claim, in full satisfaction, release and discharge of such Claim, its Pro Rata Share of
(a) $11,000,000 principal amount of the New PIK Notes; and (b) 3,022,127 shares of New Common Stock, which consists of approximately 12.4% of the issued and outstanding shares of New Common Stock as of the Effective Date.

        The Debtor values the New PIK Notes and the shares of New Common Stock to be distributed on account of the Allowed Western Digital Note Claim at approximately $32.64 million (equal to $11 million in New PIK Notes plus stock valued at approximately $21.64 million). See Section IV.A.4.(b).(1) for a description of the New PIK Notes; and see Article VII for a discussion of the Debtor's valuation analysis. This amount is sufficient to provide for payment of approximately ninety-seven percent (97%) (before accounting for postpetition interest, charges, and fees which otherwise would be subject to the contractual subordination provisions described below) of the Western Digital Note Claim. The Debtor estimates postpetition interest on the Western Digital Note Claim through December 31, 2001, to be approximately $0.58 million.

        The Western Digital Note Claim is entitled to be paid in full (including postpetition interest, charges, and fees) because the Subordinated Notes Claims are subordinated by contract to the prior payment in full of the Loan Restructure Agreement Claims. As explained in Section IV.A.4.b., the Plan enforces the contractual subordination provisions of the Loan Restructure Agreement, the Western Digital Note, the Convertible Notes, the Subordinated Notes, and the Subordinated Notes Indenture, and in turn provides for the termination of any and all asserted rights, actions or causes of action based upon any claimed right to contractual subordination.

                  c) CLASS 4-B (WESTERN DIGITAL REJECTION CLAIM). ALLOWANCE.

        Section 4.4 of the Plan provides that the Western Digital Rejection Claims will be deemed to be Allowed Unsecured Claims in the aggregate amount of $11,261,760 (equal to the estimated amount of Western Digital's damages arising from rejection of the Western Digital Leases). A letter from Western Digital to the Debtor that sets forth the calculation of Western Digital's estimated damages is attached hereto as Exhibit I. So long as Western Digital makes the payments indicated in the letter, the Debtor is not aware of any defenses to the alleged damage claims, and the Debtor has agreed that it has no defenses or offsets with respect to such claims so long as Western Digital makes such payments.

                  d) CLASS 4-B (WESTERN DIGITAL REJECTION CLAIM). TREATMENT.

        Unlike the Western Digital Note Claim, the Western Digital Rejection claims are general unsecured claims that are entitled to share ratably in the assets distributed to other creditors, without the benefit or burden of any subordination agreements. Section 4.4 of the Plan therefore provides that, on the later of the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor or its agent will provide to each holder of the Allowed Western Digital Rejection Claims, in full satisfaction, release and discharge of such Claims, its Pro Rata Share of 893,723 shares of New Common Stock, which shall consist of approximately 3.67% of the issued and outstanding shares of New Common Stock as of the Effective Date.

        The Debtor values the New Common Stock to be distributed on account of the Allowed Western Digital Rejection Claims at approximately $6.4 million. See
Article VII for a discussion of the Debtor's valuation analysis. This amount is sufficient to provide for a recovery of approximately fifty-seven percent (57%) of the amount of the Western Digital lease rejection claims and thus is equivalent to the distributions to be made in respect of General Unsecured Claims classified into Class 7 under the Plan.

               6. CLASS 5 (CONVERTIBLE NOTES CLAIMS).

        The Convertible Notes Claims are, collectively, Claims arising under or related to the Nelson Note and the Olympus Note.

                  a) ALLOWANCE.

        Section 4.5 of the Plan provides that the Convertible Notes Claims will be deemed to be Allowed Unsecured Claims as follows: (i) the Nelson Note Claim will be deemed to be an Allowed Unsecured Claim in the amount of $4,034,618 (equal to the principal amount of the Nelson Note plus all interest accrued through the Petition Date); and (ii) the Olympus Note Claim will be deemed to be an Allowed Unsecured Claim in the amount of $6,155,382 (equal to the principal amount of the Olympus Note plus all interest accrued through the Petition Date).

                  b) TREATMENT.

        Section 4.5 of the Plan provides that, on the later of the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor or its agent will provide to the holders of the Convertible Notes Claims, in full satisfaction, release and discharge of such Claims, the following treatment:

               (i) The holder of the Allowed Nelson Note Claim shall receive 500,000 shares of New Common Stock, which will consist of approximately 2.05% of the issued and outstanding shares of New Common Stock as of the Effective Date.

               (ii) The holder of the Allowed Olympus Note Claim shall receive shall receive 750,000 shares of New Common Stock, which will consist of approximately 3.08% of the issued and outstanding shares of New Common Stock as of the Effective Date.

        The Debtor values the shares of New Common Stock to be distributed on account of the Allowed Convertible Note Claims at approximately $8.95 million, or $3.58 million on account of the Allowed Nelson Note Claim and $5.37 million on account of the Allowed Olympus Note Claim. See Article VII for a discussion of the Debtor's valuation analysis. Thus, the holder of the Nelson Note Claim will receive a distribution of approximately 88% percent of the allowed amount of its claim, and the holder of the Olympus Note Claim will receive a distribution of approximately 87% percent of the allowed amount of its claim, in each case before accounting for postpetition interest, charges, and fees which otherwise would be subject to the contractual subordination provisions described below. The Debtor estimates postpetition interest on the Convertible Notes Claims through December 31, 2001, to be approximately $0.34 million.

        As explained in Section IV.A.4.b., the Convertible Note Claims are contractually senior to the Subordinated Notes Claims and thus are entitled to be paid in full (including postpetition interest, charges, and fees) prior to any distributions made in respect of the Subordinated Notes Claims. Holders of the Convertible Note Claims, however, have agreed to forego a portion of the distributions to which they otherwise would be entitled so as to assist the Debtor in its efforts to achieve a consensual restructuring. The Plan otherwise enforces the contractual subordination provisions of the Loan Restructure Agreement, the Western Digital Note, the Convertible Notes, the Subordinated Notes, and the Subordinated Notes Indenture, and in turn provides for the termination of any and all asserted rights, actions or causes of action based upon any claimed right to contractual subordination.

               7. CLASS 6 (SUBORDINATED NOTES CLAIMS).

        The Subordinated Notes Claims are Claims or Equity Interests arising under or related to the Subordinated Notes or the Subordinated Notes Indenture.

                  a) ALLOWANCE.

        Section 4.6 of the Plan provides that the Subordinated Notes Claims will be deemed to be Allowed Unsecured Claims in the aggregate amount of $238,195,000 (equal to the principal amount of the Subordinated Notes plus all interest accrued through the Petition Date).

                  b) TREATMENT.

        Section 4.6 of the Plan provides that, on the later of the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor or its agent will provide to the Subordinated Notes Trustee, for distribution of Pro Rata Shares to holders of Allowed Subordinated Notes Claims and in full satisfaction, release and discharge of the Subordinated Notes Claims, (i) 3,744,775 shares of New Common Stock (approximately 15.37% of the issued and outstanding shares of New Common Stock as of the Effective Date); and (ii) in the event that Class 9 votes to reject the Plan, an additional 750,000 shares of New Common Stock, which will consist approximately 3.08% of the issued and outstanding shares of New Common Stock as of the Effective Date.

        The Debtor values the shares of New Common Stock to be distributed on account of the Allowed Subordinated Notes Claims at approximately $26.8 million, assuming that Class 9 votes to accept the Plan. The Debtor values the additional shares to be distributed on account of the Allowed Subordinated Notes Claims in the event that Class 9 votes to reject the Plan at approximately $5.37 million. See Article VII for a discussion of the Debtor's valuation analysis.

        As explained in Section IV.A.4.b., this distribution is approximately equal to a Pro Rata Share of the consideration to be distributed on account of Allowed Unsecured Claims, less the amounts allocable to holders of Allowed Loan Restructure Agreement Claims and Claims allowed in respect of the Western Digital Note and the Convertible Notes pursuant to contractual subordination provisions (after accounting for amounts that the holders of such senior claims have agreed to leave for distributions in respect of the Subordinated Notes Claims, including claims for postpetition interest, charges, and fees). As a consequence of the enforcement of those subordination provisions and the consensual allocation of value to subordinated creditors by senior creditors, the Plan provides for the termination of any and all asserted rights, actions, causes of action, counterclaims, demands, and defenses that arise out of or relate to the subordination provisions in the instruments described above.

               8. CLASS 7 (GENERAL UNSECURED CLAIMS).

        General Unsecured Claims are Unsecured Claims other than the Loan Restructure Agreement Claims, the Western Digital Claims, the Convertible Notes Claims, the Subordinated Notes Claims, the Convenience Claims, and the Subordinated Claims.

        Section 4.7 of the Plan provides that, on the later of the Effective Date and the date on which a General Unsecured Claim becomes an Allowed General Unsecured Claim, or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to each holder of an Allowed General Unsecured Claim, in full satisfaction, release and discharge of such Claim, its Pro Rata Share of (a) $1,000,000 in Cash; (b) $2,500,000 principal amount of the New Cash Pay Notes; and (c) 558,660 shares of New Common Stock, which will consist of approximately 2.29% of the issued and outstanding shares of New Common Stock as of the Effective Date.

        The Debtor values the shares of New Common Stock to be distributed on account of the Allowed General Unsecured Claims at approximately $4 million, and the Debtor values the New Cash Pay Notes and the cash at their stated value. See
Section IV.A.4.(b).(1) for a description of the New Cash Pay Notes, and see
Article VII for a discussion of the Debtor's valuation analysis. Thus, the Debtor values the total consideration to be distributed to Class at $7.5 million ($1 million in cash, $2.5 million in New Cash Pay Notes, and $4 million in New Common Stock).

        As described more fully in Article VII, the value attributed to the shares of stock in this Disclosure Statement was based upon a valuation analysis (attached as Exhibit H) prepared by KPMG Consulting, Inc. As described in detail in Exhibit H, KPMG attempted to determine an "enterprise value" for the Reorganized Debtor. In that regard, KPMG concluded that "the enterprise value of Komag is in a likely range of: $288 million to $313 million," noting: "Because of the uncertainty in the current economy and computer industry, we have estimated a broad range of value for Komag, which results in a range of possible values between $227 million and $383 million."

        As discussed in Sections II.G. and IV, the Plan is premised upon a compromise reached with the holders of the Loan Restructure Agreement Claims, holders of the Convertible Notes Claims, and holders of the Western Digital Claims -- i.e., an enterprise value for the Reorganized Debtor of approximately $310 million. As discussed in Article VII, this compromised enterprise values assume no debt. To determine the value of shareholder equity in the Reorganized Debtor, you need to subtract from the $310 million valuation the amount of debt being incurred by the Reorganized Debtor under the Plan. With an enterprise value of $310 million, assuming (a) Allowed Administrative Claims, Priority Claims, and cash distributions to Classes 3, 7, and 8 in an aggregate amount of approximately $7 million; and (b) the issuance of the New Notes in the amount of $128.5 million, the assumed equity value of the Reorganized Debtor is $174.5 million. Based upon a distribution of 24,369,285 million shares of New Common Stock in connection with the Plan, the value of each share of New Common Stock as of the Effective Date would be approximately $7.16.

        This share price based upon enterprise value is not intended to reflect trading value -- that is, the price at which the stock would actually trade on a public market. There is no assurance that the stock can or will be listed (although every effort will be made to do so), and even if it is listed for sale on a public exchange, the actual trading value of the stock cannot be determined at this time. It could ultimately be higher or lower than the enterprise value depending on market conditions and forces and upon the performance of the Reorganized Debtor and sector performance at the time the stock is available to be traded. Creditors are urged to read carefully the KPMG report attached as Exhibit H, including its "Appendix A -- Limiting Conditions and Assumptions."

        The actual number of shares to be distributed on account of each Allowed General Unsecured Claim will depend upon the total pool of General Unsecured Claims that ultimately become Allowed. The Debtor estimates that the aggregate amount of Allowed General Unsecured Claims will approximate $14 million or less. Of that amount, the Debtor estimates that approximately $6 million is attributable to general trade and accounts payable existing as of the Petition Date, approximately $5.8 million is attributable to damage claims relating to the Debtor's rejection of certain leases of personal property at the inception of the Chapter 11 Case, and approximately $2.2 million is attributable to a reserve for claims that currently are unknown and unasserted.

        Thus, the Plan is premised upon an approximate fifty-four percent (54%) distribution in respect of Allowed General Unsecured Claims, which represents a ratable share of the value of bankruptcy estate prior to accounting for the various contractual subordination agreements described elsewhere in this Disclosure Statement, less a discount amount negotiated with ICX and Analytical Services (holders of General Unsecured Claims and members of the Committee, who were negotiating on their own behalf and not on behalf of the Committee or as representatives of trade creditors generally) in exchange for the cash consideration and notes provided under the Plan. However, as explained in
Section IV.E., the deadline for the filing of proofs of Claim has not yet elapsed, and the Debtor therefore can make no assurance that the final amount of Allowed General Unsecured Claims will not materially exceed or be lower than the Debtor's estimates. If the amount of Allowed General Unsecured Claims exceeds the Debtor's estimate of $14 million, distributions in respect of Allowed General Unsecured Claims under the Plan ultimately will be less than the amounts that the Debtor currently projects; if the amount of Allowed General Unsecured Claims is less than the Debtor's estimate of $14 million, distributions in respect of Allowed General Unsecured Claims under the Plan will be greater than the amounts that the Debtor currently projects.

               9. CLASS 8 (CONVENIENCE CLAIMS).

        Convenience Claims are Claims that otherwise would be General Unsecured Claims and that (a) are in an allowed amount of $10,000 or less, or (b) are in an allowed amount of more than $10,000 but are the subject of an irrevocable written election, as made on a validly executed and timely delivered Ballot, to reduce the amount of the Claim to $10,000; provided, however, that holders of Claims that otherwise would be Convenience Claims may, on a validly executed and timely delivered Ballot, opt out of Class 8 and into Class 7 under the Plan.

        Section 4.8 of the Plan provides that, on the later of the Effective Date and the date on which a Convenience Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to each holder of an Allowed Convenience Claim, in full satisfaction, release and discharge of such Claim, a Cash payment in an amount equal to its Pro Rata Share of $650,000; provided, however, that the distribution on account of each Allowed Convenience Claim may not exceed one hundred percent (100%) of the amount of such Allowed Convenience Claim.

        Based upon a review of its books and records, the Debtor believes that there exist an aggregate amount of approximately $650,000 in Claims, that, if allowed, will constitute Convenience Claims. However, the actual amount of Allowed Convenience Claims cannot be estimated precisely at this time because, among other things, it cannot now be determined how many claimants ultimately will reduce their Claims and "opt in" to treatment under Class 8 or, conversely, "opt out" of treatment under Class 8 and into treatment under Class 7. As a result, it cannot be determined at this time whether holders of Allowed Convenience Claims will receive a full one-hundred percent (100%) payment on account of such Claims. If the pool of Allowed Convenience Claims is greater than $650,000, holders of such Claims will receive less than full payment in respect of their claims.

        The Debtor submits that the creation of a separate class of Convenience Claims is appropriate under the circumstances and under section 1122(b) of the Bankruptcy Code because, among other things, such a class will reduce or eliminate the significant administrative expenses that otherwise would be associated with the making of distributions of equity securities on account of the relatively small Convenience Claims.

        Holders of Convenience Claims, however, should be aware that, by receiving distributions of Cash as treatment through Class 8, they will not receive any of the New Common Stock to be distributed to holders of General Unsecured Claims. It is possible that the value of such New Common Stock ultimately could exceed the value of the Cash distributed on account of Convenience Claims. Accordingly, holders of Allowed General Unsecured Claims in amounts of $10,000 or less that wish to participate in distributions of New Common Stock should elect, on a timely submitted Ballot, to opt out of Class 8 and into Class 7 under the Plan.

        HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS ARE ADVISED TO CAREFULLY REVIEW THEIR BALLOTS AND THE INSTRUCTIONS THAT ACCOMPANYING SUCH BALLOTS. AS INDICATED THEREIN, A CLAIMANT'S ELECTION TO OPT OUT OF CLASS 8 AND INTO CLASS 7, AS WELL AS A CLAIMANT'S ELECTION TO OPT OUT OF CLASS 7 AND INTO CLASS 8 BY REDUCING THE AMOUNT OF THE CLAIMANT'S CLAIM TO $10,000, IS IRREVOCABLE AND MUST BE MADE IN THE MANNER DESCRIBED IN THE BALLOTS AND THE ACCOMPANYING INSTRUCTIONS.

               10. CLASS 9 (EQUITY INTERESTS).

        Equity Interests include all common stock of the Debtor, as well as all options and warrants issued prior to the Petition Date.

        Section 4.9 of the Plan provides that, IF AND ONLY IF CLASS 9 VOTES TO ACCEPT THE PLAN within the meaning of section 1126 of the Bankruptcy Code, then on the later of the Effective Date and the date on which an Equity Interest becomes an Allowed Equity Interest, or as soon thereafter as is practicable, the Reorganized Debtor or its agent shall provide to each holder of an Allowed Equity Interest, in full satisfaction, release and discharge of such Equity Interest, its Pro Rata Share of 750,000 shares of New Common Stock, which will consist of approximately 3.08% of the issued and outstanding shares of New Common Stock as of the Effective Date. IF CLASS 9 VOTES TO REJECT THE PLAN WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE, CLASS 9 WILL RECEIVE NO DISTRIBUTIONS AND RETAIN NO INTERESTS UNDER THE PLAN. ALSO, IN THE EVENT THAT THE BANKRUPTCY COURT DETERMINES THAT THE TREATMENT OF EQUITY INTERESTS AS SET FORTH ABOVE CAUSES THE PLAN TO VIOLATE THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE OR OTHERWISE RENDERS THE PLAN NOT CAPABLE OF BEING CONFIRMED, CLASS 9 WILL RECEIVE NO DISTRIBUTIONS AND RETAIN NO INTERESTS UNDER THE PLAN, AND THE DEBTOR, IN ITS DISCRETION, EITHER WILL CANCEL OR REDISTRIBUTE TO OTHER CLASSES OF CLAIMS THE 750,000 SHARES OF NEW COMMON STOCK THAT OTHERWISE WOULD BE DISTRIBUTED IN RESPECT OF EQUITY INTERESTS IN SUCH A MANNER AS TO SATISFY THE REQUIREMENTS OF THE BANKRUPTCY CODE.

        Based upon a total of 111,924,983 issued and outstanding common shares of the Debtor, if Class 9 votes to accept the Plan and if the Plan otherwise satisfies the requirements of section 1129 of the Bankruptcy Code and may be confirmed, shareholders will receive one share of New Common Stock for every
149.23 shares of common stock that they currently hold. The Debtor values the shares of New Common Stock that may be distributed on account of the Allowed Equity Interests at approximately $5.37 million. See Article VII for a discussion of the Debtor's valuation analysis.

        As explained in Article VII, the Debtor believes that the overall value of its business as a going concern is not sufficient to satisfy the claims of all creditors. Accordingly, under the priorities established by the Bankruptcy Code, holders of Equity Interests are not entitled to participate in distributions from the Debtor's Estate. See Article V. However, in an attempt to achieve a consensual reorganization and deliver some consideration to all stakeholders, the Debtor proposes to deliver the New Common Stock to holders of Equity Interests, but only if Class 9 votes to accept the Plan and only if the Plan otherwise satisfies the requirements of the Bankruptcy Code. If Class 9 votes to reject the Plan, the Debtor's goal of achieving a consensual restructuring will not have been achieved and the Debtor believes that, in such an event, it is appropriate to make no distributions to shareholders. If Class 9 votes to reject the Plan or if the proposed distribution to Class 9 causes the Plan to be unconfirmable, Class 9 will receive no distributions and the Debtor will request that the Bankruptcy Court confirm the Plan pursuant to the Bankruptcy Code's "cram down" provisions, as described in Article V.

        SHAREHOLDERS SHOULD BE ADVISED THAT, IF ANY OF THE OTHER CLASSES OF CLAIMS UNDER THE PLAN VOTES TO REJECT THE PLAN, IT IS HIGHLY LIKELY THAT THE PLAN WILL NOT SATISFY THE CONFIRMATION REQUIREMENTS OF THE BANKRUPTCY CODE AND THEREFORE THAT THE PROPOSED DISTRIBUTION WILL NOT BE MADE. SHAREHOLDERS FURTHER SHOULD BE AWARE THAT CERTAIN HOLDERS OF SUBORDINATED NOTES CLAIMS HAVE INFORMED THE DEBTOR THAT THEY INTEND TO VOTE TO REJECT THE PLAN. THOSE HOLDERS CLAIM TO HOLD A SUFFICIENT AMOUNT OF CLAIMS TO CAUSE CLASS 6 TO REJECT THE PLAN. THUS, IT IS POSSIBLE, AND PERHAPS LIKELY, THAT CLASS 6 (OR SOME OTHER CLASS OF CLAIMS) WILL VOTE TO REJECT THE PLAN AND THAT, AS A RESULT, NO DISTRIBUTIONS WILL BE MADE TO SHAREHOLDERS.

        B. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

               1. GENERALLY.

        The Bankruptcy Code empowers debtors in possession, subject to the approval of the Bankruptcy Court, to assume or reject the debtors' executory contracts and unexpired leases. An "executory contract" generally means a contract under which material performance other than the payment of money is due by the parties.

        If an executory contract or unexpired lease is rejected by the debtor in possession, the rejection operates as a prepetition breach of such agreement. If an executory contract or unexpired lease is assumed by the debtor in possession, the assumption obligates the debtor in possession to perform under the agreement, and damages arising for any subsequent breach of the agreement are treated as administrative expenses of the Estate.

        As explained in Section III.A., the Debtor rejected a number of burdensome unexpired leases and potentially executory contracts shortly after the Petition Date (with such rejection effective as of the Petition Date). As of the date of this Disclosure Statement, the Debtor believes that most of its remaining executory contracts probably are beneficial to the Estate. The Schedule attached hereto as Exhibit E sets forth the remaining executory contracts of which the Debtor currently is aware. The Debtor currently is reviewing that Schedule to determine which remaining executory contracts should be assumed and which should be rejected pursuant to the Plan, each in the manner described below.

               2. ASSUMPTION.

        Section 6.1 of the Plan provides that any executory contracts or unexpired leases that (a) are not identified on the Schedule of Rejected Agreements (to be filed no later than twenty-one (21) calendar days prior to the commencement of the Confirmation Hearing, or on such other date as the Bankruptcy Court may establish); (b) have not expired by their own terms on or prior to the Effective Date; (c) have not been assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court as of the Effective Date; and (d) are not the subject of a motion for rejection pending as of the Effective Date, will be deemed to have been assumed by the Reorganized Debtor effective as of the Effective Date. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of and authorization for the assumption of such executory contracts and unexpired leases pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtor, its estate, and all parties in interest in the Chapter 11 Case.

                  a) CURE PAYMENTS.

        Section 6.2 of the Plan provides that, as soon as practicable after and in no event later than thirty (30) days after the Effective Date, the Reorganized Debtor will pay to each party to an executory contract or unexpired lease assumed pursuant to Section 6.1 of the Plan any monetary amounts required to be paid under section 365(b) of the Bankruptcy Code as a condition to assumption, unless the Reorganized Debtor and such party agree to different arrangements for the satisfaction of obligations under section 365(b). The Bankruptcy Court will retain jurisdiction to and, after the provision of notice and the opportunity for a hearing in accord with the Bankruptcy Rules, will resolve all disputes regarding (i) the amount of any cure payment to be made pursuant to the Plan; (ii) the ability of the Debtor or the Reorganized Debtor to provide "adequate assurance of future performance" within the meaning of section 365 of the Bankruptcy Code under the contract or lease to be assumed; and (iii) any other matter pertaining to such assumption.

                  b) BAR DATE FOR THE ASSERTION OF CLAIMS FOR CURE PAYMENTS.

        The Debtor does not believe that any amounts are necessary to be paid in order to cure any existing defaults or arrearages under the executory contracts and unexpired leases to be assumed pursuant to Section 6.1 of the Plan. ANY PARTY TO SUCH AN EXECUTORY CONTRACT OR UNEXPIRED LEASE THAT ASSERTS THAT ANY PAYMENT OR OTHER PERFORMANCE IS DUE IN CONNECTION WITH THE PROPOSED ASSUMPTION OF SUCH AGREEMENT IN ACCORDANCE WITH THE PLAN MUST FILE WITH THE BANKRUPTCY COURT AND SERVE UPON THE DEBTOR A WRITTEN STATEMENT AND ACCOMPANYING DECLARATION IN SUPPORT THEREOF SPECIFYING THE BASIS FOR ITS CLAIM WITHIN THE SAME DEADLINE AND IN THE MANNER ESTABLISHED FOR FILING OBJECTIONS TO CONFIRMATION OF THE PLAN. (SEE SECTION I.C.). THE FAILURE TO TIMELY FILE AND SERVE SUCH A STATEMENT WILL WAIVE ANY AND ALL OBJECTIONS TO THE PROPOSED ASSUMPTION AND ANY CLAIM FOR CURE AMOUNTS OF THE AGREEMENT AT ISSUE.

               3. REJECTION.

        Section 6.3 of the Plan provides that any executory contracts or unexpired leases of the Debtor identified on the Schedule of Rejected Agreements or in any motion for rejection pending as of the Effective Date will be deemed to have been rejected by the Debtor as of the Effective Date, and the Reorganized Debtor shall have no liability under such executory contracts and unexpired leases except specifically provided in the Plan. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of and authorization for the rejection of such executory contracts and unexpired leases pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejection is in the best interest of the Debtor and its estate.

                  a) DEADLINE FOR THE ASSERTION OF REJECTION DAMAGE CLAIMS;
                     TREATMENT OF REJECTION DAMAGE CLAIMS.

        Section 6.4 of the Plan provides that ALL PROOFS OF CLAIMS ARISING FROM THE REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES PURSUANT TO SECTION 6.3 OF THE PLAN MUST BE FILED WITH THE BANKRUPTCY COURT AND SERVED ON THE REORGANIZED DEBTOR NO LATER THAN THIRTY (30) DAYS AFTER THE DATE ON WHICH THE NOTICE OF EFFECTIVE DATE IS MAILED. ANY CLAIM FOR WHICH A PROOF OF CLAIM IS NOT FILED AND SERVED WITHIN SUCH TIME WILL BE FOREVER BARRED AND WILL NOT BE ENFORCEABLE AGAINST THE DEBTOR OR ITS ESTATE, ASSETS, PROPERTIES, OR INTERESTS IN PROPERTY, OR AGAINST THE REORGANIZED DEBTOR OR ITS ESTATE, ASSETS, PROPERTIES, OR INTERESTS IN PROPERTY. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein will be treated as General Unsecured Claims and be classified into Class 7 under the Plan.

               4. INDEMNIFICATION OBLIGATIONS.

        Section 6.5 of the Plan provides that, for purposes of the Plan and effective on the Effective Date, the obligations of the Debtor to indemnify, reimburse, or limit the liability of its present and any former directors, officers or employees, in their capacity as such, against or for any obligations, whether pursuant to the certificate of incorporation of the Debtor, the bylaws of the Debtor, applicable state law or specific agreement, or any combination of the foregoing, will be assumed by the Reorganized Debtor, survive and remain unaffected by confirmation of the Plan and the occurrence of the Effective Date, and not be discharged irrespective of whether such indemnification, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Petition Date.

        The Debtor is not currently aware of any claims for indemnification that would fall within the scope of Section 6.5 of the Plan and, as a result, the Debtor does not anticipate that obligations under the Section will prove to be material.

        C. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN.

           1. REVESTING OF ASSETS, INCLUDING RIGHTS OF ACTION.

        Except as otherwise expressly provided by the Plan, on the Effective Date title to all assets and property of the Estate, including without limitation the Debtor's ownership interests in the Subsidiaries and all Rights of Action (defined in the Plan as any rights, claims, or causes of action owned by or accruing to the Debtor (including as a debtor in possession) or the Estate pursuant to the Bankruptcy Code or pursuant to any statute or legal theory, including, without limitation, section 541 of the Bankruptcy Code, and any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code, and any rights to, claims, or causes of action for recovery under any policies of insurance issued to or on behalf of the Debtor or the Estate), will vest in the Reorganized Debtor in accordance with section 1141 of the Bankruptcy Code, free and clear of all Claims, Liens, and Equity Interests.

        PROSECUTION OF RIGHTS OF ACTION. On the Effective Date, the Rights of Action shall be deemed retained by or transferred to the Reorganized Debtor. The Reorganized Debtor will be deemed the appointed representative to, and may, pursue, litigate, and compromise and settle any and all Rights of Action, as appropriate, without further notice, the opportunity for a hearing, or Court approval.

        NO WAIVER OR LIMITATION OF RIGHTS OF ACTION. Section 7.1(b) of the Plan provides that the failure to identify in this Disclosure Statement any potential or existing Rights of Action generally or specifically is not intended to and will not limit the rights of the Debtor or the Reorganized Debtor to pursue any such action. Section 7.1(b) of the Plan further provides that, unless a Right of Action is expressly waived, relinquished, released, compromised or settled in the Plan, the Debtor on behalf of itself and the Reorganized Debtor expressly reserves all Rights of Action for later adjudication and, as a result, no preclusion doctrine, including without limitation the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, will apply to such Rights of Action upon or after the confirmation or consummation of the Plan or the Effective Date. In addition, the Debtor on behalf of itself and the Reorganized Debtor expressly reserves the right to pursue or adopt against any other entity any claims alleged in any lawsuit in which the Debtor is a defendant or an interested party. The Debtor believes that Section 7.1(b) is consistent with applicable law. If, however, the Bankruptcy Court determines in connection with confirmation of the Plan that Section 7.1(b) is not a permissible provision, the Debtor will modify the Plan to amend or delete
Section 7.1(b). The Debtor submits that any such modification will not adversely change the treatment of the claim of any creditor or equity security holder under the Plan.

               2. MANAGEMENT AND OPERATION OF THE REORGANIZED DEBTOR.

        Section 7.2 of the Plan provides that, from and after the Effective Date, the management, control and operation of the Reorganized Debtor will become the general responsibility of the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers, and the Reorganized Debtor may operate its business in accordance with the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, and applicable corporate law. Drafts of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, as well as disclosure of the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers, will be filed with the Clerk of the Bankruptcy Court no later than twenty-one (21) calendar days prior to the commencement of the Confirmation Hearing to consider confirmation of this Plan, or on such other date as the Bankruptcy Court may establish.

        The Plan provides that, from and after the Effective Date the Reorganized Debtor may operate its business, use, acquire or dispose of its assets, and compromise and settle Claims and Rights of Action, free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, and without further notice or the opportunity for a hearing.

               3. REORGANIZED DEBTOR DIRECTORS AND OFFICERS.

        On the Effective Date, the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers will consist of the persons identified in the Statement of Reorganized Debtor Directors/Officers (to be filed with the Clerk of the Bankruptcy Court no later than twenty-one (21) calendar days prior to the commencement of the Confirmation Hearing, or on such other date as the Bankruptcy Court may establish), and all officers of the Debtor and members of the Debtor's Board of Directors who do not continue in service as members of the Reorganized Debtor Board of Directors and/or Reorganized Debtor Officers will be deemed relieved of all further duties in such capacity. After the Effective Date, the terms and manner of selection of the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers will be as provided in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.

               4. AMENDMENT OF CERTIFICATE OF INCORPORATION.

        The certificate of incorporation of the Debtor will be amended and restated as of the Effective Date in substantially the form of the Amended and Restated Certificate of

Incorporation and, among other things, (a) will prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, and (b) will authorize the issuance of 50,000,000 shares of New Common Stock, of which up to 24,369,285 shares shall be issued and distributed in accordance with the terms and conditions of the Plan to (i) holders of Allowed Claims and Equity Interests, and (ii) beneficiaries of the Employee Retention Plan. See Section IV.C.7. for a description of the Employee Retention Plan.

               5. AMENDMENT OF BYLAWS.

        The bylaws of the Debtor will be amended and restated as of the Effective Date in substantially the form of the Amended and Restated Bylaws.

               6. ISSUANCE OF NEW SECURITIES.

        On the Effective Date, the Reorganized Debtor will issue the New Common Stock and the New Notes for distribution in accordance with the Plan. When so issued, all shares of New Common Stock will be deemed valid issued, fully paid, and non assessable.

        SECTION 1145 EXEMPTION. The Reorganized Debtor will issue to holders of Claims the New Securities (i.e., the New Common Stock and the New Notes) without registration under federal or state securities laws. The New Securities will be issued in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code, except in the case of a holder of the New Securities who may be regarded as an "underwriter" with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code (a "Statutory Underwriter"). See Article VI for a discussion of the section 1145 exemption.

        LISTING AND REPORTING. Commencing on the Effective Date, the Reorganized Debtor will use its commercially reasonable best efforts to list the New Common Stock (a) on a national securities exchange or the NASDAQ Stock Market; or (b) if the Reorganized Debtor cannot satisfy the applicable requirements for listing on a national securities exchange or the NASDAQ Stock Market, on the NASDAQ Small Cap Market; or (c) if the Reorganized Debtor cannot satisfy the applicable requirements for listing on the NASDAQ Small Cap Market, on another qualifying inter-dealer quotation system. Prior to such listing, the Reorganized Debtor will file such periodic and current reports as if it were a reporting company under the Securities Exchange Act of 1934.

        REGISTRATION RIGHTS. The Reorganized Debtor will execute the Registration Rights Agreement for the benefit of those holders of New Securities as of the Effective Date who may be regarded as underwriters within the meaning ascribed to such term in section 1145 of the Bankruptcy Code. See Article VI for a discussion of the section 1145 exemption.

               7. EMPLOYEE RETENTION PLAN.

        On the Effective Date, without further action of the holders of New Common Stock or the Reorganized Debtor Directors or Reorganized Debtor Officers, the Employee Retention Plan will be deemed adopted and implemented. The Employee Retention Plan is a program for compensation, retention, and severance for employees of the Reorganized Debtor on substantially the terms and conditions set forth in the Employee Retention Plan Supplement to be filed with the Clerk of the Bankruptcy Court no later than twenty-one (21) calendar days prior to the commencement of the Confirmation Hearing. The Employee Retention Plan generally will provide for the following: (a) the provision for grants of up to 1,625,000 shares of New Common Stock; (b) three-year employment contracts for senior officers of the Debtor, providing for compensation at least equal to compensation levels as of the Petition Date (with annual adjustments based upon market data for comparable companies) and payments in the event of termination without cause or a change in control without an offer of comparable employment equal to 2.99 times annual compensation (including salary, bonus, and benefits) in place at the time of termination or change in control; and (c) assumption of any existing employee severance and retention plan approved and implemented during the Chapter 11 Case (provided that such plan has terms no more favorable to the Debtor or its employees than the terms described in the Debtor's "Motion For Order Approving Employee Retention And Severance Program," filed with the Bankruptcy Court on or about September 6, 2001).

        The Employee Retention Plan is a critical component of the ongoing value that the Debtor will preserve through its reorganization process. Without an appropriate means to retain its employees, the going concern value of the Debtor would evaporate rapidly. Thus, the values described elsewhere in this Disclosure Statement are premised upon implementation of the Employee Retention Program, which is consistent with the Debtor's past practices and, in the opinion of the Debtor, necessary to retain and provide incentives for the Debtor's workforce on a going forward basis.

        Following the Effective Date, the Reorganized Debtor intends to file a registration statement on Form S-8 (the "S-8 Registration Statement") under the federal securities laws to register the New Common Stock to be issued to employees under the Employee Retention Plan. The Reorganized Debtor does not intend to issue the New Common Stock under the Employee Retention Plan until the S-8 Registration Statement has become effective under the federal securities laws. Once the S-8 Registration Statement has become effective, the New Common Stock issued under the Employee Retention Plan and registered under the S-8 Registration Statement will be freely tradable.

               8. CANCELLATION OF EXISTING SECURITIES AND INSTRUMENTS.

        On the Effective Date, all promissory notes, indentures, share certificates and other instruments evidencing any Claim or Equity Interest (including without limitation the Loan Restructure Agreement, the Convertible Notes, the Western Digital Note, the Subordinated Notes, the Subordinated Notes Indenture, and the Equity Interests) will be deemed cancelled and null and void without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor under the agreements and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged. All such instruments must be surrendered as described in Section IV.D.6.

        Also, as described elsewhere in this Disclosure Statement, any and all asserted rights, actions or causes of action based upon any claimed right to contractual subordination under the Loan Restructure Agreement, the Western Digital Note, the Convertible Notes, the Subordinated Notes, or the Subordinated Notes Indenture between or among holders of Claims under such instruments will and will be deemed to be satisfied, terminated, void, and of no further force or effect.

               9. CANCELLATION OF LIENS.

        Except as otherwise provided in the Plan, on the Effective Date any Lien securing any Secured Claim will be deemed released, and the entity holding such Secured Claim will be authorized and directed to release any collateral or other property of the Debtor or the Estate (including without limitation any cash collateral) held by such entity and to take such actions as may be requested by the Reorganized Debtor to evidence the release of such Lien, including without limitation the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtor (at the expense of the Reorganized Debtor).

               10. CORPORATE ACTION.

        On the Effective Date, all actions contemplated by the Plan and the Plan Documents will be and will be deemed to be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule or by the stockholders of the Debtor or the Reorganized Debtor, including without limitation (a) the adoption of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws; (b) the designation of members of the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers; (c) the cancellation of all Equity Interests; (d) the authorization and issuance of the New Securities; (e) the adoption and implementation of the Employee Retention Plan; and (f) the execution and delivery of, and the performance under, each of the other Plan Documents and all documents and agreements contemplated by or relating to any of the foregoing.

               11. EXIT FINANCING FACILITY.

        The Debtor's working capital needs following the Effective Date will be satisfied from the $20 million Exit Financing Facility. The providers of the Debtor's proposed debtor in possession financing facility, which is described in
Section III.A., have agreed to provide the Exit Financing Facility on the same terms and conditions as the debtor in possession facility, without additional fees or charges.

        D. DISTRIBUTIONS.

        All distributions to any holder of an Allowed Claim or Allowed Equity Interest will be made at the address of such holder as set forth in the Schedules or in the books and records of the Debtor or its agents, unless the Debtor or the Reorganized Debtor has been notified in writing of a change of address, including without limitation by the filing of a proof of Claim by such holder that contains an address for such holder different from the address reflected in such Schedules for such holder.

               1. UNDELIVERABLE DISTRIBUTIONS.

        Holding of Undeliverable Distributions. If any distribution to any holder is returned to the Reorganized Debtor as undeliverable, no further distributions will be made to such holder unless and until the Reorganized Debtor is notified in writing of such holder's then-current address. Unless and until the Reorganized Debtor is so notified, such distribution will be deemed to be "Unclaimed Property."

        Unclaimed Property. If any entity entitled to receive Cash or New Securities pursuant to the Plan does not present itself on the Effective Date or on such other date on which such Person becomes eligible for distribution of such Cash or New Securities, such Cash or New Securities will be deemed to be "Unclaimed Property." Unclaimed Property will be set aside and (in the case of Cash) held in a segregated interest-bearing account to be maintained by the Reorganized Debtor pursuant to the terms of the Plan. On the first anniversary of the Effective Date, the Reorganized Debtor will file with the Bankruptcy Court a list of Unclaimed Property, together with a schedule that identifies the name and last-known address of holders of the Unclaimed Property; the Reorganized Debtor otherwise will not be required to attempt to locate any such entity. On the second anniversary of the Effective Date, all remaining Unclaimed Property and accrued interest or dividends earned thereon will be remitted to and vest in the Reorganized Debtor.

               2. FRACTIONAL SECURITIES.

        No fractional shares of New Common Stock (or Cash in lieu thereof) will be distributed. For purposes of distribution, fractional shares of New Common Stock will be rounded down to the next whole number, and the total number of shares of New Common Stock to be distributed under this Plan will be adjusted to account for such rounding. The New Notes issued pursuant to this Plan will be issued in denominations of $100 and integral multiples thereof, and no Cash payment in lieu thereof shall be made.

               3. COMPLIANCE WITH TAX REQUIREMENTS.

        The Reorganized Debtor will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan will be subject to such withholding and reporting requirements. In connection with each distribution with respect to which the filing of an information return (such as Internal Revenue Service Form 1099 or 1042) or withholding is required, the Reorganized Debtor will file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution, or effect any such withholding and deposit all moneys so withheld to the extent required by law. With respect to any entity from whom a tax identification number, certified tax identification number, or other tax information required by law to avoid withholding has not been received by the Reorganized Debtor, the Reorganized Debtor, at its sole option, may withhold the amount required and distribute the balance to such entity or decline to make such distribution until the information is received.

               4. TIME BAR TO CASH PAYMENTS.

        Checks issued by the Reorganized Debtor on account of Allowed Claims will be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check must be made on or before the second anniversary of the Effective Date. After such date, all Claims in respect of voided checks will be discharged and forever barred and the Reorganized Debtor shall retain all moneys related thereto.

               5. NO DE MINIMIS DISTRIBUTIONS.

        No Cash payment of less than ten dollars ($10.00) will be made by the Reorganized Debtor on account of any Allowed Claim.

               6. SURRENDER OF EXISTING SECURITIES AND INSTRUMENTS.

        Except as otherwise provided in the Plan or as the Reorganized Debtor otherwise may agree, each holder of a promissory note or other instrument evidencing a Claim must surrender such promissory note or instrument to the Reorganized Debtor upon request. No distribution under the Plan will be made to or on behalf of any such holders unless and until such promissory note or instrument is received by the Reorganized Debtor or the unavailability of such promissory note or instrument is established to the reasonable satisfaction of the Reorganized Debtor. In accordance with section 1143 of the Bankruptcy Code, any holder that fails to (a) surrender or cause to be surrendered such promissory note or instrument or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtor and (b) if requested by the Reorganized Debtor, furnish a bond in form and substance (including amount) reasonably satisfactory to the Reorganized Debtor within two years after the Effective Date will be deemed to have forfeited all rights, Claims, and Equity Interests and shall not participate in any distribution under this Plan.

               7. NO DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS OR DISPUTED EQUITY INTERESTS.

        No distributions will be made on account of any Disputed Claim or Disputed Equity Interests until such Claim or Equity Interest becomes Allowed (and then only to the extent so Allowed). Distributions made after the Effective Date in respect of Claims or Equity Interests that were not Allowed Claims or Allowed Equity Interests as of the Effective Date (but which later became Allowed) will be deemed to have been made as of the Effective Date.

        E. OBJECTIONS TO CLAIMS.

               1.  CLAIMS OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS.

        The Reorganized Debtor will have the right to object to the allowance of Claims or Equity Interests filed with the Bankruptcy Court with respect to which liability or allowance is disputed in whole or in part. Unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtor will file and serve any such objections to Claims or Equity Interests by not later than one hundred and eighty (180) days after the Effective Date (or, in the case of Claims filed after the Effective Date, by not later than one hundred and eighty (180) days after the date of filing of such Claims).

               2. RESERVES, PAYMENTS, AND DISTRIBUTIONS WITH RESPECT TO DISPUTED CLAIMS.

        All Disputed Claims will be treated as Allowed Claims for purpose of calculating distributions to be made to the holders of Allowed Claims on the Effective Date, but no distributions will be made on account of any Disputed Claims until they become Allowed Claims. Rather, the Reorganized Debtor will reserve the distributions that otherwise would have been made in respect of such Disputed Claims if they had been Allowed Claims.

        At such time as a Disputed Claim becomes an Allowed Claim, in whole or in part, the Reorganized Debtor or its agent will distribute to the holder thereof the distributions, if any, to which such holder is then entitled under this Plan. Such distributions, if any, will be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order (or such other date as the Claim becomes an Allowed Claim), but in no event more than thirty (30) days thereafter. No interest will be paid on Disputed Claims that later become Allowed Claims. In the event that dividend distributions or regular principal/interest payments have been made with respect to the New Common Stock or New Notes distributable to a holder of a Disputed Claim that later becomes an Allowed Claim, such holder will be entitled to receive such previously-distributed dividends or principal/interest payments, as the case may be, without any additional interest with respect to thereto. All property reserved on account of Disputed Claims that ultimately become Disallowed Claims will be distributed to all holders of Allowed Claims in the Class into which such Disputed Claims have been classified, not less frequently than every six (6) months.

        F. CONTINUING JURISDICTION OF THE BANKRUPTCY COURT.

        Article XI of the Plan provides for the Bankruptcy Court to retain jurisdiction over a broad range of matters relating to the Chapter 11 Case, the Plan, and other related items. Readers are encouraged to review Article XI to ascertain the nature of the Bankruptcy Court's post-Effective Date jurisdiction.

                  V. CONFIRMATION AND EFFECTIVENESS OF THE PLAN

        BECAUSE THE LAW WITH RESPECT TO CONFIRMATION OF A PLAN OF REORGANIZATION IS VERY COMPLEX, CREDITORS CONCERNED WITH ISSUES REGARDING CONFIRMATION OF THE PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS AND FINANCIAL ADVISORS. The following discussion is intended solely for the purpose of providing basic information concerning certain confirmation issues. The Debtor cannot and does not represent that the discussion contained below is a complete summary of the law on this topic.

        Many requirements must be met before the Bankruptcy Court may confirm the Plan. Some of the requirements discussed in this Disclosure Statement include acceptance of the Plan by the requisite number of holders of Claims and Equity Interests, and whether the Plan pays such holders at least as much as they would receive in a liquidation of the Debtor under chapter 7 of the Bankruptcy Code. These requirements, however, are not the only requirements for confirmation, and the Bankruptcy Court will not confirm the Plan unless and until it determines that the Plan satisfies all applicable requirements, including requirements not referenced in this Disclosure Statement.

        A. VOTING AND RIGHT TO BE HEARD AT CONFIRMATION.

           1. WHO MAY SUPPORT OR OBJECT TO CONFIRMATION OF THE PLAN?

        Any party in interest may support or object to the confirmation of the Plan. Even entities who may not have a right to vote (e.g., entities whose Claims are classified into an unimpaired Class) may still have a right to support or object to confirmation of the Plan. (See Section I.C. for information regarding the applicable deadlines for objecting to confirmation of the Plan).

           2. WHO MAY VOTE TO ACCEPT OR REJECT THE PLAN?

        A holder of a Claim or Equity Interest generally has a right to vote for or against the Plan if their Claim or Equity Interest is both "allowed" for purposes of voting and classified into an impaired Class.

              a)   WHAT IS AN ALLOWED CLAIM OR INTEREST FOR VOTING PURPOSES?

        As noted above, a creditor's Claim or shareholder's Equity Interest must be "allowed" for purposes of voting in order for such claim or interest to have the right to vote on the Plan. Generally, for voting purposes, a Claim or Equity Interest is deemed "allowed" for voting purposes if (i) a proof of Claim or Equity Interest was timely filed, or (ii) if no proof of Claim or Equity Interest was filed, the holder of the Claim or Equity Interest is identified in the Schedules as other than "disputed," "contingent," or "unliquidated." In either case, when an objection to a Claim or Equity Interest has been filed, the claim or interest holder cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection or allows the claim or interest for voting purposes.

        THE DEFINITIONS OF "ALLOWED CLAIM" AND "ALLOWED EQUITY INTEREST" USED IN THE PLAN FOR PURPOSES OF DETERMINING WHETHER CLAIM OR EQUITY INTEREST HOLDERS ARE ENTITLED TO RECEIVE DISTRIBUTIONS THEREUNDER MAY DIFFER FROM THOSE USED BY THE BANKRUPTCY COURT TO DETERMINE WHETHER A PARTICULAR CLAIM OR EQUITY INTEREST IS "ALLOWED" FOR PURPOSES OF VOTING. HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE ADVISED TO REVIEW THE DEFINITIONS OF "ALLOWED," "CLAIM," "DISPUTED," AND "EQUITY INTEREST" SET FORTH IN ARTICLE I OF THE PLAN TO DETERMINE WHETHER THEY MAY BE ENTITLED TO RECEIVE DISTRIBUTIONS UNDER THE PLAN.

                  b) WHAT IS AN IMPAIRED CLAIM OR INTEREST?

        As noted above, the holder of a Claim or Equity Interest has the right to vote on the Plan if that Claim or Equity Interest is allowed and classified into a Class that is impaired under the Plan. A Class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that Class with respect to their claims or interests. The Debtor believes that Classes 1 through 9 are impaired under the Plan. Any party that disputes such characterization, however, may request that the Bankruptcy Court find that its Claim or Equity Interest is impaired in order to obtain the right to vote on the Plan.

               3. WHO IS NOT ENTITLED TO VOTE?

        The holders of the following four types of Claims or Equity Interests are not entitled to vote on the Plan: (a) Claims or Equity Interests that have been disallowed; (b) Claims or Equity Interests that are subject to a pending objection and which have not been allowed for voting purposes; and (c) Claims entitled to priority pursuant to sections 507(a)(1), (a)(2), and (a)(7) of the Bankruptcy Code (defined as "Administrative Claims" and "Priority Tax Claims" in the Plan).

        Holders of Administrative Claims and Priority Tax Claims are not entitled to vote because such Claims are not placed in Classes and are required to receive certain treatment specified by the Bankruptcy Code. Holders of Claims or Equity Interests of the type described above, however, nevertheless may have the right to support or object to the confirmation of the Plan.

               4. VOTES NECESSARY TO CONFIRM THE PLAN.

        The Bankruptcy Court cannot confirm the Plan unless, among other things,
(a) at least one impaired Class has accepted the Plan without counting the votes of any insiders within that Class; and (b) either all impaired Classes have voted to accept the Plan, or the Plan is eligible to be confirmed by "cramdown" with respect to any dissenting impaired Class, as discussed below.

                  a) VOTES NECESSARY FOR A CLASS TO ACCEPT THE PLAN.

        A Class of Claims is considered to have accepted the Plan when more than one-half in number and at least two-thirds in dollar amount of the claims that actually voted in that Class have voted in favor of the Plan. A Class of Equity Interests is considered to have accepted the Plan when at least two-thirds in amount of the Equity Interests that actually voted in such Class have voted to accept the Plan.

                  b) TREATMENT OF NONACCEPTING CLASSES.

        As noted above, even if certain impaired Classes do not accept the proposed Plan, the Bankruptcy Court may nonetheless confirm the Plan if the nonaccepting Classes are treated in the manner required by the Bankruptcy Code. The process by which nonaccepting Classes are forced to be bound by the terms of a plan is commonly referred to as a "cramdown." Specifically, the Bankruptcy Code allows the Plan to be "crammed down" on nonaccepting Classes of Claims or Equity Interests if the Plan meets the requirements of section 1129(a)(1) through (a)(7) and 1129(a)(9) through (a)(13) of the Bankruptcy Code and if the Plan does not "discriminate unfairly" and is "fair and equitable" as those terms are defined in section 1129(b) of the Bankruptcy Code.

                  c) REQUEST FOR CONFIRMATION DESPITE NONACCEPTANCE BY IMPAIRED
                     CLASSES.

        If circumstances warrant, the Debtor may request that the Bankruptcy Court confirm the Plan by cramdown on any impaired Class that does not vote to accept the Plan.

        B. "BEST INTERESTS TEST"; LIQUIDATION ANALYSIS.

        Another confirmation requirement is the so-called "Best Interests Test" created by section 1129(a)(7) of the Bankruptcy Code. The Best Interests Test requires that, if a holder of a Claim or Equity Interest is in an impaired Class and does not vote to accept the Plan, such holder receive or retain an amount under the Plan not less than the amount that such holder would receive or retain if the Debtor was to be liquidated under chapter 7 of the Bankruptcy Code.

        In a chapter 7 case, a trustee or trustees would be elected or appointed to liquidate the Debtor's assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Under those priorities, secured creditors generally are paid first from the sales proceeds of properties securing their liens. Administrative expenses generally are next to receive payment. Unsecured creditors then are paid from any remaining sales proceeds, according to their statutory and contractual rights to priority. Unsecured creditors with the same priority share in proportion to the amount of their allowed claim in relationship to the amount of total allowed unsecured claims. Finally, shareholders receive the balance, if any, that remains after all creditors are paid.

        Thus, in order for the Bankruptcy Court to be able to confirm the Plan, it must find that holders of Claims and Equity Interests who do not accept the Plan will receive at least as much under the Plan as such holders would receive under a hypothetical chapter 7 liquidation with respect to the Debtor. The Debtor submits that this requirement is met here because, among other things, the Plan provides for the continued operation of the Debtor's business with the enhancement of an extended volume purchase commitment from Western Digital, thus maximizing "going concern" value and avoiding a forced liquidation of the Debtor's assets at depressed values and with accompanying chapter 7 trustee fees. That increased value in turn is delivered to holders of Allowed Claims and Equity Interests in the form of the property distributed under the Plan, including the New Common Stock (which represents an ownership interest in the ongoing business of the Debtor).

        Specifically, after considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to and brokers retained by such trustee; (b) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail; and (c) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case (due to rejection of executory contracts assumed during the Chapter 11 Case and breach of other postpetition obligations), the Debtor has determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is significantly greater than such holder would receive pursuant to liquidation of the Debtor's assets under chapter 7 of the Bankruptcy Code.

        Moreover, the Debtor also believes that the value of the distributions (if any) to each Class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for at least one year after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event that litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged. In contrast, the Debtor has scheduled a hearing regarding confirmation of the Plan for December 2001 and, if the Plan is confirmed and becomes effective shortly thereafter, the Debtor could be in a position to make distributions to stakeholders as soon as January 2002.

        The difference in the value delivered under the Plan when compared to the value that would achieved in the event of a chapter 7 liquidation is illustrated in the "liquidation analysis" attached hereto as Exhibit F (the "Liquidation Analysis"), which was prepared by the Debtor with the assistance of its former proposed financial advisors (Ernst & Young Corporate Finance LLC). The Liquidation Analysis discloses that the net liquidation proceeds available for distribution to holders of Unsecured Claims in the context of a chapter 7 liquidation likely would be within a range of $48 million to $85 million (net present value) and that, as a result, holders of Loan Restructure Agreement Claims likely would receive distributions ranging from 21.5% to 38% of the allowed amount of their claims, and holders of General Unsecured Claims likely would receive distributions ranging from 9% to 16% of the allowed amount of their claims. Moreover, after giving effect to the contractual subordination agreements, holders of Convertible Notes Claims, Subordinated Notes Claims, the Western Digital Note Claim, and Equity Interests would not receive any distribution whatsoever from the Estate. In contrast, the Plan provides for all of such holders to receive substantial distributions of property under the Plan.

        Please note, however, that underlying the Liquidation Analysis are a number of estimates and assumptions that, although considered reasonable by the Debtor, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the Debtor's control. The Liquidation Analyses also is based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the precise values reflected may not be realized if the Debtor in fact was to undergo such a liquidation.

        Please also note that, in response to concerns raised by the Bankruptcy Court, at the request of Ernst & Young Corporate Finance LLC ("EYCF"), the Debtor has withdrawn its application for authority to employ EYCF as financial advisors. As noted above, the Debtor prepared the Liquidation Analysis with the assistance of EYCF. Due to the withdrawal of EYCF's employment application, the conclusions drawn in the Liquidation Analysis should be considered to be the Debtor's conclusions, EYCF has not reviewed the Liquidation Analysis since it was originally prepared for continuing reasonableness or otherwise, EYCF will not be available to testify to the Liquidation Analysis at the hearing regarding confirmation of the Plan or otherwise, EYCF has not consented to the use of or any reliance upon its work product in connection with the Chapter 11 Case, and EYCF has not been paid for preparing the Liquidation Analysis. The Debtor has applied to the Bankruptcy Court for authority to retain KPMG, LLP, as financial advisors. Upon approval of KPMG's engagement, the Debtor will have KPMG perform a liquidation analysis, and KPMG will provide any needed support regarding confirmation.

        C. FEASIBILITY.

        The Bankruptcy Code also provides that confirmation of a plan must not likely be followed by liquidation or the need for further financial reorganization of the debtor. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed the Reorganized Debtor's ability to meet its obligations under the Plan. As part of that analysis, the Debtor prepared financial projections (the "Projections") that span the five year period from 2001 through 2006 (the "Projection Period").

        The Projections, and the significant assumptions on which they are based, are attached hereto as Exhibit G. Based upon the Projections and the fact that a substantial portion of prepetition obligations of the Debtor are to be converted to equity under the Plan, the Debtor believes that the Reorganized Debtor will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization.

        The Projections include the following:

               - Balance Sheets of the Debtor and the Reorganized Debtor through the Projection Period;

               - Statements of Operations of the Debtor and the Reorganized Debtor through the Projection Period; and

               - Statements of Cash Flows of the Debtor and the Reorganized Debtor through the Projection Period.

        The Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for analysis purposes, that the Effective Date will take place as of December 31, 2001.

        THE DEBTOR AND ITS ADVISORS MAKE NO REPRESENTATION AS TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE REORGANIZED DEBTOR TO ACHIEVE THE PROJECTED RESULTS. Many of the assumptions on which Debtor's Projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Allowed Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully and independently evaluate all of the assumptions on which the Projections are based in evaluating the Plan.

        D. EFFECTIVE DATE.

           1. CONDITIONS TO THE OCCURRENCE OF THE EFFECTIVE DATE.

        The Plan will not become effective and operative unless and until the Effective Date occurs. Section 13.2 of the Plan sets forth certain conditions to the occurrence of the Effective Date, which conditions are waivable by the Debtor in its sole discretion without further notice of approval of the Bankruptcy Court, except as set forth below.

        The Effective Date will occur on the first Business Day after which the conditions set forth in Sections 13.2(a) and 13.2 (b) of the Plan are satisfied; provided, however, that the Effective Date must occur by no later than one hundred and eighty days (180) days after the Confirmation Date. The Debtor may waive the condition regarding occurrence of the Effective Date within one hundred and eighty days (180) days after the Confirmation Date only upon order of the Bankruptcy Court.

           2. NON-OCCURRENCE OF EFFECTIVE DATE.

        The Plan provides that, if confirmation occurs but the Effective Date does not occur within the time period authorized by the Plan (one hundred and eighty days after the Confirmation Date), unless otherwise ordered by the Bankruptcy Court, (a) the Confirmation

Order will be deemed vacated; (b) all bar dates and deadlines established by the Plan or the Confirmation Order will be deemed vacated; (c) the Chapter 11 Case will continue as if confirmation had not occurred; and (d) the Plan will be of no further force and effect, with the result that the Debtor and other parties in interest will be returned to the same position as if confirmation had not occurred. The failure of the Effective Date to occur, however, will not affect the validity of any order entered in the Chapter 11 Case other than the Confirmation Order.

        E. EFFECT OF CONFIRMATION; LIMITATION ON LIABILITY; INDEMNIFICATION.

        Article X of the Plan provides that confirmation of the Plan and the occurrence of the Effective Date will have a number of important and binding effects, some of which are summarized below. Readers are encouraged to review
Article X of the Plan carefully and in its entirety to assess the various consequences of confirmation of the Plan.

           1. TITLE TO ASSETS; DISCHARGE OF LIABILITIES; DISCHARGE OF THE
              DEBTOR.

        On the Effective Date, title to all assets and properties of the Debtor and the Estate or otherwise dealt with by the Plan will vest in the Reorganized Debtor in accordance with section 1141 of the Bankruptcy Code, and the Confirmation Order will be a judicial determination of discharge of the Debtor's liabilities, except as provided in this Plan.

        The rights afforded in the Plan and the treatment of all holders of Claims or Equity Interests as provided herein are in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever arising on or before the Effective Date, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date against the Debtor (including as debtor in possession), the Estate, or any of their properties, assets or interests in property. Thus, upon the Effective Date, all Claims and Liens against and Equity Interests in the Debtor (including as debtor in possession) will be satisfied, discharged and released in full. All entities will be precluded from asserting against the Debtor (including as debtor in possession) and the Estate and their successors or assigns, including without limitation the Reorganized Debtor, or their respective assets, properties or interests in property, any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

           2. INJUNCTION.

        All entities who have held, hold or may hold pre-Effective Date Claims or pre-Effective Date Equity Interests will be permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such pre-Effective Date Claim or pre-Effective Date Equity Interest against the Debtor, the Estate, or the Reorganized Debtor; (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor, the Estate, or the Reorganized Debtor; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against the Debtor, the Estate, or the Reorganized Debtor or against the property or interests in property of the Debtor, the Estate, or the Reorganized Debtor; and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to the Debtor, the Estate, or the Reorganized Debtor or against the property or interests in property of the Debtor, the Estate, or the Reorganized Debtor, with respect to any such pre-Effective Date Claim or pre-Effective Date Equity Interest, except as otherwise permitted by section 553 of the Bankruptcy Code.

           3. TERM OF EXISTING INJUNCTIONS OR STAYS.

        All injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date.

           4. EXCULPATION.

        Section 10.5 of the Plan operates to exculpate certain parties from liability in connection with the Chapter 11 Case. Specifically, the Plan and the Confirmation Order will provide that, upon the Effective Date, neither the Debtor, the Reorganized Debtor, the Loan Restructure Agreement Lenders, the Committee, nor any of their respective directors, officers, employees, members, attorneys, consultants, advisors and agents (acting in such capacity), will have or incur any liability to any entity or any person for any act taken or omitted to be taken in connection with or related to administration of the Chapter 11 Case, including without limitation the formulation, preparation, dissemination, implementation, confirmation or consummation of this Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with this Plan (including the Plan Documents); provided, however, that the foregoing will not affect the liability of any entity or any person that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted gross negligence, or willful misconduct.

        The Debtor believes that Section 10.5 is consistent with applicable law. The United States Trustee, however, has informed the Debtor that it objects to this provision on the grounds that it is not permissible under the Bankruptcy Code. If the Bankruptcy Court determines in connection with confirmation of the Plan that Section 10.5 is not a permissible provision, the Debtor will modify the Plan to amend or delete Section 10.5. The Debtor submits that any such modification will not adversely change the treatment of the claim of any creditor or equity security holder under the Plan.

           5. RELEASES OF AND BY LOAN RESTRUCTURE AGREEMENT LENDERS.

        RELEASE OF LOAN RESTRUCTURE AGREEMENT LENDERS. Except as specifically provided in the Plan or the Plan Documents, as of the Effective Date the Debtor, its subsidiaries, their respective directors, officers, agents, successors, and assigns, and the Estate, and any other entity that claims by, through, or under any of them, will and will be deemed to have released, remised, and forever discharged the Loan Restructure Agreement Lenders, the Loan Restructure Agreement Agent, and their respective present and former shareholders, directors, officers, agents, employees, attorneys, professionals, successors, and assigns of and from all debts, demands, actions, claims, causes of action, contracts, agreements, covenants, promises, damages, and liabilities whatsoever, whether known or unknown, based upon, relating to, or arising from any act, fact, transaction, agreement, or omission occurring or existing on or prior to the Effective Date. The Debtor is not aware of any viable claims that otherwise might exist and be asserted but for this release, and the Debtor believes that it is appropriate to grant such a release in the context of confirmation of the Plan given the contributions made by the Loan Restructure Agreement Lenders to the Chapter 11 Case, including the negotiations that led to the restructuring upon which the Plan is based, the procurement of Western Digital's three-year extension of the volume purchase commitment to the Debtor and its subsidiaries, and the commitment to provide debtor in possession and exit financing.

        RELEASE BY LOAN RESTRUCTURE AGREEMENT LENDERS. Except as specifically provided in the Plan or the Plan Documents, as of the Effective Date the Loan Restructure Agreement Lenders, the Loan Restructure Agreement Agent, and their respective directors, officers, agents, successors, and assigns, and any other entity that claims by, through, or under any of them, will and will be deemed to have released, remised, and forever discharged the Debtor, its subsidiaries, the Estate, and their respective present and former shareholders, directors, officers, agents, employees, attorneys, professionals, successors, and assigns of and from all debts, demands, actions, claims, causes of action, contracts, agreements, covenants, promises, damages, and liabilities whatsoever, whether known or unknown, based upon, relating to, or arising from any act, fact, transaction, agreement, or omission occurring or existing on or prior to the Effective Date. By casting a Ballot in favor of the Plan, each Loan Restructure Agreement Lender and the Loan Restructure Agreement Agent will and will be deemed to have consented to and affirmatively elected to grant the foregoing releases.

           6. CLAIMS AND CAUSES OF ACTION.

        As of the Effective Date, all non-Debtor entities will be permanently enjoined from commencing or continuing in any manner any action or proceeding, whether directly, derivatively, on account of or respecting, any claim, debt, right or cause of action of the Debtor or the Reorganized Debtor which the Debtor or the Reorganized Debtor, as the case may be, retains authority to pursue in accordance with Section 7.1 of the Plan.

        VI. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE NEW
                   SECURITIES TO BE DISTRIBUTED UNDER THE PLAN

        The Reorganized Debtor will issue the New Cash Pay Notes, the New PIK Notes, and the New Common Stock (collectively, the "New Securities") without registration in reliance upon an exemption afforded by section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and state securities and "blue sky" laws, except for (a) New Securities issued to a Statutory Underwriter, and (b) the New Common Stock to be issued to employees of the Reorganized Debtor under the Employee Retention Plan. As a consequence, the New Securities may be resold by any holder without registration under the 1933 Act or other federal securities laws pursuant to the exemption provided by section 4(1) of the 1933 Act, unless the holder is a Statutory Underwriter or unless the New Securities are New Common Stock issued to an employee under the Employee Retention Plan. In addition, the New Securities generally may be resold by the recipients thereof without registration under state law pursuant to various exemptions provided by the respective laws of the several states. However, RECIPIENTS OF SECURITIES ISSUED UNDER THE PLAN ARE ADVISED TO CONSULT WITH THEIR OWN COUNSEL AS TO THE AVAILABILITY OF ANY SUCH EXEMPTION FROM REGISTRATION UNDER FEDERAL OR STATE LAW IN ANY GIVEN INSTANCE AND AS TO ANY APPLICABLE REQUIREMENTS OR CONDITIONS TO THE AVAILABILITY THEREOF.

        Section 1145(b) of the Bankruptcy Code defines a Statutory Underwriter for purposes of the 1933 Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is a controlling person of the issuer of the securities (in this case, the Reorganized Debtor). Holders of at least five percent of the outstanding New Common Stock may be deemed to be Statutory Underwriters and therefore will be afforded registration rights under the Registration Rights Agreement pursuant to Section 7.6(c) of the Plan.

        Entities deemed to be Statutory Underwriters may be able to sell securities without registration pursuant to the provisions of Rule 144 under the 1933 Act which, in effect, permits the public sale of securities received pursuant to the Plan by Statutory Underwriters subject to the availability of public information concerning the Reorganized Debtor, as well as volume limitations and certain other conditions. Moreover, as set forth in Section 7.6 of the Plan, the Reorganized Debtor will execute the Registration Rights Agreement for the benefit of those holders of New Securities as of the Effective Date who may be regarded as Statutory Underwriters. Nevertheless, entities who believe they may be Statutory Underwriters under the definition contained in section 1145 of the Bankruptcy Code are advised to consult their own counsel with respect to the various restrictions on the re-sale of New Securities distributed under the Plan.

        Pursuant to the Plan, certificates evidencing shares of New Common Stock received by the beneficiaries of registration rights pursuant to the Registration Rights Agreement will bear a legend substantially in the form below:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

        Following the Effective Date, the Reorganized Debtor intends to file the S-8 Registration Statement to register the New Common Stock to be issued to employees under the Employee Retention Plan. The Reorganized Debtor does not intend to issue the New Common Stock under the Employee Retention Plan until the S-8 Registration Statement has become effective under the federal securities laws. Once the S-8 Registration Statement has become effective, the New Common Stock issued under the Employee Retention Plan and registered under the S-8 Registration Statement will be freely tradable.

                      VII. VALUE OF THE REORGANIZED DEBTOR

        The Plan is based upon a "going concern," enterprise value for the Reorganized Debtor of approximately $310 million, which represents a negotiated compromise among the Debtor, holders of the Loan Restructure Agreement Claims, holders of the Convertible Notes, and Western Digital.

        As noted above, prior to the Petition Date the Debtor and representatives of holders of the Loan Restructure Agreement Claims engaged in extensive negotiations regarding the terms and conditions of a financial restructuring for the Debtor. Given the nature of the Debtor's business and the level of revenues reflected in the Debtor's financial projections, the parties generally acknowledged that the Debtor would be unable to make significant distributions of cash to satisfy Claims and that, as a result, equity in the reorganized enterprise necessarily would serve as a substantial component of the property distributed under a plan of reorganization.

        During the negotiations, the fundamental disagreement among the parties referenced above was regarding the Debtor's enterprise value -- from which the allocation (and value) of shares in the reorganized company would be determined. From the outset, representatives of the holders of the Loan Restructure Agreement Claims asserted that, based upon the analysis of their financial advisors (PricewaterhouseCoopers LLP), the Debtor's enterprise value was somewhere in the range of $170 million to $240 million.

        The Debtor believed that its going concern value was substantially greater than that proposed by holders of the Loan Restructure Agreement Claims and, as a result, retained the firm of KPMG Consulting, Inc., to prepare a comprehensive valuation analysis. KPMG preliminarily reported that it believed the Debtor to have a going concern value with a midpoint of approximately $405 million. KPMG, however, subsequently reviewed the Debtor's updated financial projections and ultimately issued a revised report that established a likely range of going-concern values for the Debtor of $288 million to $313 million. A copy of KPMG's final valuation analysis is attached hereto as Exhibit H.

        The holders of the Loan Restructure Agreement Claims have asserted that KPMG's analysis is flawed because, among other things, it was based upon unrealistic projections of the Debtor's future performance and unrealistic multiples of earnings and other valuation mechanisms. Both constituencies, however, realized that significant risk existed that the other constituency would be able to establish its proffered value after lengthy litigation -- which itself likely would create uncertainty and reduce the value of the enterprise -- and that it made sense to reach a compromise valuation. The Plan is premised upon that compromise ultimately reached among the parties -- i.e., a value for the Reorganized Debtor of approximately $310 million.

        The Debtor believes that this value is well within the range of reasonable and probable outcomes in the event of a trial regarding valuation.

        With a reorganization value of $310 million, assuming (a) Allowed Administrative Claims, Priority Claims, Convenience Claims, and cash distributions to Classes 3 and 7 in an aggregate amount of approximately $7 million; and (b) the issuance of the New Notes in the amount of $128.5 million, the assumed equity value for the Reorganized Debtor is approximately $174.5 million. Based upon a distribution of 24,369,285 shares of New Common Stock to be issued in connection the Plan, the value of each share of New Common Stock as of the Effective Date is approximately $7.16 (an equity value of $174.5 million divided by 24,369,285 shares). (In the event that, in accordance with Section
4.9 of the Plan, the Debtor elects to not issue the 750,000 shares proposed to be distributed to Class 9, the estimated value per share would increase to approximately $7.39).

        Of course, the foregoing valuations are based on a number of assumptions, including a successful reorganization of the Debtor's business and finances in a timely manner, the achievement of the forecasts reflected in the financial projections, the amount of available cash at the Effective Date, the continuation of current market conditions through the Effective Date, and the Plan becoming effective in accordance with its terms. Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold as a going concern, in liquidation, or otherwise. Rather, the valuation estimate represents a hypothetical value of the Reorganized Debtor as the continuing owner and operator of its business and assets.

        The estimate reflects a computation of the estimated value of the Reorganized Debtor through the application of various valuation techniques and does not purport to reflect or constitute an appraisal, a liquidation value, or an estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth in this Disclosure Statement. The value of an operating business such as the Debtor's business is subject to uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business.

        AS A RESULT, THE ESTIMATE OF THE VALUE FOR THE REORGANIZED DEBTOR SET FORTH IN THIS DISCLOSURE STATEMENT IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH THEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTOR, ITS RESPECTIVE PROFESSIONALS AND ADVISORS, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES SUCH AS THE NEW COMMON STOCK IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities. It should be noted that there is presently no trading market for the New Common Stock and there can be no assurance that a trading market will develop.

        The valuation analysis was performed for purposes of determining the value available to distribute pursuant to the Plan and analyzing relative recoveries to creditors and holders of equity interests thereunder. The analysis is based on the Projections as well as current market conditions and statistics.

        To the extent that the valuation analysis is dependent upon the Reorganized Debtor achieving the results set forth in the Projections, the analysis must be considered speculative. The analysis contemplates a successful reorganization of the Debtor's business and finances in accordance with the terms of the Plan, the Debtor closing on the Exit Financing Facility, and many other transactions and conditions as set forth in Debtor's Projections, including but not limited to the continuity of the present senior management and employee base of the Debtor following the Effective Date and the assumption that general financial and market conditions as of the expected Effective Date will not differ materially from those conditions prevailing as of the date of this Disclosure Statement. Therefore, no assurance can be given that the projected results will be achieved.

        THE VALUATION REPRESENTS ESTIMATED VALUES OF THE REORGANIZED DEBTOR AND DOES NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE ASSOCIATED WITH THE VALUATION ANALYSIS.

                   VIII. CERTAIN RISK FACTORS TO BE CONSIDERED

        HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT

(AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

        A. OVERALL RISKS TO RECOVERY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS.

        The ultimate recoveries under the Plan to holders of Claims and Equity Interests (other than recoveries in the form of Cash and/or New Notes) depend upon the value of the New Common Stock. The value of the New Common Stock is subject to a number of material risks, including, but not limited to, those specified in Article VII and those described below.

        B. SIGNIFICANT HOLDERS.

        Upon the consummation of the Plan, certain holders of Claims will receive distributions of shares of the New Common Stock representing in excess of five percent (5%) of the outstanding shares of the New Common Stock. Moreover, holders of Allowed Loan Restructure Agreement Claims collectively will receive a majority of the shares of New Common Stock (and some of such holders will receive additional New Common Stock as assignees of the Western Digital Claims). If holders of significant numbers of shares of New Common Stock were to act as a group, such holders may be in a position to control the outcome of actions requiring stockholder approval, including the election of directors and approval of significant corporate transactions, as well as to influence the management and affairs of the Reorganized Debtor. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtor and, consequently, impact upon the value of the New Common Stock.

        Further, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock in a short period of time may adversely affect the market price of the New Common Stock.

        C. LACK OF ESTABLISHED MARKET FOR NEW COMMON STOCK.

        The New Common Stock will be issued to certain holders of Allowed Claims, some of who may prefer to liquidate their investment rather than to hold it on a long-term basis. As of the Effective Date, the New Common Stock will not be listed or traded on a national stock exchange or included for quotation in the NASDAQ National Market System. Although the Reorganized Debtor will use its commercially reasonable best efforts to list the New Common Stock (a) on a national securities exchange or the NASDAQ Stock Market; or (b) if the Reorganized Debtor cannot satisfy the applicable requirements for listing on a national securities exchange or the NASDAQ Stock Market, on the NASDAQ Small Cap Market; or (c) if the Reorganized Debtor cannot satisfy the applicable requirements for listing on the NASDAQ Small Cap Market, on another qualifying inter-dealer quotation system, there can be no assurance that the Reorganized Debtor will succeed in doing so. Thus, there currently is no trading market for the New Common Stock and it cannot be known whether or when one would develop. There can be no assurance that an active market ever will develop.

        Moreover, there can be no assurance as to the degree of price volatility in any such particular market. While the Plan was developed based on an assumed value of $7.16 per share of the New Common Stock, such valuation is not an estimate of the price at which the

New Common Stock may trade in the market. No assurance can be given as to the market prices, if any, that will prevail following the Effective Date.

        D. DIVIDEND POLICIES.

        The Debtor does not anticipate that the Reorganized Debtor will pay any dividends on the New Common Stock in the foreseeable future. In addition, the covenants in the Exit Financing Facility, the New Notes, or other debt instruments to which the Reorganized Debtor may be a party may limit the ability of the Reorganized Debtor to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in New Common Stock, and, therefore, impact adversely the market and/or the market price for such stock.

        E. PROJECTED FINANCIAL INFORMATION.

        The projected financial information prepared by the Debtor and included in this Disclosure Statement is dependent upon the successful implementation of the Debtor's business plan and the validity of the other assumptions contained therein. The Debtor's Projections reflect numerous assumptions, including the anticipated future performance of the Reorganized Debtor, industry performance, assumptions with respect to competitors, general business and economic conditions and other matters, many of which are beyond the control of the Debtor or the Reorganized Debtor. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtor. Some or all of the estimates contained in the Projections will vary and variations between the actual financial results and those projected may be material.

        F. BUSINESS FACTORS AND COMPETITIVE CONDITIONS.

        A majority of the property distributed to creditors and shareholders under the Plan consists of New Common Stock, the value of which ultimately will depend upon the future business success of the Reorganized Debtor. Moreover, the Reorganized Debtor's ability to make the required payments with respect to the New Notes also will depend upon its ability to continue to achieve certain levels of success in its operations.

        As explained above, the Debtor believes that the Reorganized Debtor will be able to service the New Notes and deliver substantial value in the form of the New Common Stock. The Reorganized Debtor's future operations, however, are subject to a number of inherent risks, all of which may impact the value of the New Common Stock and the New Notes. Some of those risks are explained below.

               1. FLUCTUATIONS IN AND REDUCED DEMAND FOR PERSONAL COMPUTERS MAY
                  RESULT IN CANCELLATIONS OR REDUCTIONS IN DEMAND FOR PRODUCT.

        Trend Focus estimates that seventy four percent (74%) of the disks consumed during 2000 were incorporated into disk drives for the desktop personal computer market. Because of this concentration in a single market, the Debtor's business is tightly linked to the success of the personal computer market. Historically, demand for personal computers has been seasonal and cyclical. During the first half of 2001, personal computer manufacturers generally announced lower expectations for sales. Due to the high fixed costs of the Debtor's business, fluctuations in demand resulting from this seasonality and cyclicality can lead to disproportionate changes in the results of its operations. If cancellations or reductions in demand for the Debtor's products occur in the future, the Debtor's business, financial condition, and results of operations could be seriously harmed.

               2. DELAYS AND CANCELLATIONS OF CUSTOMER ORDERS MAY CAUSE THE
                  DEBTOR TO UNDERUTILIZE ITS PRODUCTION CAPACITY, WHICH COULD SIGNIFICANTLY REDUCE GROSS MARGINS AND RESULT IN SIGNIFICANT LOSSES.

        The Debtor's business has a large amount of fixed costs, as it is highly capital-intensive. If there is a decrease in demand for the Debtor's products, the Debtor's production capacity could be underutilized, and, as a result, the Debtor may experience equipment write-offs, restructuring charges, reduced average selling prices, increased unit costs, and/or employee layoffs.

               3. OPERATIONS WILL BE IMPACTED IF THE DEBTOR IS NOT ABLE TO
                  ATTRACT AND RETAIN KEY PERSONNEL.

        The Debtor's future success depends on the continued service of its executive officers, its highly-skilled research, development, and engineering team, its manufacturing team, and its key administrative, sales, and marketing and support personnel. Competition for skilled personnel is intense. In particular, the Debtor's recent financial troubles have increased the difficulty of attracting and retaining skilled scientists and other knowledge workers. In the Debtor's Silicon Valley headquarters location, there are many employment opportunities for high-caliber employees. Recently, the Debtor has experienced higher rates of turnover in the last year than at other times in its history, and the Debtor may not be able to attract, assimilate, or retain highly-qualified personnel to maintain the capabilities that are necessary to compete effectively.

        As a result, as described in Section III.A., during the Chapter 11 Case the Debtor implemented a program intended to retain and attract key employees, and the Reorganized Debtor will continue that program through the Employee Retention Plan, as described in Section IV.C.7. If the retention program proves unsuccessful and the Debtor and Reorganized Debtor are unable to retain existing or hire key personnel, its business, financial condition, and operating results could be harmed.

               4. THE DEBTOR RECEIVES A LARGE PERCENTAGE OF REVENUES FROM ONLY A
                  FEW CUSTOMERS, THE LOSS OF ANY OF WHICH WOULD ADVERSELY AFFECT SALES.

        The Debtor's customers consist of disk drive manufacturers. Given the relatively small number of disk drive manufacturers, the Debtor's expect that it and the Reorganized Debtor will continue to depend upon a limited number of customers. This high customer concentration is due to the following factors:

           - The high-volume requirements of the dominant disk drive manufacturers;

           - A tendency to rely on a few suppliers because of the close interrelationship between media performance and disk drive performance; and the complexity of integrating components from a variety of suppliers; and

           - The increases in storage densities, which have led to decreases in the platter count per drive. With lower platter counts, captive disk drive manufacturers have excess internal media capacity and they rely less on independent sources of media.

        During the second quarter of 2001, forty-six percent (46%) of the Debtor's sales were to Western Digital, thirty-two percent (32%) were to Maxtor Corporation, and ten percent

(10%) were to Seagate Technology. In fiscal year 2000, fifty percent (50%) of the Debtor's sales were to Western Digital, twenty-eight percent (28%) were to Maxtor, and seventeen percent (17%) were to Seagate. If the Debtor's customers reduce their media requirements or develop capacity to produce thin-film disks for internal use, sales will be reduced. For example, as part of the Debtor's purchase of Western Digital's media operations in April 1999, the Debtor entered into a volume purchase agreement with Western Digital whereby Western Digital was obligated, over the three years following the acquisition date, to purchase a significant majority of its media requirements from us. As explained above, one key component of the compromises embodied in the Plan is Western Digital's extension of that volume purchase agreement for at least three additional years.

        As a result, the Debtor's sales are significantly connected to Western Digital's performance. In addition, the Debtor's customers are headquartered in the United States. Should U.S.-based drive companies lose market share to foreign competitors, it could have a negative impact on the Debtor's sales. As a result, the Debtor's business, financial condition and operating results could suffer.

               5. IF THE REORGANIZED DEBTOR IS NOT ABLE TO GENERATE OR RAISE
                  FUTURE CAPITAL FOR THE SUBSTANTIAL CAPITAL EXPENDITURES NEEDED TO OPERATE THE BUSINESS COMPETITIVELY, THE REORGANIZED DEBTOR MAY BE FORCED TO REDUCE OR SUSPEND OPERATIONS.

        The disk media business is capital-intensive, and the Debtor believes that in order to remain competitive, it and the Reorganized Debtor will require substantial funds for over the next several years for capital expenditures, working capital, and research and development. If the Reorganized Debtor cannot generate or raise adequate funds for capital expenditures, it may be forced to reduce or suspend operations.

               6. BECAUSE THE DEBTOR'S PRODUCTS REQUIRE A LENGTHY SALES CYCLE
                  WITH NO ASSURANCE OF A SALE OR HIGH VOLUME PRODUCTION, IT MAY EXPEND FINANCIAL AND OTHER RESOURCES WITHOUT MAKING A SALE.

        With short product life cycles and rapid technological change, the Debtor must qualify new products frequently and also must achieve high volume production rapidly. Hard disk drive programs have increasingly become "bimodal," in that a few programs are high-volume and the remaining programs are relatively small in terms of volume. Supply and demand balance can change quickly from customer to customer and from program to program. Further, qualifying thin-film disks for incorporation into a new disk drive product requires the Debtor to work extensively with the customer and the customer's other suppliers to meet product specifications. Therefore, customers often require a significant number of product presentations and demonstrations, as well as substantial interaction with senior management, before making a purchasing decision. Accordingly, the Debtor's products typically have a lengthy sales cycle, which can range from six to twelve months, during which time the Debtor may expend substantial financial resources and management time and effort, while not being sure that a sale will result, or that its share of the program ultimately will result in high-volume production.

               7. IF CUSTOMERS CANCEL ORDERS, THEY MAY NOT BE REQUIRED TO PAY
                  ANY PENALTIES AND THE DEBTOR'S SALES COULD SUFFER.

        The Debtor's sales generally are made pursuant to purchase orders that are subject to cancellation, modification, or rescheduling without significant penalties. If the Debtor's current customers do not continue to place orders with it, if orders by existing customers do not recover to the levels of earlier periods, or if the Debtor is unable to obtain orders from new customers, the Debtor's sales and operating results will suffer.

               8. THE DEBTOR'S CUSTOMERS' INTERNAL DISK OPERATIONS MAY LIMIT THE
                  DEBTOR'S ABILITY TO SELL ITS PRODUCT.

        During the year 2000, IBM and Seagate Technology produced more than eighty-five percent (85%) of their media requirements internally, and MMC Technology supplied approximately half of Maxtor's requirement for media. Recently, Maxtor agreed to purchase MMC Technology. To date, MMC Technology and the captive media operations of IBM and Seagate Technology have sold minimal quantities of disks in the merchant market.

        Disk drive manufacturers such as Seagate Technology and IBM have large internal media manufacturing operations. The Debtor competes with these internal operations directly, when it markets products to these disk drive companies, and indirectly, when it sells disks to customers who must compete with vertically-integrated disk drive manufacturers. Vertically-integrated companies have the ability to keep their disk- making operations fully utilized, thus lowering their costs of production. This cost advantage contributes to the pressure on the Debtor and other independent media manufacturers to sell disks at prices so low that it becomes unprofitable, and the Debtor cannot be sure when, if ever, it can achieve a low enough cost structure to return to profitability. Vertically-integrated companies are also able to achieve a large scale that supports the development resources necessary to advance technology rapidly. As a result, the Debtor may not have sufficient resources to be able to compete effectively with these companies. Therefore, the Debtor's and the Reorganized Debtor's business, financial condition, and operations could suffer.

               9. IF THE DEBTOR'S SUPPLIERS EXPERIENCE CAPACITY CONSTRAINTS OR
                  PRODUCTION FAILURES, PRODUCTION AND OPERATING RESULTS COULD BE HARMED.

        The Debtor relies upon a limited number of suppliers for some of the materials and equipment used in its manufacturing processes, including aluminum substrates, nickel plating solutions, polishing and texturing supplies, and sputtering target materials. For instance, Kobe is the Debtor's sole supplier of aluminum blanks. Further, the Debtor's supplier base has been weakened by the poor financial condition of the industry, and some suppliers have either exited the business or failed. Additionally, several suppliers have expressed concern about continuing to supply to the Debtor because of the Debtor's financial condition. The Debtor's production capacity would be limited if one or more of these materials were to become unavailable or available in reduced quantities, or if the Debtor were unable to find alternative suppliers. If the Debtor's source of materials and supplies were unavailable for a significant period of time, the Debtor's production and operating results could be adversely affected.

               10. IF THE DEBTOR IS UNABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY
                   COMPETITIVE THIN-FILM MEDIA INDUSTRY, THE DEBTOR MAY NOT BE ABLE TO GAIN ADDITIONAL MARKET SHARE AND MAY LOSE EXISTING MARKET SHARE.

        The market for the Debtor's products is highly competitive, and the Debtor expects competition to continue in the future. Competitors in the thin-film disk industry fall into two groups: Asian-based manufacturers and U.S. captive manufacturers. The Debtor's Asian-based competitors include Fuji, Mitsubishi, Trace, Showa Denko, and Hoya. The U.S. captive manufacturers include the disk media operations of Seagate Technology, IBM, and for all intents and purposes, MMC Technology. Many of these competitors have greater financial resources than does the Debtor. If the Debtor is not able to compete successfully in the future, the Debtor would not be able to gain additional market share for its products, and the Debtor may lose its existing market share, thus harming operating results.

        In 2000 and the first half of 2001, as in 1999, media supply exceeded media demand. As independent suppliers struggled to utilize their capacity, the excess media supply caused average selling prices for disk products to decline. Pricing pressure on component suppliers has also been compounded by high consumer demand for sub-$1,000 personal computers. Further, structural change in the disk media industry, including combinations, failures, and joint venture arrangements, may be required before media supply and demand are in balance. However, structural changes would intensify the competition in the industry.

               11. DISK DRIVE PROGRAM LIFE CYCLES ARE SHORT, AND DISK DRIVE
                   PROGRAMS ARE HIGHLY CUSTOMIZED.

        The Debtor's industry experiences rapid technological change, and the Debtor's inability to timely anticipate and develop products and production technologies could harm its competitive position. In general, the life cycles of recent disk drive programs have been shortening. Additionally, media must be more customized to each disk drive program. Short program life cycles and customization have increased the risk of product obsolescence. Supply chain management, including just-in-time delivery, has become a standard industry practice. In order to sustain customer relationships and achieve profitability, the Debtor must be able to develop in a timely fashion new products and technologies that can help customers reduce their time-to-market performance, and continue to maintain operational excellence that supports high-volume manufacturing ramps and tight inventory management throughout the supply chain.

        If the Debtor cannot respond to this rapidly changing environment or fail to meet our customers' demanding product and qualification requirements, it will not be able to compete effectively. As a result, the Debtor would not be able to maximize the use of our production facilities and minimize our inventory losses.

               12. IF THE DEBTOR DOES NOT KEEP PACE WITH RAPID TECHNOLOGICAL
                   CHANGE AND DOES NOT CONTINUE TO IMPROVE THE QUALITY OF ITS MANUFACTURING PROCESSES, IT WILL NOT BE ABLE TO COMPETE EFFECTIVELY.

        The Debtor's thin-film disk products primarily serve the 3 1/2-inch hard disk drive market, where product performance, consistent quality, price, and availability are of great competitive importance. To succeed in an industry characterized by rapid technological developments, the Debtor must continuously advance its thin-film technology at a pace consistent with, or faster than, its competitors.

        Advances in hard disk drive technology demand continually lower glide heights and higher storage densities. Over the last several years, storage density has roughly doubled each year, requiring significant improvement in every aspect of disk design. These advances require substantial on-going process and technology development. New process technologies must support cost-effective, high-volume production of thin-film disks that meet these ever-advancing customer requirements for enhanced magnetic recording performance. The Debtor may not be able to develop and implement such technologies in a timely manner in order to compete effectively against its competitors' products and/or entirely new data storage technologies. In addition, the Debtor must transfer technology from its U.S. research and development center to its Malaysian manufacturing operations. If the Debtor cannot advance its process technologies or does not successfully implement those advanced technologies in its Malaysian operations, or if technologies that the Debtor has chosen not to develop prove to be viable competitive alternatives, the Debtor would not be able to compete effectively. As a result, the Debtor would lose its market share and face increased price competition from other manufacturers, and the Debtor's operating results would suffer.

        The manufacture of the Debtor's high-performance, thin-film disks requires a tightly controlled multi-stage process, and the use of high-quality materials. Efficient production of the Debtor's products requires utilization of advanced manufacturing techniques and clean room facilities. Disk fabrication occurs in a highly controlled, clean environment to minimize dust and other yield- and quality-limiting contaminants. In spite of stringent manufacturing controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of the disks in a lot to be defective. The success of the Debtor's manufacturing operations depends in part upon its ability to maintain process control and minimize such impurities in order to maximize yield of acceptable high-quality disks. Minor variations from specifications could have a disproportionately adverse impact on manufacturing yields. If the Debtor is not able to continue to improve upon its manufacturing processes, operating results would be harmed.

               13. IF THE DEBTOR DOES NOT PROTECT ITS PATENTS AND INFORMATION
                   RIGHTS, ITS REVENUES WILL SUFFER.

        Protection of technology through patents and other forms of intellectual property rights in technically sophisticated fields is commonplace. In the disk drive industry, it is common for companies and individuals to initiate actions against others in the industry to enforce intellectual property rights. Although the Debtor attempts to protect its intellectual property rights through patents, copyrights, trade secrets, and other measures, the Debtor may not be able to protect its technology adequately. Competitors may be able to develop similar technology and also may have or may develop intellectual property rights and enforce those rights to prevent the Debtor from using such technologies, or demand royalty payments from the Debtor in return for using such technologies. Either of these actions may affect the Debtor's production, which would materially reduce revenues and harm results of operations.

               14. THE DEBTOR MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS
                   WHICH ARE COSTLY TO RESOLVE, AND WHICH MAY DIVERT MANAGEMENT'S ATTENTION.

        The Debtor occasionally has received, and may receive in the future, communications from third parties which assert violation of intellectual rights alleged to cover certain of the Debtor's products or manufacturing processes or equipment. The Debtor evaluates whether it would be necessary to defend against the claims or to seek licenses to the rights referred to in such communications. In those cases, the Debtor may not be able to negotiate necessary licenses on commercially reasonable terms. Also, if the Debtor has to defend those claims, the Debtor could incur significant expenses and its management's attention could be diverted from other business. Any litigation resulting from such claims could have a material adverse effect on the Debtor's business and financial results.

        The Debtor or the Reorganized Debtor may not be able to anticipate claims by others regarding infringement of alleged intellectual property rights, and ultimately may not be able to defend successfully against such claims. Similarly, the Debtor or the Reorganized Debtor may not be able to discover significant infringements of their technology or successfully enforce their rights to technology upon discovery of infringing uses by others.

               15. HISTORICAL FINANCIAL RESULTS MAY NOT ACCURATELY PREDICT
                   FUTURE PERFORMANCE, WHICH IS SUBJECT TO FLUCTUATION DUE TO MANY UNCERTAINTIES.

        The Debtor's operating results historically have fluctuated significantly on both a quarterly and annual basis. As a result, operating results in any quarter may not reflect our future performance. The Debtor believes that future operating results will continue to be subject to quarterly variations based on a wide variety of factors, including:

           - Timing of significant orders, order cancellations, modifications, and quantity adjustments and rescheduled shipments;

           - Availability of media versus demand;

           - The cyclical nature of the hard disk drive industry;

           - Ability to develop and implement new manufacturing process technologies;

           - Increases in production and engineering costs associated with initial design and production of new product programs;

           - The extensibility of process equipment to meet more stringent future product requirements;

           - Ability to introduce new products that achieve cost-effective high-volume production in a timely manner, timing of product announcements, and market acceptance of new products;

           - Changes in product mix and average selling prices;

           - The availability of production capacity, and the extent to which the Debtor can use that capacity;

           - Changes in manufacturing efficiencies, in particular product yields and input costs for direct materials, operating supplies and other running costs;

           - Prolonged disruptions of operations at any facilities for any reason;

           - Changes in the cost of or limitations on availability of labor; and

           - Structural changes within the disk media industry, including combinations, failures, and joint venture arrangements.

        The Debtor cannot forecast with certainty the impact of these and other factors on revenues and operating results in any future period. The Debtor's expense levels are based, in part, on expectations as to future revenues. If the Debtor's revenue levels are below expectations, operating results are likely to suffer. Because thin-film disk manufacturing requires a high level of fixed costs, the Debtor's gross margins are extremely sensitive to changes in volume. At constant average selling prices, reductions in the Debtor's manufacturing efficiency cause declines in its gross margins. Additionally, decreasing market demand for the Debtor's products generally results in reduced average selling prices and/or low capacity utilization that, in turn, adversely affect gross margins and operating results.

               16. DEPENDENCE UPON MALAYSIAN OPERATIONS EXPOSES THE DEBTOR TO
                   UNAVOIDABLE RISKS IN TRANSMITTING TECHNOLOGY FROM U.S. FACILITIES TO MALAYSIAN FACILITIES.

        During the third quarter of 1999, the Debtor announced that all media production would be consolidated into its Malaysian factories. In the fourth quarter of 2000, the Debtor decided to end the manufacture of aluminum substrates in Santa Rosa, California, and to end production of polished disks in its Eugene, Oregon, facility. Currently, all aluminum substrates are manufactured by the Debtor's Malaysian factory and a Malaysian vendor. In addition, all polished disks are manufactured by the Debtor's Malaysian factories. Further, the Debtor recently transferred the manufacturing capacity of its Fremont, California, facility to Malaysia, and closed all of its U.S. media manufacturing operations, leaving the Debtor fully dependent upon its Malaysian manufacturing operations.

        Technology developed at the Debtor's U.S. research and development center must now be first implemented at its Malaysian facilities without the benefit of being implemented at a U.S. factory. Therefore, the Debtor's relies heavily upon electronic communications between the U.S. facilities and Malaysia to transfer technology, diagnose operational issues, and meet customer requirements. If operations in Malaysia or overseas communications are disrupted for a prolonged period for any reason, shipments of products would be delayed, and the Debtor's results of operations would suffer.

               17. THE DEBTOR'S FOREIGN OPERATIONS AND INTERNATIONAL SALES
                   SUBJECT IT TO ADDITIONAL RISKS INHERENT IN DOING BUSINESS ON AN INTERNATIONAL LEVEL THAT MAKE IT MORE COSTLY OR DIFFICULT TO CONDUCT ITS BUSINESS.

        The Debtor is subject to a number of risks of conducting business outside of the United States. The Debtor's sales to customers in Asia, including the foreign subsidiaries of domestic disk drive companies, account for substantially all of its net sales from its U.S. and Malaysian facilities. The Debtor's customers assemble a substantial portion of their disk drives in the Far East and subsequently sell those products throughout the world. Therefore, the Debtor's high concentration of Far East sales does not accurately reflect the eventual point of consumption of the assembled disk drives. The Debtor anticipates that international sales will continue to represent the majority of its net sales.

        The Debtor is subject to these risks to a greater extent than most companies because, in addition to selling products outside the U.S., the Debtor's Malaysian operations will account for a large majority of its sales in 2001.

        Accordingly, the Debtor's operating results are subject to the risks inherent with international operations, including, but not limited to:

           - Compliance with changing legal and regulatory requirements of foreign jurisdictions;

           - Fluctuations in tariffs or other trade barriers;

           - Foreign currency exchange rate fluctuations since certain costs of foreign manufacturing and marketing operations are incurred in foreign currency, including purchase of certain operating supplies and production equipment from Japanese suppliers in yen-denominated transactions;

           - Difficulties in staffing and managing foreign operations;

           - Political, social and economic instability;

           - Exposure to taxes in multiple jurisdictions;

           - Local infrastructure problems or failures; and

           - Transportation delays and interruptions.

        In addition, the Debtor's ability to transfer funds from Malaysian operations to the United States is subject to Malaysian rules and regulations. In 1999, the Malaysian government repealed a regulation that restricted the amount of dividends that a Malaysian company may pay to its stockholders. If not repealed, this regulation would have potentially limited the ability of the Debtor's subsidiaries to transfer funds to the U.S. from Malaysian operations. If similar regulations are enacted in the future, the cost of the Debtor's Malaysian operations would increase, and the Debtor's operating margin would be significantly reduced.

               18. IF THE DEBTOR IS UNABLE TO CONTROL CONTAMINATION IN
                   MANUFACTURING PROCESSES, IT MAY HAVE TO SUSPEND OR REDUCE MANUFACTURING OPERATIONS.

        It is possible that the Debtor will experience manufacturing problems from contamination or other causes in the future. For example, if the Debtor's disks are contaminated by microscopic particles, they might not be fit for use by customers. If contamination problems arise, the Debtor would have to suspend or reduce manufacturing operations, and operations could suffer.

               19. THE NATURE OF THE DEBTOR'S OPERATIONS MAKES IT SUSCEPTIBLE TO
                   MATERIAL ENVIRONMENTAL LIABILITIES, WHICH COULD RESULT IN SIGNIFICANT CLEAN-UP EXPENSES AND ADVERSELY AFFECT ITS FINANCIAL CONDITION.

        The Debtor is subject to a variety of federal, state, local, and foreign regulations relating to (a) the use, storage, discharge, and disposal of hazardous materials used during the manufacturing process; (b) the treatment of water used in the manufacturing process; and (c) air quality management. The Debtor is required to obtain necessary permits for expanding its facilities. It also must comply with new regulations on existing operations. Public attention has increasingly been focused on the environmental impact of manufacturing operations that use hazardous materials.

        If the Debtor fails to comply with environmental regulations or fails to obtain the necessary permits, (a) the Debtor could be subject to significant penalties; (b) the Debtor's ability to expand or operate at locations in California or locations in Malaysia could be restricted; (c) the Debtor's ability to establish additional operations in other locations could be restricted; and/or (d) the Debtor could be required to obtain costly equipment or incur significant expenses to comply with environmental regulations.

        Moreover, any accidental hazardous discharge could result in significant liability and clean-up expenses, which could harm the business, financial condition, and results of operations.

               20. THE DEBTOR RELIES UPON A CONTINUOUS POWER SUPPLY TO CONDUCT
                   ITS BUSINESS, AND CALIFORNIA'S ENERGY CRISIS COULD DISRUPT OPERATIONS AND INCREASE EXPENSES.

        The State of California is in the midst of an energy crisis that could disrupt the Debtor's research and development activities and increase its expenses. In the event of an acute power shortage, which may occur when power reserves for the State of California fall below 1.5%, California has, on occasion, implemented, and may in the future continue to implement, rolling blackouts throughout the State. The Debtor currently does not have back-up generators or alternate sources of power in the event of a blackout, and the Debtor's insurance does not provide coverage for any damages that it or its customers may suffer as a result of any interruption in our power supply. If blackouts interrupt power supply, the Debtor would be temporarily unable to continue operations at its California-based facilities. This could damage the Debtor's reputation, harm its ability to retain existing customers and to obtain new customers, and result in lost revenue, any of which could substantially harm the business and results of operations.

        Furthermore, the regulatory changes affecting the energy industry instituted in 1996 by the California government have caused power prices to increase. Under the revised regulatory scheme, utilities were encouraged to sell their plants, which had traditionally produced most of California's power, to independent energy companies that were expected to compete aggressively on price. Instead, due in part to a shortage of supply, wholesale prices have increased dramatically over the past year. If wholesale prices continue to increase, the Debtor's operating expenses will likely increase, as the Debtor's headquarters and certain facilities are in California.

           21. EARTHQUAKES OR OTHER NATURAL OR MAN-MADE DISASTERS COULD DISRUPT THE DEBTOR'S OPERATIONS.

        The Debtor's U.S. facilities are located in San Jose and Santa Rosa in California. In addition, Kobe and other Japanese suppliers of key manufacturing supplies and sputtering machines are located in areas with seismic activity. The Debtor's Malaysian operations have been subject to temporary production interruptions due to localized flooding, disruptions in the delivery of electrical power, and, on one occasion in 1997, by smoke generated by large, widespread fires in Indonesia. If any natural or man-made disasters do occur, operations could be disrupted for prolonged periods, and the Debtor's business would suffer.

           IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        A. INTRODUCTION.

        This section summarizes some of the federal income tax consequences that confirmation and implementation of the Plan are likely to have for the Debtor, its creditors and its shareholders. This disclosure is provided for informational purposes only: it is not intended to constitute tax advice to any person. The disclosure does not take into account those facts and circumstances specific to individual creditors or shareholders that may affect the federal income tax consequences to them of implementation and confirmation of the Plan.

        The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service might interpret the existing authorities differently. In either case, the tax consequences of confirmation and implementation of the Plan could differ from those described below.

        CREDITORS AND SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM AND THE DEBTOR OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

        B. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR.

           1. REDUCTION OF TAX ATTRIBUTES AND CANCELLATION OF DEBT.

        Taxpayers are generally required to recognize taxable income as a result of cancellation of debt. The receipt of borrowed funds is not subject to tax, on the premise that the debtor will repay them. If the debt is cancelled without repayment, the recognition of income takes into account the debtor's receipt of the borrowed funds.

        Special rules, however, apply to the cancellation of debt in a bankruptcy proceeding. Generally, a debtor in a bankruptcy case is not required to recognize income from the cancellation of debt. However, the debtor has to pay for this exclusion by reducing specified tax attributes, such as any net operating loss ("NOL") incurred by the taxpayer in the year that the debt discharge occurs, any NOL carryovers to that year, and tax credit and capital loss carryforwards.

        Based on the assumed reorganization value of the Debtor (see Article
VII), it is anticipated that the Debtor will recognize approximately $230 million of cancellation of indebtedness income. Because the discharge of indebtedness will occur in bankruptcy, the Debtor will not be subject to tax on this income, but it will be required to reduce its tax attributes by the amount excluded from its income. The Debtor had approximately $600 million of NOL carryforwards as of December 31, 2000, and expects to incur an NOL of approximately $50 million during its current taxable year. Thus, after reduction for the excluded cancellation of indebtedness income, the Debtor expects to have approximately $420 million of NOL carryforwards remaining. Many of these NOL carryforwards are subject to limitation as a result of prior changes in ownership of the stock of the Debtor (and its predecessor HMT Technology Corp.) under the rules described in the following section. The change in ownership of the Debtor's stock that would result from confirmation of the Plan would impose an additional limitation under those rules on the Debtor's ability to use these NOL carryforwards to offset income earned after confirmation of the Plan.

           2. LIMITATION ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES.

        To deter "trafficking" in NOL carryforwards, section 382 of the Internal Revenue Code limits a corporation's ability to use losses incurred before an "ownership change" to offset income earned thereafter. A similar limitation applies to tax credits. In general, an ownership change occurs if more than fifty percent (50%) of the stock of a corporation changes hands within a three-year period.

        If an ownership change occurs, the corporation can use pre-change NOL carryforwards to offset only an amount of income each year equal to the value of the stock of the corporation immediately before the ownership change multiplied by a prescribed interest rate. The limitation is intended to estimate the earning power of the corporation's pool of capital at the time of the ownership change. The limitation thus prevents the use of pre-change NOL carryforwards to offset income from new capital contributed by the new owners.

        Special rules apply, however, in the case of ownership changes that occur in a bankruptcy proceeding. Under the general rules, the annual limitation usually would be quite low, because the corporation's stock immediately before the ownership change often has little or no value. Essentially eliminating the NOL carryforwards of a corporation in bankruptcy could hinder the corporation's ability to reorganize successfully, contrary to the goals of the federal bankruptcy laws. Therefore, Congress provided special bankruptcy rules in section 382. If an ownership change occurs in bankruptcy, section 382(l)(6) allows the corporation, in computing the annual limitation on the use of NOL carryforwards, to increase its value to reflect the cancellation of claims in the bankruptcy reorganization. The regulations provide for this result by using as the value of corporation the lesser of the value of its gross assets immediately before the ownership change or the value of its stock immediately thereafter. This amount is multiplied by the prescribed interest rate to arrive at the annual limitation on the amount of income that can be offset by pre-change NOL carryforwards.

        Another special rule, provided in section 382(l)(5), applies if at least fifty percent (50%) of the corporation's stock immediately after the ownership change is owned by persons who were shareholders or creditors of the corporation immediately before the ownership change. For purposes of computing the fifty-percent threshold, however, stock issued to creditors who own at least five percent (5%) of the corporation's stock after the ownership change is taken into account only if the creditor held its claim for at least eighteen months before filing of the bankruptcy petition or if the claim arose in the ordinary course of the corporation's business and was owned at all times by the same person. When the conditions of section 382(l)(5) are met, the annual limitation on NOL carryovers does not apply. Instead, the corporation is required to reduce its NOL carryforwards by the amount of deductions claimed in the prior three years for interest on debt that is exchanged for stock in the bankruptcy reorganization. The corporation can then use its remaining NOL carryforwards to offset future income without limitation. Even if the corporation qualifies for the special rule of section 382(l)(5), it can still elect to apply instead the general bankruptcy rule of section 382(l)(6), under which an annual limitation applies, but is computed under special rules taking into account the effect of the cancellation of claims on the value of the corporation.

        Because the Plan contemplates the issuance of more than fifty percent (50%) of the Reorganized Debtor's stock to creditors, confirmation and implementation of the Plan will result in an ownership change. This ownership change will either impose a new limitation on the Debtor's ability to use its NOL carryforwards or, if the special rules of section 382(l)(5) apply, will further reduce the Debtor's NOL carryforwards beyond the reduction required because of the cancellation of indebtedness of the Debtor. Any limitation on NOL carryforwards that results from the ownership change will probably also apply to "built-in" losses and deductions that accrued economically before the ownership change but are not taken into account under tax accounting rules until after the ownership change.

        C. FEDERAL INCOME TAX CONSEQUENCES TO CREDITORS.

        Pursuant to the Plan, holders of the Allowed Loan Restructure Agreement Claims (Class 3) will be entitled to receive, in satisfaction of their Claims, New Notes and New Common Stock. Holders of the Allowed Western Digital Claims (Class 4) will receive New PIK Notes and New Common Stock. Holders of the Allowed Convertible Notes Claims (Class 5), the Allowed Subordinated Notes Claims (Class 6), as well as Allowed Equity Interests if Class 9 votes to accept the Plan, will be entitled to receive New Common Stock in satisfaction of their Claims. Holders of Allowed General Unsecured Claims (Class 7) will receive Cash, New Cash Pay Notes, and New Common Stock. Finally, holders of Convenience Claims (Class 8) will be entitled to receive Cash in full or partial satisfaction of their Claims. Distributions of Cash, New Common Stock, and New Notes generally will be made on or as soon as practicable after the Effective Date.

           1. HOLDERS OF CLASS 1 (PRIORITY) CLAIMS OR CLASS 2 (SECURED) CLAIMS.

        Under the Plan, claims in Classes 1 (Priority Claims) and 2 (Secured Claims) will be satisfied in full. The payment of these claims will have the same federal income tax consequences to the holders that it would have had if the Plan were not confirmed.

           2. HOLDERS OF CLASS 3 (LOAN RESTRUCTURE AGREEMENT) CLAIMS.

        The federal income tax consequences to the holders of Class 3 (Loan Restructure Agreement) Claims on their receipt of New Cash Pay Notes, New PIK Notes and New Common Stock in exchange for their existing claims will depend on whether the new notes and the existing claims are "securities" for federal income tax purposes.

        In general, the classification of a debt instrument as a security depends on the extent to which the instrument represents an investment in the issuer's business. At one extreme, short-term notes backed by adequate security are not securities because the fortunes of the issuer's business will have relatively little effect on the holder's return. At the other extreme, unsecured, long-term notes issued by a corporation to enable it to fund the development or expansion of its business are securities, because the holder's return does depend significantly on the fortunes of the issuer's business. Existing authorities do not draw a clear line along this continuum. Each case turns on an evaluation of the overall facts and circumstances, and no reported case involves facts comparable to those involved in the exchanges contemplated by the Plan. Consequently, the determination of whether the Loan Restructure Claims, New Cash Pay Notes, and New PIK Notes are securities is inherently uncertain.

        Although, for the reasons described above, the matter is not free from doubt, the Debtor believes that the Loan Restructure Claims, the New Cash Pay Notes, and the New PIK Notes are all properly classified as securities for federal income tax purposes. In that case, the holders generally will not recognize any gain or loss on the exchange. To the extent that the new notes or stock is treated as the payment of interest on the existing claims, however, the holders will recognize ordinary income if they have not previously recognized the interest under their method of tax accounting. Each holder's basis in its existing claims would be allocated among the new notes and stock received in exchange for those claims on the basis of the relative fair market values of the new notes and stock. The holder's holding period for the new notes and stock would include the period during which the holder held its existing claims. That portion of any new notes or stock treated as having been received in payment of interest, however, would have a basis equal to its fair market value and a holding period beginning on the date of receipt.

        If the Loan Restructure Claims are classified as securities, but the New PIK Notes and New Cash Pay Notes are not, then the holders would not be entitled to deduct any loss incurred on the exchange, but would recognize all or part of any gain realized on the exchange. The holder's realized gain or loss on the exchange will be measured by the difference between (i) the holder's "amount realized," and (ii) the holder's basis in its existing claims. The holder's "amount realized" will equal the sum of the value of the new stock and the "issue price" of the new notes (which should equal their stated principal amount). The amount of gain that a holder would have to recognize would be limited by the value of the new notes. Any gain recognized would generally be capital gain if the holder held its existing claims as capital assets. If the holder acquired its existing claims at a discount to their face amount, however, and did not elect to include the discount in income as it accrued, then any gain recognized by the holder upon its exchange of its existing claims for new stock and notes would be treated as ordinary income to the extent of the accrued discount on its existing claims. In addition, if the holder previously claimed a deduction on the grounds that the holder's existing claims were worthless, any gain recognized on the current exchange would be ordinary income to the extent of the prior deduction. Any capital gain recognized by a holder would be long-term if the holder held its existing claims for more than one year. If the new notes are not securities, their tax bases will equal their fair market value. The tax basis of the stock received by the holder would equal the holder's basis in its existing claims, reduced by the value of the new notes but increased by the amount of gain recognized on the exchange. The holder's holding period for the stock would include the period during which the holder held its existing claims, but the holding period of the holder's new notes would begin upon receipt.

        If the Loan Restructure Claims are not classified as securities, then the holders will recognize in full any gain or loss realized on their exchange of those claims for New Cash Pay Notes, New PIK Notes and New Common Stock. In that case, the holders' tax bases in their new stock would equal the fair market value of the stock, the holders' tax bases in the new notes would equal their "issue price," and the holders' holding periods for the new stock and notes would begin upon receipt. The character of the any gain recognized (i.e., capital or ordinary) would be determined as described in the prior paragraph. Thus, the gain would generally be capital if the holder holds its existing claims as a capital assets, but all or a portion of the gain could be reclassified as ordinary income if the holder acquired its existing claims at a discount or previously claimed a bad debt deduction in respect of its claims.

        The holders of Loan Restructure Claims will be required to recognize as ordinary income any interest paid or accrued on the New Cash Pay Notes in accordance with their regular method of accounting. Because interest on the New PIK Notes will not be paid in cash at a fixed rate at periodic intervals throughout their term, the computation of interest income on the New PIK Notes will be determined under the "original issue discount" rules. These rules are designed to ensure that the holders of debt instruments recognize interest income throughout the term of the notes at a rate that reflects their economic yield. Holders will thus be required to report interest income as it accrues economically, thereby recognizing income attributable to interest before they receive payment of the interest in cash. Because the New PIK Notes will be issued for property (i.e., Loan Restructure Claims) rather than cash, and because neither the Loan Restructure Claims nor the New PIK Notes are or will be publicly traded, the manner in which interest should be computed on the New PIK Notes is unclear. The Debtor plans to treat the New PIK Notes as having been issued at a price equal to their stated principal amount, so that interest on the notes will accrue at their stated coupon rate of twelve percent (12%). Under alternative readings of the regulations, the New PIK Notes could be treated as having been issued at a price in excess of their stated principal amount, with interest accruing at the applicable federal rate (essentially, a risk-free rate based on the cost of funds to the federal government). If the New PIK Notes and the Loan Restructure Agreement Claims both qualified as securities, the difference between the twelve percent (12%)coupon rate and the applicable federal rate probably would be treated as "market discount," in which case the difference generally would be reported as ordinary income only upon the holder's disposition of the New PIK Notes, under the rules described below. If either the New PIK Notes or the Loan Restructure Agreement Claims do not qualify as securities, however, the alternative reading of the regulations that would treat the New PIK Notes as having an issue price in excess of their stated principal amount would increase the gain (or reduce the loss) realized by the holder on the exchange. Because the Debtor believes that these results are inconsistent with the economic substance of the holder's investment in New PIK Notes, the Debtor does not plan to adopt the alternative readings of the regulations that produce these results.

        As described above, if the Loan Restructure Claims, New Cash Pay Notes, and New PIK Notes are all properly classified as securities, then the new notes would essentially be treated as a continuation of the holder's existing investment. In that case, the holder's tax basis of the new notes would be determined by reference to its basis in its existing claims. Consequently, the holder's basis in the new notes could differ from their principal amount. Because the amount that the holder would receive at maturity would be more or less than the holder's investment in the new notes, as measured by its tax basis, the holder's return on the notes would not equal the coupon rate of the notes. If the holder has a discount in the new notes, because the holder's investment is less than the principal amount of the notes, then a portion of the principal amount that the holder will receive on maturity will in substance be additional interest, increasing the yield realized by the holder. Conversely, if the holder has a premium in the new notes, because its investment is more than the principal amount, then a portion of the periodic interest payments will in substance be returns of the holder's deemed investment. The tax law generally treats any discount or premium in accordance with its substance, as increases or reductions in the holder's interest income. The holder can take any premium into account over the term of the note as reductions in interest income, so that the holder's reported income equals its economic yield. By contrast, while the holder can elect to treat the discount as additional interest over the term of the notes, it is not required to do so. If it does not elect to report accrued discount as additional interest income, however, then, upon a disposition of the notes, the holder is required to recognize ordinary income equal to any accrued discount that has not previously been reported as income. (The rules providing for this result refer to the discount as "market discount," because the rules generally apply to cases in which the holder acquires notes at a discount in the market, rather than upon original issue. In certain cases, however, such as the exchange contemplated by the Plan, the market discount rules can apply to notes received upon original issuance.) The holder's basis in its new notes would be adjusted to reflect the amount of any premium or discount that increases or decreases the holder's periodic interest income.

        If the New Cash Pay Notes and New PIK Notes are not classified as securities, the new notes will probably not have discount or premium. In that case, the holder's tax basis in the new notes should equal their stated principal amount. Nonetheless, the new notes could be treated as having discount if the Loan Restructure Agreement Claims were treated as securities, the holder acquired its Loan Restructure Claims at a discount, and the holder did not recognize the full amount of that discount as income upon receipt of the new notes. In that case, any remaining discount in the existing claims would carry forward to the new notes and would be recaptured as ordinary income upon the holder's disposition of the new notes.

        Upon a sale or other disposition of the New Cash Pay Notes or New PIK Notes, the holder would recognize gain or loss equal to the difference between the amount received by the holder and the holder's tax basis in the notes. While the gain or loss would generally be capital gain or loss if the holder holds its new notes as capital assets, all or a portion of any gain could be treated as ordinary income under the market discount rules, as described above. In addition, if the holder claimed a deduction on the grounds that its Loan Restructure Claims were worthless, the amount of the deduction, to the extent not recaptured as ordinary income upon the exchange contemplated by the Plan, would be recaptured upon the holder's disposition of its new notes.

        A distribution on New Common Stock will be treated as a dividend, taxable as ordinary income, to the extent it is paid from the Debtor's current or accumulated earnings and profits. If the distribution exceeds the Debtor's current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in its stock. Any remaining excess will be treated as gain, as though the holder had sold a portion of its stock. If the holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

        A holder of New Common Stock will generally recognize gain or loss on a sale or exchange of that stock. The gain or loss would generally be capital gain or loss if the holder holds the stock as a capital asset. All or a portion of any gain recognized could be treated as ordinary income, however, because of market discount carried over from the holder's Loan Restructure Claims or because of the recapture of a prior bad debt deduction claimed in respect of those claims. The holder's gain or loss upon a disposition of stock will equal the difference between the proceeds received by the holder and the holder's tax basis in the stock. Any capital gain or loss recognized upon the disposition would be long-term capital gain or loss if the holder's holding period for the stock is more than one year. As described above, the holder's holding period for its stock will probably include the period during which the holder held its existing claims.

           3. HOLDERS OF CLASS 4 (WESTERN DIGITAL) CLAIMS.

        The federal income tax consequences to the holders of Class 4 (Western Digital) Claims of their receipt of New PIK Notes and New Common Stock in exchange for their existing claims also depends on whether the existing claims and new notes constitute securities. Although the matter is not free from doubt, for the reasons explained in the prior section, the Debtor believes that the Western Digital Notes and the New PIK Notes are properly classified as securities. In that case, the holders generally will not recognize any gain or loss on the exchange. To the extent that the new notes or stock is treated as the payment of interest on the existing claims, however, the holders will recognize ordinary income if they have not previously recognized the interest under their method of tax accounting. Each holder's basis in its existing claims would be allocated among the new notes and stock received in exchange for those claims on the basis of the relative fair market values of the new notes and stock. The holder's holding period for the new notes and stock would include the period during which the holder held its existing claims. That portion of any new notes or stock treated as having been received in payment of interest, however, would have a basis equal to its fair market value and a holding period beginning on the date of receipt.

        If the Western Digital Notes are classified as securities, but the New PIK Notes are not, then the holders would not be entitled to deduct any loss incurred on the exchange, but would recognize all or part of any gain realized on the exchange. The holder's realized gain or loss on the exchange will be measured by the difference between (i) the holder's "amount realized," and (ii) the holder's basis in its existing claims. The holder's "amount realized" will equal the sum of the value of the new stock and the issue price of the new notes (which should equal their stated principal amount). The amount of gain that a holder would have to recognize would be limited by the value of the new notes. Any gain recognized would generally be capital gain if the holder held its existing claims as capital assets. If the holder acquired its existing claims at a discount to their face amount, however, and did not elect to include the discount in income as it accrued, then any gain recognized by the holder upon its exchange of its existing claims for new stock and notes would be treated as ordinary income to the extent of the accrued discount on its existing claims. In addition, if the holder previously claimed a deduction on the grounds that the holder's existing claims were worthless, any gain recognized on the current exchange would be ordinary income to the extent of the prior deduction. Any capital gain recognized by a holder would be long-term if the holder held its existing claims for more than one year. If the new notes are not securities, their tax bases will equal their fair market value. The tax basis of the stock received by the holder would equal the holder's basis in its existing claims, reduced by the value of the new notes but increased by the amount of gain recognized on the exchange. The holder's holding period for the stock would include the period during which the holder held its existing claims, but the holding period of the holder's new notes would begin upon receipt.

        If the Western Digital Notes are not classified as securities, then the holders will recognize in full any gain or loss realized on their exchange of those claims for New PIK Notes and New Common Stock. In that case, the holders' tax bases in their new stock would equal the fair market value of the stock, their tax bases in their new notes would equal their issue price, and the holding periods for the new stock and notes would begin upon receipt. The character of the any gain recognized (i.e., capital or ordinary) would be determined as described in the prior paragraph. Thus, the gain would generally be capital if the holder holds its existing claims as a capital assets, but all or a portion of the gain could be reclassified as ordinary income if the holder acquired its existing claims at a discount or previously claimed a bad debt deduction in respect of its claims.

        The prior section describes the federal income tax consequences of distributions on New Common Stock and sales and exchanges of that stock.

           4. HOLDERS OF CLASS 5 (CONVERTIBLE NOTE) OR CLASS 6 (SUBORDINATED NOTES) CLAIMS.

        The federal income tax consequences to the holders of Class 5 (Convertible Note) and Class 6 (Subordinated Notes) Claims of their receipt of New Common Stock in exchange for their existing claims also depends on whether the existing claims constitute securities. Although the matter is not free from doubt, for the reasons explained in the prior section, the Debtor believes that the Convertible Notes and Subordinated Notes are all properly classified as securities. In that case, the holders of claims in respect of those notes generally will not recognize any gain or loss on the exchange, the holder's basis in the new stock received in exchange for its existing claims will equal its basis in its existing claims, and the holder's holding period for the stock will include the period that the holder held its existing claims. If a portion of the new stock were treated as the payment of interest, however, a holder could be required to recognize ordinary income if it had not previously recognized the interest under its method of tax accounting. Any stock treated as the payment of interest would have a tax basis equal to its fair market value on receipt and a holding period beginning upon receipt.

        If a holder's existing claims are not classified as securities, the holder will recognize any gain or loss realized on the exchange, measured by the difference between the value of the New Common Stock received and the tax basis of the holder's existing claims. Any gain or loss would generally be capital gain or loss if the holder held its existing claims as capital assets, but all or a portion of the gain could be treated as ordinary income if a portion of the new stock were treated as the payment of interest not previously recognized as income by the holder, if the holder acquired its existing claims at a discount, or if the holder had previously claimed a deduction on the grounds that its existing claims were worthless. These possibilities are described in more detail in the prior section.

        Section IX.C.2. describes the federal income tax consequences of distributions on New Common Stock and sales and exchanges of that stock.

           5. HOLDERS OF CLASS 7 (GENERAL UNSECURED) CLAIMS.

        The federal income tax consequences to the holders of Class 7 (General Unsecured) Claims of their receipt of Cash, New Cash Pay Notes and New Common Stock in exchange for their existing claims also depends on whether the existing claims are classified as securities for federal income tax purposes. While the classification of each claim will depend on the relevant circumstances, the Debtor believes that most General Unsecured Claims are not properly classified as securities. Consequently, the holders of these claims will probably recognize any gain or loss realized on the exchange, measured by the difference between
(a) the sum of the amount of Cash, the issue price of the New Cash Pay Notes (which should equal their stated principal amount) and the value of the New Common Stock, and (b) the tax basis of the holder's existing claims. The character of the gain or loss as ordinary or capital would depend on the circumstances, including whether the holder held its claims as capital assets, whether it acquired its claims at a discount, whether a portion of the new stock is treated as the payment of interest not previously recognized as income by the holder, and whether the holder had previously claimed a deduction on the grounds that its existing claims were worthless. Section IX(C)(2) above describes the federal income tax consequences of the ownership or disposition of New Cash Pay Notes, the receipt of distributions on New Common Stock, and sales or exchanges of that stock.

           6. HOLDERS OF CLASS 8 (CONVENIENCE) CLAIMS.

        Under the Plan, Class 8 (Convenience) Claims will be satisfied in whole or in part through cash payments. If these claims are satisfied in full, payment of the claims will have the same federal income tax consequences to the holders that they would have had if the Plan were not confirmed. To the extent that a claim is not satisfied in full, the holder of the claim will be entitled to deduct a loss for federal income tax purposes.

           7. HOLDERS OF CLASS 9 EQUITY INTERESTS

        If the stockholders of the Debtor receive new stock in exchange for their existing stock, they would generally not recognize any gain or loss on the exchange. If, however, the stockholder properly deducted a loss in a prior period on the ground that the stockholder's existing stock had become worthless, the stockholder could be required to recognize income upon receipt of the new stock in an amount equal to the lesser of the prior deduction or the value of the new stock. The character of the gain (i.e., ordinary or capital) would be the same as the prior loss.

        If the stockholders of the Debtor do not approve the Plan but the Plan is nonetheless confirmed, so that the stockholders do not receive any new stock or other consideration for their existing stock, they would be entitled to claim a loss equal to their tax basis in their stock if they have not already done so. The loss would be a capital loss if the holder held the stock as a capital asset, and would be a long-term capital loss if the holder held the stock for more than one year.

           8. INFORMATION REPORTING AND WITHHOLDING.

        All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding." The backup withholding rate currently is 30.5%, but will be reduced to 30% beginning on January 1, 2002, and will be reduced further in stages down to 28% in 2006. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) under certain circumstances, fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

        D. GENERAL DISCLAIMER.

        PERSONS CONCERNED WITH THE TAX CONSEQUENCES OF THE PLAN SHOULD CONSULT THEIR OWN ACCOUNTANTS, ATTORNEYS AND/OR ADVISORS. THE DEBTOR MAKES THE ABOVE-NOTED DISCLOSURE OF POSSIBLE TAX CONSEQUENCES FOR THE SOLE PURPOSE OF ALERTING READERS TO TAX ISSUES THEY MAY WISH TO CONSIDER. THE DEBTOR CANNOT AND DOES NOT REPRESENT THAT THE TAX CONSEQUENCES MENTIONED ABOVE ARE COMPLETELY ACCURATE BECAUSE, AMONG OTHER THINGS, THE TAX LAW EMBODIES MANY COMPLICATED RULES THAT MAKE IT DIFFICULT TO STATE ACCURATELY WHAT THE TAX IMPLICATIONS OF ANY ACTION MIGHT BE.

              X. RECOMMENDATION AND CONCLUSION

        The Debtor believes that confirmation and implementation of the Plan is preferable to all other available and feasible alternatives because the Plan will provide substantially greater recoveries for holders of Allowed Claims and Equity Interests. Accordingly, THE DEBTOR URGES HOLDERS OF IMPAIRED CLAIMS AND INTERESTS TO VOTE TO ACCEPT THE PLAN BY SO INDICATING ON THEIR BALLOTS AND RETURNING THEM AS SPECIFIED IN THIS DISCLOSURE STATEMENT AND ON THEIR BALLOTS.

                                                   KOMAG, INCORPORATED

                                            By:             /s/
                                                   -----------------------------
                                                   Name: Edward H. Siegler
                                                   Its:  Chief Financial Officer

PRESENTED BY:


        /s/
-----------------------------
James O. Johnston
Hennigan, Bennett & Dorman
Reorganization Counsel to Komag, Incorporated

                                    EXHIBITS

EXHIBIT A      Plan of Reorganization

EXHIBIT B      Historical Financial Statements

EXHIBIT C      Schedule of Payments Made within Ninety Days prior to the
               Petition Date

EXHIBIT D      Schedule of Patents

EXHIBIT E      Schedule of Known Executory Contracts

EXHIBIT F      Liquidation Analysis

EXHIBIT G      Projections

EXHIBIT H      Valuation

EXHIBIT I      Western Digital Claim Letter